    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 1997



                                                      REGISTRATION NO. 333-19447

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                          U.S. OFFICE PRODUCTS COMPANY
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    5112                                   52-1906050
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                  Identification Number)

                           --------------------------

                       1025 THOMAS JEFFERSON STREET, N.W.
                                   SUITE 600E
                             WASHINGTON, D.C. 20007
                                 (202) 339-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                              JONATHAN J. LEDECKY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                MARK D. DIRECTOR
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                          U.S. OFFICE PRODUCTS COMPANY
                       1025 THOMAS JEFFERSON STREET, N.W.
                                   SUITE 600E
                             WASHINGTON, D.C. 20007
                                 (202) 339-6700
 (Name, address, including zip code, and telephone number, including area code, of agents for service)
                       ----------------------------------

                                   COPIES TO:

             LINDA L. GRIGGS, ESQ.                         LELAND E. HUTCHINSON, ESQ.
          Morgan, Lewis & Bockius LLP                        John L. MacCarthy, Esq.
              1800 M Street, N.W.                               Winston & Strawn
          Washington, D.C. 20036-5869                         35 West Wacker Drive
                (202) 467-7000                            Chicago, Illinois 60601-9703
                                                                 (312) 558-5600

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, JANUARY 30, 1997


                                     [LOGO]

                               10,000,000 SHARES

                                  COMMON STOCK


    Of the 10,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of U.S. Office Products Company (the "Company" or "U.S. Office Products") offered hereby, 7,959,639 shares are being sold by the Company and 2,040,361 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Stockholders. On January 29, 1997, the last sale price of the Company's Common Stock, as reported on the Nasdaq National Market, was $33.56 per share. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "OFIS."


    The Company has filed shelf registration statements with the Securities and Exchange Commission relating to the separate offering of up to 38,381,471 shares of Common Stock to be used in connection with acquisitions and resales of the shares issued thereunder by the recipients of such shares.
                                 --------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 10.
                                 -------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
      THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                 UNDERWRITING                        PROCEEDS TO
                                                 PRICE TO       DISCOUNTS AND      PROCEEDS TO         SELLING
                                                  PUBLIC         COMMISSIONS        COMPANY(1)       STOCKHOLDERS

Per Share..................................         $                 $                 $                 $

Total (2)..................................         $                 $                 $                 $


(1) Before deducting expenses, payable by the Company, estimated at $1,000,000.



(2) The Company has granted the Underwriters a 30-day option to purchase up to an additional 1,500,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such options are exercised in full, the total Price to Public, Underwriting Discounts and Commissions
    and Proceeds to Company will be $        , $        and $        ,
    respectively.

                                 --------------

    The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens & Company"), San Francisco, California, on or about February , 1997.

ROBERTSON, STEPHENS & COMPANY

           MORGAN STANLEY & CO.                  INCORPORATED

                       SMITH BARNEY INC.


                                   LAZARD FRERES & CO. LLC



                                              LEHMAN BROTHERS


                The date of this Prospectus is            , 1997

Artwork--inside front cover

                                    [LOGO]

Title--"U.S. Office Products SM"
Sub-Title "The World's America's
[the word "America's" has a line running through it] Hometown Stationers SM"


[Map of North America showing (using dots) the locations of the Company's 361 Facilities. The phrase "361 Facilities" appears below the map.




Map of New Zealand showing (using a star) the Auckland headquarters of the Company's New Zealand operations. The phrase "267 Facilities" appears below the map.


Map of Australia showing (using a star) the Sydney headquarters of the Company's Australian operations. The phrase "96 Facilities" appears below the map.

Map of the United Kingdom showing (using a star) the London headquarters of the Company's United Kingdom operations. The phrase "6 Facilities" appears under the map.]


    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                 --------------

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................           3
Incorporation of Certain Information by Reference..........................................................           4
Prospectus Summary.........................................................................................           5
Risk Factors...............................................................................................          10
Use of Proceeds............................................................................................          16
Dividend Policy............................................................................................          16
Price Range of Common Stock................................................................................          16
Capitalization.............................................................................................          17
Selected Financial Data....................................................................................          18
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          21
Business...................................................................................................          29
Management.................................................................................................          38
Principal and Selling Stockholders.........................................................................          44
Underwriting...............................................................................................          46
Legal Matters..............................................................................................          47
Experts....................................................................................................          47
Index to Financial Statements..............................................................................         F-1


                                 --------------

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the

Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Avenue, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents of the Company filed with the Commission (File No. 0-25372) are incorporated herein by reference:

    (a) Historical financial statements required by Item 3-05 of Regulation S-X relating to the following companies acquired by the Company included in the Company's Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-13133) filed on October 9, 1996: MISSCO Commercial Division; Emmons-Napp Office Products, Inc. -- Commercial Division; and Blue Star Group Limited;

    (b) The Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996 filed with the Commission on July 16, 1996;

    (c) The Company's Quarterly Reports on Form 10-Q for the interim periods ended July 27, 1996 (filed with the Commission on September 10, 1996) and October 26, 1996 (filed with the Commission on December 11, 1996);


    (d) The Company's Current Reports on Form 8-K dated January 29, 1997, January 9, 1997, October 25, 1996 (as amended), September 23, 1996, August 20, 1996, July 26, 1996 (as amended), July 23, 1996, July 16, 1996 and May 2, 1996
(as amended); and



    (e) The description of the Company's Common Stock under the caption "Description of Registrant's Securities to be Registered" in the Company's Amendment No. 1 to Registration Statement on Form 8-A, dated February 13, 1995, and the Company's Quarterly Report on Form 10-Q for the interim period ended July 27, 1996 disclosing, among other things, an amendment to the Company's Amended and Restated Certificate of Incorporation.


    In addition, all reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained herein or incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY BY CONTACTING MARK D. DIRECTOR, 1025 THOMAS JEFFERSON STREET, N.W., SUITE 600E, WASHINGTON, DC 20007. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD ALLOW AT LEAST FIVE (5) BUSINESS DAYS FOR DELIVERY.

                            ------------------------

                               PROSPECTUS SUMMARY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS." THIS PROSPECTUS ALSO CONTAINS PRO FORMA FINANCIAL INFORMATION THAT GIVES EFFECT TO CERTAIN EVENTS. SUCH INFORMATION IS NOT NECESSARILY INDICATIVE OF THE RESULTS THAT THE COMPANY WOULD HAVE ATTAINED HAD THE EVENTS OCCURRED AT THE BEGINNING OF THE PERIODS PRESENTED, AS ASSUMED, OR OF THE FUTURE RESULTS OF THE COMPANY. SEE "PRO FORMA COMBINED FINANCIAL STATEMENTS."


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMMON STOCK. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "U.S. OFFICE PRODUCTS" OR THE "COMPANY" REFER TO U.S. OFFICE PRODUCTS COMPANY, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES AND PREDECESSORS. ALL REFERENCES TO YEARS, UNLESS OTHERWISE NOTED, REFER TO THE COMPANY'S FISCAL YEAR, WHICH ENDED ON APRIL 30 OF EACH YEAR UNTIL YEARS BEGINNING WITH THE 1997 FISCAL YEAR, WHICH END ON THE LAST SATURDAY OF APRIL. THIS PROSPECTUS IS BEING USED BY THE COMPANY AND THE SELLING STOCKHOLDERS TO OFFER, RESPECTIVELY, 7,959,639 SHARES AND 2,040,361 SHARES OF COMMON STOCK (THE "OFFERING"). THE INFORMATION SET FORTH HEREIN ASSUMES AN OFFERING PRICE OF $35.00 PER SHARE FOR THE COMMON STOCK OFFERED HEREBY AND, UNLESS OTHERWISE SPECIFIED, NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION WITH RESPECT TO THE OFFERING.


                                  THE COMPANY


    U.S. Office Products is one of the world's largest and fastest growing suppliers of a broad range of office products and business services to corporate, commercial, industrial and educational customers. Since its founding in October 1994, the Company has emerged as a leading consolidator of several highly fragmented industries that serve the office needs of business and educational customers. The Company has annualized revenues of $2.8 billion (double the pro forma revenues for the six months ended October 26, 1996). U.S. Office Products currently provides products and services from over 350 facilities in North America, and from over 350 facilities in New Zealand, Australia and the United Kingdom. The Company currently has over 13,000 employees.



    The Company's strategy is to serve as the sole source for the full range of business products, services, and equipment used by middle market businesses around the world. The Company believes that middle market businesses, which it defines as those with between 20 and 500 employees, constitute the fastest growing sector of the economy and have served as a greater source of new job growth in recent years than have larger organizations. The Company sells to its business and educational customers a full range of more than 34,000 products and services, including office supplies, office furniture, office coffee services, computer and telecommunications network services, forms management and school supplies and school furniture. The Company believes that in many middle market businesses most of these products and services are purchased by a single decisionmaker. The Company's goal is to emerge as the provider of choice for all of a customer's office needs by offering superior customer service, convenience and a full range of products and services to such decisionmakers.



    The Company has an aggressive acquisition program through which it has acquired and seeks to acquire companies with established sales presences and brand names in given geographic, product or service markets. Since its founding through January 25, 1997, the Company has completed 138 acquisitions (the "Completed Acquisitions"). The Company believes that the fragmented nature of many of the markets it serves has both allowed it to identify suitable acquisition candidates and enabled it, through acquisitions, to establish a leadership position in these markets. For example, the Company believes that, based on current sales volume, it is now one of the largest contract stationers in the United States, one of the largest school supply distributors in the United States, one of the largest providers of office coffee services in the United States and one of the largest providers of contract furniture in the United States. The Company is currently organized into six divisions to serve its various product, service, and geographic markets, and to identify and pursue complementary acquisitions within these markets. See "Business."


    During the current fiscal year through January 25, 1997, the Company has acquired 72 businesses located in the United States and 18 businesses located in Australia, New Zealand, Canada and the United Kingdom. During this period, the Company's acquisitions in the United States included 34 contract stationers, 10 office coffee services companies, 12 furniture companies and eight school supplies and school furniture companies. In addition, the Company recently acquired three businesses in the computer and telecommunications network services markets; one business in the software and management information systems market for the office products industry; two businesses in the forms management market; one business in the corporate travel services market; and one business which is an office products wholesaler. The Company also entered into an exclusive arrangement to distribute Starbucks-Registered Trademark- coffee in the North American office coffee services market for a period of five years subject to, among other things, the satisfaction of certain minimum purchase requirements.


    The Company's 18 international acquisitions included the November 1996 acquisition of a 49% interest in Dudley Stationery Limited ("Dudley"), the United Kingdom's largest independent office products dealer, and the July 1996 acquisition of New Zealand-based Whitcoulls Group Limited ("Whitcoulls"), the Company's largest single acquisition since its inception. Dudley serves as the stationer to Her Majesty the Queen and The Prince of Wales. The investment in Dudley was the Company's first acquisition in the European office products market. Whitcoulls, which the Company acquired for cash consideration of $220 million, sells a broad array of office, educational and printing products and services to the commercial, retail, government and school supply markets throughout New Zealand and Australia.

    As a result of its aggressive acquisition program, the Company has been in discussions with potential acquirees at most times since its founding. It currently has, and from time to time expects to enter into, letters of intent with respect to additional acquisitions, both in the United States and internationally. There can be no assurance, however, that definitive agreements for additional acquisitions will be executed or that additional acquisitions will be completed. See "Risk Factors--Rapid Expansion; Dependence on Acquisitions for Future Growth."

    The Company operates with a decentralized sales and customer contact strategy in an effort to provide superior customer service and retain the historical customers of acquired businesses. The Company believes that many customers purchase office products and business services based on established long-term commercial relationships. The Company seeks to preserve these relationships by retaining the management, sales organizations, and brand name identity of acquired companies. By broadening the range of products and services that it sells, the Company also believes that it can create additional sales opportunities for its local sales organizations.


    While retaining the identities of acquired businesses, the Company also seeks to achieve the operating efficiencies of a large organization by (i) generating cost savings through volume purchasing of office products and increasing the percentage of office supplies purchased directly from manufacturers; (ii) combining certain general and administrative functions at the corporate level and eliminating redundant facilities; and (iii) implementing improved technology and operating systems. In its acquisition program, the Company utilizes a "hub and spoke" strategy, which involves the acquisition of
(i) a larger established, high quality local company, or hub, and (ii) additional smaller companies, or spokes, in secondary markets surrounding the hubs. Where possible, the operations of the acquired spokes are integrated into the operations of existing hubs, thereby eliminating a portion of the operating expenses of the acquired spokes. The Company also has begun to develop regional consolidation and integration plans, such as to establish regional warehouses (referred to by the Company as district fulfillment centers), which will enable certain operational activities to be shared among hubs and spokes located within a specific geographic area. The Company expects that this regional approach will permit the elimination of duplicative facilities and costs.

    The Company is a Delaware corporation. Its executive offices are located at 1025 Thomas Jefferson Street, N.W., Suite 600 East, Washington, D.C. 20007, and its telephone number is 202-339-6700.

                                  THE OFFERING


Common Stock Offered by the Company............................  7,959,639 shares (1)

Common Stock Offered by the Selling Stockholders...............  2,040,361 shares

Common Stock to be Outstanding After the Consummation of the
  Offering.....................................................  59,311,770 shares (1)(2)

Use of Proceeds................................................  Repayment of indebtedness.
                                                                 See "Use of Proceeds."

Nasdaq National Market Symbol..................................  OFIS


------------------------


(1) Excludes 1,500,000 shares of Common Stock subject to the Underwriters' over-allotment option.



(2) Excludes 870,957 shares of Common Stock subject to options exercisable as of January 25, 1997.

                           SUMMARY FINANCIAL DATA(1)
              (In thousands, except per share data and footnotes)

                                                         FISCAL YEAR ENDED APRIL 30,
                           ---------------------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                                                           PRO FORMA     1996 AS
                              1992          1993         1994      1995        1996         1996(2)    ADJUSTED(3)
                           -----------   -----------   --------  --------  -------------   ----------  -----------
STATEMENT OF INCOME DATA:
Revenues.................  $   381,161   $   458,456   $533,018  $723,794  $   1,149,691   $2,685,610  $2,685,610
Cost of revenues.........      271,011       328,608    382,197   534,562        848,003    1,910,068   1,910,068
                           -----------   -----------   --------  --------  -------------   ----------  -----------
Gross profit.............      110,150       129,848    150,821   189,232        301,688      775,542     775,542
Selling, general and
  administrative
  expenses...............      102,001       123,275    135,526   162,423        256,681      652,435     652,435
Nonrecurring acquisition
  costs..................                                                          8,057
Nonrecurring
  restructuring costs....                                                                       8,092       8,092
Discontinuation of
  printing division at
  subsidiary.............                                                            682          682         682
                           -----------   -----------   --------  --------  -------------   ----------  -----------
Operating income.........        8,149         6,573     15,295    26,809         36,268      114,333     114,333
Interest expense.........        3,397         4,083      4,139     6,182         13,115       39,716      21,530
Interest income..........         (420)         (280)      (405)     (682)        (3,750)
Foreign currency gain....
Other (income) expense...       (2,248)       (1,414)      (633)     (549)        (1,063)      (2,554)     (2,554)
Equity in net income of
  affiliated company.....                                                                       1,155       1,155
                           -----------   -----------   --------  --------  -------------   ----------  -----------
Income before income
  taxes and extraordinary
  item...................        7,420         4,184     12,194    21,858         27,966       78,326      96,512
Provision for income
  taxes..................        1,315         1,899      1,947     3,009          6,610       33,986      41,260
                           -----------   -----------   --------  --------  -------------   ----------  -----------
Income before
  extraordinary item.....        6,105         2,285     10,247    18,849         21,356       44,340      55,252
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Extraordinary item(4)....
                           -----------   -----------   --------  --------  -------------
Net income...............  $     6,105   $     2,285   $ 10,247  $ 18,849  $      21,356(5)
                           -----------   -----------   --------  --------  -------------
                           -----------   -----------   --------  --------  -------------
Net income per
  share(7)...............                                                  $        0.67(5) $     0.86 $     0.93
                                                                           -------------   ----------  -----------
                                                                           -------------   ----------  -----------

Weighted average shares
  outstanding(8).........                                                         31,789       51,729      59,689

                                                 SIX MONTHS ENDED
                                      OCTOBER 31, 1995 AND OCTOBER 26, 1996
                           ------------------------------------------------------------
                                                                             PRO FORMA
                                                    PRO FORMA   PRO FORMA   FISCAL 1997
                            FISCAL                    FISCAL      FISCAL        AS
                             1996    FISCAL 1997     1996(2)     1997(2)    ADJUSTED(3)
                           --------  ------------   ----------  ----------  -----------
STATEMENT OF INCOME DATA:
Revenues.................  $485,546  $    996,414   $1,303,376   1,388,669  $1,388,669
Cost of revenues.........   361,534       716,849      938,709     985,605     985,605
                           --------  ------------   ----------  ----------  -----------
Gross profit.............   124,012       279,565      364,667     403,064     403,064
Selling, general and
  administrative
  expenses...............   106,852       227,245      316,531     332,645     332,645
Nonrecurring acquisition
  costs..................     5,192         5,727
Nonrecurring
  restructuring costs....
Discontinuation of
  printing division at
  subsidiary.............
                           --------  ------------   ----------  ----------  -----------
Operating income.........    11,968        46,593       48,136      70,419      70,419
Interest expense.........     4,639        18,643       21,358      21,358      12,265
Interest income..........      (662)       (5,382)
Foreign currency gain....                  (3,420)                  (3,420)     (3,420)
Other (income) expense...      (718)         (476)         864      (1,187)     (1,187)
Equity in net income of
  affiliated company.....                                  629         782         782
                           --------  ------------   ----------  ----------  -----------
Income before income
  taxes and extraordinary
  item...................     8,709        37,228       26,543      54,450      63,543
Provision for income
  taxes..................       494        13,948       11,402      23,614      27,251
                           --------  ------------   ----------  ----------  -----------
Income before
  extraordinary item.....     8,215        23,280       15,141      30,836      36,292
                                                    ----------  ----------  -----------
                                                    ----------  ----------  -----------
Extraordinary item(4)....                     612
                           --------  ------------
Net income...............  $  8,215(5) $     22,668(5)
                           --------  ------------
                           --------  ------------
Net income per
  share(7)...............  $   0.29(5) $       0.52(5)(6) $     0.29 $     0.59 $     0.60
                           --------  ------------   ----------  ----------  -----------
                           --------  ------------   ----------  ----------  -----------
Weighted average shares
  outstanding(8).........    28,166        43,622       51,453      52,360      60,320


                                                                                               APRIL 30,
                                                                         -----------------------------------------------------
                                                                           1992       1993       1994       1995       1996
                                                                         ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital........................................................  $  30,231  $  30,233  $  36,635  $  59,674  $ 247,918
Total assets...........................................................    120,504    140,518    152,555    258,773    792,229
Long-term debt less current portion....................................     21,180     16,958     23,785     29,939    181,593
Stockholders' equity...................................................     38,843     39,289     43,275     90,803    334,518

                                                                                  OCTOBER 26, 1996
                                                                         ----------------------------------
                                                                                                PRO FORMA
                                                                                       PRO          AS
                                                                          ACTUAL    FORMA(9)   ADJUSTED(10)
                                                                         ---------  ---------  ------------
BALANCE SHEET DATA:
Working capital........................................................  $ 120,806  $  75,523   $  341,979
Total assets...........................................................  1,444,231  1,569,064    1,569,064
Long-term debt less current portion....................................    383,367    383,367      383,367
Stockholders' equity...................................................    526,223    563,067      829,523

------------------------


(1) As a result of the substantial continuing interests in the Company of the former stockholders of the four companies acquired by the Company for a combination of Common Stock and cash concurrent with the closing of its initial public offering (the "IPO") (the "Combined Companies"), the historical financial information of the Combined Companies and the historical financial information of the businesses that were acquired after the closing of the IPO in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Combined Companies and the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") is included from the dates of their respective acquisitions. The pro forma data reflect acquisitions completed by the Company through January 25, 1997.


(2) Gives effect to: (i) the acquisitions completed by the Company since May 1, 1995 as if such acquisitions had been made on May 1, 1995; (ii) the sales by the Company in August 1995 of 4,025,000 shares of Common Stock as if such sales had been made on May 1, 1995; (iii) the sales by the Company in February and March 1996 of 5,543,045 shares of Common Stock and 5 1/2% Convertible Subordinated Notes due 2001 in the principal amount of $143.75 million as if such sales had been made on May 1, 1995; (iv) the sales by the Company in May and June 1996 of 5 1/2% Convertible Subordinated Notes due 2003 in the principal amount of $230.0 million as if such sales had been made on May 1, 1995; and (v) the sale by the Company in September 1996 of 1,250,000 shares of Common Stock as if such sale had been made on May 1, 1995.


(3) Gives effect to: (i) the acquisitions completed by the Company since May 1, 1995 as if such acquisitions had been made on May 1, 1995; (ii) the sales by the Company in August 1995 of 4,025,000 shares of Common Stock as if such sales had been made on May 1, 1995; (iii) the sales by the Company in February and March 1996 of 5,543,045 shares of Common Stock and 5 1/2% Convertible Subordinated Notes due 2001 in the principal amount of $143.75 million as if such sales had been made on May 1, 1995; (iv) the sales by the Company in May and June 1996 of 5 1/2% Convertible Subordinated Notes due 2003 in the principal amount of $230.0 million as if such sales had been made on May 1, 1995; (v) the sale by the Company in September 1996 of 1,250,000 shares of Common Stock as if such sale had been made on May 1, 1995; and (vi) the sale by the Company of 7,959,639 shares of Common Stock in the Offering as if such sale has been made on May 1, 1995.


(4) Extraordinary item represents the loss associated with the early termination of the Company's $50 million credit facility with First Bank National Association, net of the related income tax benefit.

(5) Net income and net income per share include nonrecurring acquisition costs incurred in conjunction with the business combinations with the Pooled Companies and the costs associated with the discontinuation of the printing division at a subsidiary. GAAP requires the Company to expense all costs related to acquisitions accounted for under the pooling-of-interests method.

(6) Includes a loss of $.01 per share related to the extraordinary item.

(7) Pro forma net income per share is pro forma income before extraordinary item per share.

(8) For calculation of the pro forma weighted average shares outstanding for the year ended April 30, 1996 and for each of the six months ended October 26, 1996 and October 31, 1995, see Note 2(j) of Notes to Pro Forma Combined Financial Statements included herein.


(9) Gives effect to acquisitions completed after October 26, 1996 as if they had been made on October 26, 1996.



(10) Gives effect to (i) acquisitions completed after October 26, 1996 as if they had been made on October 26, 1996; and (ii) the sale by the Company of 7,959,639 shares of Common Stock in the Offering.

                                  RISK FACTORS

    Prospective purchasers of the Common Stock offered hereby should consider carefully the following risk factors, as well as the other information in this Prospectus or incorporated herein by reference, in evaluating an investment in the Common Stock. This Prospectus contains forward-looking statements which involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in the following risk factors.

RAPID EXPANSION; DEPENDENCE ON ACQUISITIONS FOR FUTURE GROWTH


    One of the Company's strategies is to increase its revenues and the markets it serves through the acquisition of additional businesses offering a broad array of office and educational products, services and equipment. From its inception through January 25, 1997, the Company completed 138 acquisitions. The Company is actively negotiating to acquire additional office and educational products and services businesses, both in the United States and internationally, consistent with its strategy of pursuing an aggressive acquisition program. There can be no assurance, however, that the Company's management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the continuing increase in the size and scope of the Company's operations and acquisition activity.


    The Company depends on acquisitions and organic growth to increase its earnings. There can be no assurance that the Company will complete acquisitions in a manner that coincides with the end of its fiscal quarters. The failure to complete acquisitions on a timely basis could have a material adverse effect on the Company's quarterly results. Likewise, delays in implementing planned integration strategies and activities also could adversely affect the Company's quarterly earnings. In addition, there can be no assurance that acquisitions will occur at the same pace or be available to the Company on favorable terms, if at all. For example, if the market price of the Common Stock were to decline significantly over a sustained period, the owners of potential acquisition targets might not be willing to receive shares of Common Stock in exchange for their businesses, thereby adversely affecting the pace of the Company's acquisition program. Such an effect on the pace of the Company's acquisition program could further reduce the price of a share of Common Stock, to the further detriment of the Company's acquisition strategy. In addition, the consolidation of the domestic contract stationer industry has reduced the number of larger companies available for sale, which could lead to higher prices being paid for the acquisition of the remaining domestic, independent companies.

RISKS RELATED TO EXPANSION INTO NEW PRODUCT AND SERVICE AREAS

    The Company's ability to manage an aggressive consolidation program in markets other than the domestic contract stationer market, including furniture, office coffee services, computer and telecommunications network services and school supplies and school furniture, has not yet been fully tested. In addition, there can be no assurance that companies that have been acquired or that may be acquired in the future will achieve sales and profitability levels that justify the investment therein. Acquisitions may involve a number of special risks that could have a material adverse effect on the Company's operations and financial performance, including adverse short-term effects on the Company's reported operating results; diversion of management's attention; difficulties with the retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and amortization of acquired intangible assets.

INTERNATIONAL EXPANSION


    As of January 25, 1997, the Company's international operations were in New Zealand, Australia, Canada and, through its 49% interest in Dudley, the United Kingdom. In addition to their contract stationery, office furniture, and school supply and school furniture operations, the Company's international operations have retail book and stationery stores which the Company does not have domestically. If the Company had acquired its international operations as well as the other Completed Acquisitions at the beginning of fiscal 1996, the Company's international operations would have accounted for approximately 33.3% of the Company's fiscal 1996 pro forma revenues and 29.7% of pro forma revenues for the six months ended October 26, 1996. International operations constituted approximately 6.5% of historical fiscal 1996 revenues and 25% of historical revenues for the six months ended October 26, 1996. The Company intends to focus significant attention and resources on international expansion in the future and expects foreign sales to represent a significant proportion of the Company's total sales. Expansion into international markets involves additional risks relating to currency exchange rates; new and different legal, regulatory and competitive requirements; difficulties in staffing and managing foreign operations; different business lines; and other factors.


INTEGRATION OF ACQUISITIONS AND LIMITED COMBINED OPERATING HISTORY


    U.S. Office Products was founded in October 1994 and conducted no operations prior to the acquisition of its founding companies in February 1995. From its inception through January 25, 1997, U.S. Office Products has acquired 138 companies, and it intends to continue to make acquisitions. In most cases, the managers of the acquired companies have continued to operate their companies after being acquired by U.S. Office Products. There can be no assurance that the Company will be able to successfully integrate these companies within its operations without substantial costs, delays or other problems. In addition, there can be no assurance that the Company's executive management group will be able to oversee the combined entity and effectively implement the Company's operating or growth strategies in each of the markets that the Company serves. There also can be no assurance that the pace of the Company's acquisitions will not adversely affect the Company's efforts to integrate acquisitions and manage those acquisitions profitably. Finally, although the Company conducts due diligence and generally requires representations, warranties, and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies; if not, this could have a material adverse effect on the Company's results of operations and financial condition.


DEPENDENCE ON IMPLEMENTATION AND OPERATION OF SYSTEMS


    The Company believes that the successful operation of the businesses that it has acquired and intends to acquire depends in part on the implementation of computerized inventory management and order processing systems and warehouse management and distribution systems. While the Company recently acquired The Systems House, Inc. ("TSH"), its primary software and management information systems provider, the Company may experience delays, complications or expenses in implementing, integrating and operating these systems, any of which could have a material adverse effect on the Company's results of operations and financial condition. In addition, interruptions or disruptions in systems operations could adversely affect the financial results of particular locations. Finally, while the Company believes that its operating and technology systems will be adequate for its future needs as a result of the acquisition of TSH, such systems will require modification, improvement or replacement as the Company expands or as new technologies make these systems obsolete. Such modifications, improvements or replacements may require substantial expenditures to design and implement and may require interruptions in operations during periods of implementation, any of which could have a material adverse effect on the Company's results of operations and financial condition.

SUBSTANTIAL COMPETITION

    The Company operates in a highly competitive environment. In the markets in which the Company operates, the Company generally competes with a large number of smaller, independent companies, many of which are well-established in their markets. In addition, in the contract stationer market, the Company currently competes with five large office products companies, each of which has significant financial resources. Several of the Company's large competitors operate in many of the Company's geographic and product markets, and other competitors may choose to enter the Company's geographic and product markets in the future. In addition, as a result of this competition, the Company may lose customers or have difficulty acquiring new customers. As a result of competitive pressures on the pricing of products, the Company's revenues and/or margins may decline.


    The Company faces significant competition to acquire additional businesses as the office products industry undergoes continuing consolidation. Significant competition exists, or is expected to develop, in the other markets that the Company serves or is planning to enter as consolidation occurs (or accelerates) in those markets. A number of the Company's major competitors are actively pursuing acquisitions outside of the United States. These companies, or other large companies, may compete with the Company for acquisitions in markets other than the market for office products. Such competition could lead to higher prices being paid for acquired companies.


CONSIDERATION FOR OPERATING COMPANIES EXCEEDS ASSET VALUE

    The purchase prices of the Company's acquisitions have not been established by independent appraisals, but generally have been determined through arms-length negotiations between the Company and representatives of such companies. The consideration for each such company has been based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets would have been less than the consideration paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Moreover, the Company has incurred and expects to continue to incur significant amortization charges resulting from consideration paid in excess of the fair value of the net assets of the companies acquired in business combinations accounted for under the purchase method of accounting.

EFFECT OF QUARTERLY FLUCTUATIONS IN OPERATING RESULTS ON PRICE OF COMMON STOCK

    The Company's business is subject to seasonal influences. The Company's historical sales and profitability in its core office products business have been lower in the first two quarters of its fiscal year, primarily due to the lower level of business activity in North America during the summer months. The seasonality of the core office products business, however, is expected to be impacted by the seasonality of its other operations, which have been expanding through acquisitions. For example, the revenues and profitability of the Company's school supplies and school furniture business have been higher during the Company's first and second quarters and significantly lower in its third and fourth quarters, and the revenues and profitability of the Company's operations in New Zealand and Australia have generally been higher in the Company's third quarter. As the Company's mix of businesses evolves through future acquisitions, these seasonal fluctuations may continue to change.


    Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Moreover, the operating margins of companies acquired by the Company may differ substantially from those of the Company which could contribute to the further fluctuation in the Company's quarterly operating results. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year. Fluctuations caused by variations in quarterly operating results may have a material adverse effect on the market price of the Company's Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE


    The market price of the Common Stock is subject to significant fluctuations caused by variations in stock market conditions, changes in financial estimates by securities analysts or failures by the Company to meet such estimates, quarterly operating results, announcements by the Company or its competitors, general conditions in the office products and services industry and other factors. Since the beginning of fiscal 1997 through January 25, 1997, the Common Stock has traded in the range of $24.25 to $45.50 per share. The stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of publicly traded companies. These broad fluctuations may have a material adverse effect on the market price of the Common Stock.


NEED FOR ADDITIONAL FINANCING TO CONTINUE ACQUISITION STRATEGY


    The Company has financed most acquisitions, and intends to finance future acquisitions in the United States, by using cash and shares of Common Stock. If the Company does not have sufficient cash resources to pay the cash consideration for acquisitions, or if potential acquisition candidates are unwilling to accept the Common Stock as part of the consideration for the sale of their businesses because the Common Stock does not maintain sufficient value or for other reasons, the Company may be unable to continue the current pace of its aggressive acquisition program, which could have a material adverse impact on the Company and the market price of its Common Stock. The Company has filed shelf registration statements with the Commission relating to the offering of 38,381,471 shares of Common Stock to be used as consideration for acquisitions by the Company, of which approximately 31,643,549 shares remain available. In addition, the Company has sold debt and equity securities to raise cash proceeds for acquisitions. In May and June 1996, the Company completed the sales of $230 million in aggregate principal amount of 5 1/2% Convertible Subordinated Notes due 2003 (the "May Notes"). The proceeds from the sale of the May Notes were used for general corporate purposes, including to pay the cash consideration ($220 million) for the acquisition of Whitcoulls. In addition, in September 1996, the Company completed the sale of 1,250,000 shares of Common Stock for $38.1 million in a privately negotiated transaction. The proceeds from such sale were used to reduce outstanding indebtedness. The Company expects that future acquisitions outside the United States may be for cash consideration.



    Assuming that the current pace of the Company's acquisitions continues, the Company may need additional debt or equity financing in order to continue its acquisition program. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that any such financing will be available on terms the Company deems acceptable. In August 1996, the Company entered into an agreement under which a syndicate of financial institutions led by Bankers Trust Company, as Agent, is providing the Company with a $500 million credit facility (the "Credit Facility"). The amount available to be borrowed under the Credit Facility for acquisitions will vary from time to time depending on the level of, on a pro forma basis reflecting consummated acquisitions, the Company's consolidated earnings before interest, taxes, depreciation and amortization and the Company's total indebtedness and related interest expense. As of January 25, 1997, the Company had $347.1 million outstanding under the Credit Facility at an annual interest rate of approximately 7.2%. The amount outstanding under the Credit Facility is expected to be significantly reduced with the proceeds of the Offering. See "Use of Proceeds" and "Capitalization."


RELIANCE ON KEY PERSONNEL

    The Company's operations depend on the continued efforts of Jonathan J. Ledecky, its Chairman of the Board and Chief Executive Officer; Timothy J. Flynn, its President and Chief Operating Officer; its other executive officers; and the senior management of its subsidiaries. Furthermore, the Company will likely depend on the senior management of companies that may be acquired in the future. If any of these people become unable to continue in their present roles, or if the Company is unable to attract and retain other skilled employees, the Company's business would be adversely affected. The Company currently has key man life insurance covering Mr. Ledecky in the amount of $20 million, but does not have and does not intend to obtain key man life insurance covering any of its other executive officers or other members of senior management.

CONTROL BY MANAGEMENT AND STOCKHOLDERS


    As of January 3, 1997, officers and directors of the Company and its subsidiaries beneficially own approximately 34.0% of the outstanding shares of Common Stock. Assuming consummation of the Offering, the officers and directors of the Company and its subsidiaries will beneficially own 26.8% of the outstanding shares of Common Stock. These stockholders acting together may be able to elect a sufficient number of directors to control the Board of Directors and to approve or disapprove any matter submitted to a vote of stockholders.


RISKS RELATED TO UNIONIZED EMPLOYEES

    A small number of the Company's employees are members of labor unions. If unionized employees were to engage in a strike or other work stoppage, or if other employees were to become unionized, the Company could experience a disruption of operations or higher labor costs, which could have a material adverse effect on operations.


POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK



    As of January 25, 1997, there were 51,352,131 shares of Common Stock of the Company outstanding, of which 28,531,451 shares were issued by the Company pursuant to registration statements in connection with acquisitions of businesses, and 6,948,065 shares were issued in private transactions and are registered for resale pursuant to a shelf registration statement (the "Selling Stockholder Shelf"). Of the 28,531,451 and 6,948,065 shares, 8,638,276 shares are subject to contractual restrictions on the transfer thereof (other than restrictions relating to shares issued in transactions accounted for under the pooling-of-interests method of accounting, described below) and 2,040,361 shares are being offered in the Offering. The contractual restrictions expire at various times, generally up to two years from the date of issuance of the shares. In addition, the Company has 31,643,549 shares of Common Stock remaining on registration statements filed with the Commission to be used as consideration in future acquisitions and in connection with earn-out provisions relating to prior acquisitions.



    The Company has an aggressive acquisition program under which it periodically makes, and expects to continue to make, acquisitions that are accounted for under the pooling-of-interests method of accounting. Under the pooling-of-interests method of accounting, the affiliates of the acquired companies, which are generally all of the stockholders of the companies acquired by U.S. Office Products, must be free to sell or otherwise transfer shares of the Common Stock received in the acquisition, subject to their compliance with federal securities laws, as soon as the Company releases results of operations that reflect the combined post-acquisition operations of the Company and the acquired company for a minimum of 30 days. For example, the Company has issued approximately 4,786,779 shares of Common Stock in connection with acquisitions that were recently completed and which were accounted for under the pooling-of-interests method of accounting. Of such shares, 707,604 will become freely transferable at the time the Company publicly announces results of operations for its third quarter of fiscal 1997 and 4,079,175 shares, which were issued in connection with acquisitions completed in January, 1997, will become freely transferable at the time the Company publicly announces results of operations reflecting 30 days of combined post-acquisition operations of the Company and the acquired companies, subject to certain volume and other restrictions of Rule 145(d) of the Securities Act applicable to affiliates of the acquired companies. In addition, the Company expects to complete additional acquisitions in the future that will be accounted for under the pooling-of-interests method. If a significant number of shares of Common Stock are issued in acquisitions that are consummated in close proximity to each other, such shares will become freely tradeable at the same time. If a large number of shares are sold by stockholders in the market as soon as their shares become freely transferable, the price of the Common Stock could be adversely affected.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    The Board of Directors of the Company is empowered to issue preferred stock without stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 7,959,639 shares of Common Stock offered hereby by the Company are expected to be approximately $266.5 million ($316.9 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $35.00 per share and after deducting estimated underwriting discounts, commissions and offering expenses payable by the Company.



    The Company intends to use the net proceeds of the Offering to repay indebtedness incurred under the Credit Facility and, if there are any excess proceeds, for general corporate purposes. As of January 25, 1997, the balance outstanding under the Credit Facility, which matures on August 21, 2001, was $347.1 million at an annual interest rate of approximately 7.2%. The borrowings under the Credit Facility were incurred primarily to refinance $180 million in high interest rate debt outstanding in Australia and New Zealand and for domestic and international acquisitions. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Stockholders."


                                DIVIDEND POLICY

    The Company does not anticipate paying any cash dividends on its shares of Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant. Further, the Credit Facility prohibits the payment of dividends without the lenders' consent.

                          PRICE RANGE OF COMMON STOCK


    The Common Stock is traded on the Nasdaq National Market under the symbol "OFIS." On January 29, 1997, the last sale price of the Common Stock was $33.56 per share. The following table sets forth, for the fiscal periods indicated, the range of high and low sale prices for the Company's Common Stock on the Nasdaq National Market. On January 29, 1997, there were approximately 657 stockholders of record of the Common Stock.



                                                                                              HIGH        LOW
                                                                                            ---------  ---------
FISCAL YEAR ENDED APRIL 30, 1995
  Fourth Quarter..........................................................................  $  15.50   $   10.00(1)

FISCAL YEAR ENDED APRIL 30, 1996
  First Quarter...........................................................................  $  15.88   $   10.50
  Second Quarter..........................................................................  $  18.13   $   13.50
  Third Quarter...........................................................................  $  26.38   $   16.25
  Fourth Quarter..........................................................................  $  40.00   $   22.00

FISCAL YEAR ENDED APRIL 26, 1997
  First Quarter...........................................................................  $  45.50   $   24.50
  Second Quarter..........................................................................  $  38.00   $   24.75
  Third Quarter...........................................................................  $  37.25   $   26.25


------------------------

(1) Represents the initial public offering price.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of October 26, 1996, (i) on an actual basis; (ii) on a pro forma basis to reflect the acquisitions completed between October 26, 1996 and January 25, 1997; and
(iii) on a pro forma basis as adjusted to reflect acquisitions completed between October 26, 1996 and January 25, 1997, and to reflect the receipt and application of the net proceeds from the sale of 7,959,639 shares of the Common Stock offered by the Company hereby at an assumed public offering price of $35.00 per share. The following table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical consolidated financial statements and the pro forma combined financial statements of the Company, and the related notes to each thereof, included elsewhere in this Prospectus.


                                                                                       OCTOBER 26, 1996
                                                                             -------------------------------------
                                                                                                       PRO FORMA
                                                                               ACTUAL     PRO FORMA   AS ADJUSTED
                                                                             ----------  -----------  ------------

                                                                                        (In thousands)
Short-term debt and current portion of long-term debt......................  $  227,571   $ 270,844   $      4,388
                                                                             ----------  -----------  ------------
                                                                             ----------  -----------  ------------
Long-term debt, excluding current portion..................................  $  383,367   $ 383,367   $    383,367
Stockholders' equity:
  Preferred Stock $0.001 par value, 500,000 shares authorized, none outstanding............................................................
  Common Stock, $0.001 par value, 500,000,000 shares authorized and
    45,698,248 shares issued and outstanding (1); 51,352,131 shares issued and outstanding on a pro forma basis (1); and 59,311,770 shares issued
    and outstanding on a pro forma basis and as adjusted (1)...............          46          51             59
  Additional paid-in capital...............................................     467,687     479,543        745,991
  Cumulative translation adjustment........................................       4,988       4,988          4,988
  Retained earnings........................................................      53,502      78,485         78,485
                                                                             ----------  -----------  ------------
      Total stockholders' equity...........................................     526,223     563,067        829,523
                                                                             ----------  -----------  ------------
      Total capitalization.................................................  $  909,590   $ 946,434   $  1,212,890
                                                                             ----------  -----------  ------------
                                                                             ----------  -----------  ------------


------------------------

(1) Excludes 414,076 shares of Common Stock subject to options that were exercisable as of October 26, 1996.

                            SELECTED FINANCIAL DATA

    The Selected Financial Data for the fiscal years ended April 30, 1994, 1995, and 1996 (except pro forma amounts) have been derived from the Company's consolidated financial statements that have been audited by Price Waterhouse LLP and are included elsewhere in this Prospectus. The Selected Financial Data for the fiscal years ended April 30, 1992 and 1993 have been derived from unaudited combined financial statements. The financial statements for the 1992 and 1993 fiscal years are not included elsewhere in this Prospectus or incorporated herein by reference. The Selected Financial Data for the six months ended October 31, 1995 and October 26, 1996 (except pro forma amounts) have been derived from unaudited consolidated financial statements that appear elsewhere in this Prospectus. The unaudited combined financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.


    The pro forma data gives effect, as applicable, to (i) the acquisitions completed by the Company between May 1, 1995 and January 25, 1997 as if all of such acquisitions had been made on May 1, 1995, (ii) the sales by the Company of 4,025,000 shares of Common Stock in the second offering in August 1995 as if such sales had been made on May 1, 1995, (iii) the sales by the Company in February and March 1996 of 5,543,045 shares of Common Stock and 5 1/2% Convertible Subordinated Notes due 2001 in the principal amount of $143.75 million as if such sales had been made on May 1, 1995, (iv) the sales by the Company in May and June 1996 of the May Notes in the principal amount of $230 million as if such sales had been made on May 1, 1995, (v) the sale by the Company in September 1996 (the "September Stock Sale") of 1,250,000 shares of Common Stock as if such sale had been made on May 1, 1995, and (vi) the sale by the Company of 7,959,639 shares of Common Stock in the Offering. In addition, the pro forma information is based on available information and certain assumptions and adjustments. The Selected Financial Data provided herein should be read in conjunction with the historical financial statements, including the notes hereto, of U.S. Office Products and the other companies whose financial statements appear elsewhere in, or are incorporated by reference into, this Prospectus, the pro forma financial statements, including the notes thereto, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" that appear elsewhere in this Prospectus.

                           SELECTED FINANCIAL DATA(1)
              (In thousands, except per share data and footnotes)

                                                         FISCAL YEAR ENDED APRIL 30,
                           ---------------------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                                                           PRO FORMA     1996 AS
                              1992          1993         1994      1995        1996         1996(2)    ADJUSTED(3)
                           -----------   -----------   --------  --------  -------------   ----------  -----------
STATEMENT OF INCOME DATA:
Revenues.................  $   381,161   $   458,456   $533,018  $723,794  $   1,149,691   $2,685,610  $2,685,610
Cost of revenues.........      271,011       328,608    382,197   534,562        848,003    1,910,068   1,910,068
                           -----------   -----------   --------  --------  -------------   ----------  -----------
Gross profit.............      110,150       129,848    150,821   189,232        301,688      775,542     775,542
Selling, general and
  administrative
  expenses...............      102,001       123,275    135,526   162,423        256,681      652,435     652,435
Nonrecurring acquisition
  costs..................                                                          8,057
Nonrecurring
  restructuring costs....                                                                       8,092       8,092
Discontinuation of
  printing division at
  subsidiary.............                                                            682          682         682
                           -----------   -----------   --------  --------  -------------   ----------  -----------
Operating income.........        8,149         6,573     15,295    26,809         36,268      114,333     114,333
Interest expense.........        3,397         4,083      4,139     6,182         13,115       39,716      21,530
Interest income..........         (420)         (280)      (405)     (682)        (3,750)
Foreign currency gain....
Other (income) expense...       (2,248)       (1,414)      (633)     (549)        (1,063)      (2,554)     (2,554)
Equity in net income of
  affiliated company.....                                                                       1,155       1,155
                           -----------   -----------   --------  --------  -------------   ----------  -----------
Income before income
  taxes and extraordinary
  item...................        7,420         4,184     12,194    21,858         27,966       78,326      96,512
Provision for income
  taxes..................        1,315         1,899      1,947     3,009          6,610       33,986      41,260
                           -----------   -----------   --------  --------  -------------   ----------  -----------
Income before
  extraordinary item.....        6,105         2,285     10,247    18,849         21,356       44,340      55,252
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Extraordinary item(4)....
                           -----------   -----------   --------  --------  -------------
Net income...............  $     6,105   $     2,285   $ 10,247  $ 18,849  $      21,356(5)
                           -----------   -----------   --------  --------  -------------
                           -----------   -----------   --------  --------  -------------
Net income per
  share(7)...............                                                  $        0.67(5) $     0.86 $     0.93
                                                                           -------------   ----------  -----------
                                                                           -------------   ----------  -----------
Weighted average shares
  outstanding(8).........                                                         31,789       51,729      59,689

                                                 SIX MONTHS ENDED
                                      OCTOBER 31, 1995 AND OCTOBER 26, 1996
                           ------------------------------------------------------------
                                                                             PRO FORMA
                                                    PRO FORMA   PRO FORMA   FISCAL 1997
                            FISCAL                    FISCAL      FISCAL        AS
                             1996    FISCAL 1997     1996(2)     1997(2)    ADJUSTED(3)
                           --------  ------------   ----------  ----------  -----------
STATEMENT OF INCOME DATA:
Revenues.................  $485,546  $    996,414   $1,303,376   1,388,669  $1,388,669
Cost of revenues.........   361,534       716,849      938,709     985,605     985,605
                           --------  ------------   ----------  ----------  -----------
Gross profit.............   124,012       279,565      364,667     403,064     403,064
Selling, general and
  administrative
  expenses...............   106,852       227,245      316,531     332,645     332,645
Nonrecurring acquisition
  costs..................     5,192         5,727
Nonrecurring
  restructuring costs....
Discontinuation of
  printing division at
  subsidiary.............
                           --------  ------------   ----------  ----------  -----------
Operating income.........    11,968        46,593       48,136      70,419      70,419
Interest expense.........     4,639        18,643       21,358      21,358      12,265
Interest income..........      (662)       (5,382)
Foreign currency gain....                  (3,420)                  (3,420)     (3,420)
Other (income) expense...      (718)         (476)         864      (1,187)     (1,187)
Equity in net income of
  affiliated company.....                                  629         782         782
                           --------  ------------   ----------  ----------  -----------
Income before income
  taxes and extraordinary
  item...................     8,709        37,228       26,543      54,450      63,543
Provision for income
  taxes..................       494        13,948       11,402      23,614      27,251
                           --------  ------------   ----------  ----------  -----------
Income before
  extraordinary item.....     8,215        23,280       15,141      30,836      36,292
                                                    ----------  ----------  -----------
                                                    ----------  ----------  -----------
Extraordinary item(4)....                     612
                           --------  ------------
Net income...............  $  8,215(5) $     22,668(5)
                           --------  ------------
                           --------  ------------
Net income per
  share(7)...............  $   0.29(5) $       0.52(5)(6) $     0.29 $     0.59 $     0.60
                           --------  ------------   ----------  ----------  -----------
                           --------  ------------   ----------  ----------  -----------
Weighted average shares
  outstanding(8).........    28,166        43,622       51,453      52,360      60,320


                                                                                               APRIL 30,
                                                                         -----------------------------------------------------
                                                                           1992       1993       1994       1995       1996
                                                                         ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital........................................................  $  30,231  $  30,233  $  36,635  $  59,674  $ 247,918
Total assets...........................................................    120,504    140,518    152,555    258,773    792,229
Long-term debt less current portion....................................     21,180     16,958     23,785     29,939    181,593
Stockholders' equity...................................................     38,843     39,289     43,275     90,803    334,518

                                                                                  OCTOBER 26, 1996
                                                                         ----------------------------------
                                                                                                PRO FORMA
                                                                                       PRO          AS
                                                                          ACTUAL    FORMA(9)   ADJUSTED(10)
                                                                         ---------  ---------  ------------
BALANCE SHEET DATA:
Working capital........................................................  $ 120,806  $  75,523   $  341,979
Total assets...........................................................  1,444,231  1,569,064    1,569,064
Long-term debt less current portion....................................    383,367    383,367      383,367
Stockholders' equity...................................................    526,223    563,067      829,523

------------------------


(1) As a result of the substantial continuing interests in the Company of the former stockholders of the four companies acquired by the Company for a combination of Common Stock and cash concurrent with the closing of its initial public offering (the "IPO") (the "Combined Companies"), the historical financial information of the Combined Companies and the historical financial information of the businesses that were acquired after the closing of the IPO in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the Combined Companies and the Pooled Companies had always been members of the same operating group. The financial information of the businesses acquired in the business combinations accounted for under the purchase method (the "Purchased Companies") is included from the dates of their respective acquisitions. The pro forma data reflect acquisitions completed by the Company through January 25, 1997.


(2) Gives effect to: (i) the acquisitions completed by the Company since May 1, 1995 as if such acquisitions had been made on May 1, 1995; (ii) the sales by the Company in August 1995 of 4,025,000 shares of Common Stock as if such sales had been made on May 1, 1995; (iii) the sales by the Company in February and March 1996 of 5,543,045 shares of Common Stock and 5 1/2% Convertible Subordinated Notes due 2001 in the principal amount of $143.75 million as if such sales had been made on May 1, 1995; (iv) the sales by the Company in May and June 1996 of 5 1/2% Convertible Subordinated Notes due 2003 in the principal amount of $230.0 million as if such sales had been made on May 1, 1995; and (v) the sale by the Company in September 1996 of 1,250,000 shares of Common Stock as if such sale had been made on May 1, 1995.


(3) Gives effect to: (i) the acquisitions completed by the Company since May 1, 1995 as if such acquisitions had been made on May 1, 1995; (ii) the sales by the Company in August 1995 of 4,025,000 shares of Common Stock as if such sales had been made on May 1, 1995; (iii) the sales by the Company in February and March 1996 of 5,543,045 shares of Common Stock and 5 1/2% Convertible Subordinated Notes due 2001 in the principal amount of $143.75 million as if such sales had been made on May 1, 1995; (iv) the sales by the Company in May and June 1996 of 5 1/2% Convertible Subordinated Notes due 2003 in the principal amount of $230.0 million as if such sales had been made on May 1, 1995; (v) the sale by the Company in September 1996 of 1,250,000 shares of Common Stock as if such sale had been made on May 1, 1995; and (vi) the sale by the Company of 7,959,639 shares of Common Stock in the Offering as if such sale has been made on May 1, 1995.


(4) Extraordinary item represents the loss associated with the early termination of the Company's $50 million credit facility with First Bank National Association, net of the related income tax benefit.

(5) Net income and net income per share include nonrecurring acquisition costs incurred in conjunction with the business combinations with the Pooled Companies and the costs associated with the discontinuation of the printing division at a subsidiary. GAAP requires the Company to expense all costs related to acquisitions accounted for under the pooling-of-interests method.

(6) Includes a loss of $.01 per share related to the extraordinary item.

(7) Pro forma net income per share is pro forma income before extraordinary item per share.

(8) For calculation of the pro forma weighted average shares outstanding for the year ended April 30, 1996 and for each of the six months ended October 26, 1996 and October 31, 1995, see Note 2(j) of Notes to Pro Forma Combined Financial Statements included herein.


(9) Gives effect to acquisitions completed between October 26, 1996 and January 25, 1997 as if they had been made on October 26, 1996.



(10) Gives effect to (i) acquisitions completed between October 26, 1996 and January 25, 1997 as if they had been made on October 26, 1996; and (ii) the sale by the Company of 7,959,639 shares of Common Stock in the Offering.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    This following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

INTRODUCTION


    The Company's revenues have been derived primarily from the sale of a wide variety of office supplies, office furniture and other office and educational products, services and equipment to corporate, commercial, educational and industrial customers. The cost of revenues represents the purchase price of office supplies, office furniture and other office products. Cost of revenues includes occupancy and delivery expenses and is reduced by rebates and discounts on inventory purchases.


    The Company has an aggressive acquisition strategy that involves the acquisition of additional companies in related lines of businesses. These acquisitions may change the Company's mix of businesses and operating margins. While the Company's decentralized management strategy, together with operating efficiencies resulting from the elimination of duplicative functions and economies of scale, may present opportunities to reduce costs, such strategies initially may necessitate costs and expenditures to expand corporate management and administration. These various costs and possible cost-savings may make historical operating results not indicative of future performance. In addition, the Company expects to focus significant attention and resources on future international expansion. The Company's operations in foreign markets are subject to a number of inherent risks, including currency exchange rates, new and different legal and regulatory requirements, difficulties in staffing and managing foreign operations, different business lines and other factors.

RESULTS OF OPERATIONS

    The following table sets forth various items as a percentage of revenues for the three fiscal years ended April 30, 1996 and for the six months ended October 31, 1995 and October 26, 1996.

                                                                                           SIX MONTHS ENDED
                                                                                         OCTOBER 31, 1995 AND
                                                      FISCAL YEAR ENDED APRIL 30,          OCTOBER 26, 1996
                                                    -------------------------------  ----------------------------
                                                                                        FISCAL         FISCAL
                                                      1994       1995       1996         1996           1997
                                                    ---------  ---------  ---------  -------------  -------------
Revenues..........................................      100.0%     100.0%     100.0%       100.0%         100.0%
Cost of revenues..................................       71.7       73.9       73.8         74.5           71.9
                                                    ---------  ---------  ---------        -----          -----
      Gross profit................................       28.3       26.1       26.2         25.5           28.1
Selling, general and administrative expenses......       25.4       22.4       22.3         22.0           22.8
Nonrecurring acquisition costs....................                              0.7          1.0            0.6
Discontinuation of printing division at
  subsidiary......................................                              0.1
                                                    ---------  ---------  ---------        -----          -----
      Operating income............................        2.9        3.7        3.1          2.5            4.7
Other (income) expense:
  Interest expense................................        0.8        0.9        1.1          0.9            1.9
  Interest Income.................................       (0.1)      (0.1)      (0.3)        (0.1)          (0.5)
  Foreign currency gain...........................                                                         (0.3)
  Other...........................................       (0.1)      (0.1)      (0.1)        (0.1)          (0.1)
                                                    ---------  ---------  ---------        -----          -----
Income before income taxes and extraordinary
  item............................................        2.3        3.0        2.4          1.8            3.7
Provision for income taxes........................        0.4        0.4        0.6          0.1            1.4
                                                    ---------  ---------  ---------        -----          -----
Income before extraordinary item..................        1.9        2.6        1.8          1.7            2.3
Extraordinary item--loss on early termination of
  credit facility, net of income tax benefit                                                                0.1
                                                    ---------  ---------  ---------        -----          -----
Net income........................................        1.9%       2.6%       1.8%         1.7%           2.2%
                                                    ---------  ---------  ---------        -----          -----
                                                    ---------  ---------  ---------        -----          -----

CONSOLIDATED RESULTS OF OPERATIONS

    SIX MONTHS ENDED OCTOBER 26, 1996 COMPARED TO SIX MONTHS ENDED OCTOBER 31,
     1995

    The Company's revenues increased 105.2%, from $485.5 million for the six months ended October 31, 1995 to $996.4 million for the six months ended October 26, 1996. This increase was primarily due to the 26 acquisitions completed during fiscal 1996 that were accounted for under the purchase method of accounting and the 45 acquisitions completed during fiscal 1997 that were accounted for under the purchase method of accounting and were included in the revenues for the six months ended October 26, 1996 (collectively, the "71 Purchased Companies").

    Gross profit increased 125.4%, from $124.0 million, or 25.5% of revenues, for the six months ended October 31, 1995, to $279.6 million, or 28.1% of revenues, for the six months ended October 26, 1996. The increase in gross profit as a percentage of revenues was due primarily to a shift in revenue mix resulting in a higher proportion of revenues in traditionally higher margin products, such as office coffee services, school supplies and school furniture, and products sold in Australia and New Zealand.

    Selling, general and administrative expenses increased 112.7%, from $106.9 million, or 22.0% of revenues, for the six months ended October 31, 1995 to $227.2 million, or 22.8% of revenues for the six months ended October 26, 1996. The increase in selling, general and administrative expenses was due primarily to the inclusion of the 71 Purchased Companies in the six months ended October 26, 1996. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to the inclusion of the 71 Purchased Companies, which had higher selling, general and administrative expenses as a percentage of revenues.

    The Company incurred nonrecurring acquisition costs of approximately $5.7 million and $5.2 million during the six months ended October 26, 1996 and October 31, 1995, respectively, in conjunction with business combinations that were accounted for under the pooling-of-interests method. The nonrecurring acquisition costs for the six months ended October 26, 1996 represented costs associated with 21 business combinations accounted for under the pooling-of-interests method compared to four such business combinations during the six month period ended October 31, 1995. The nonrecurring acquisition costs for the six months ended October 31, 1995 included a charge of approximately $4.7 million related to one business combination which included the payment of significant transaction related compensation obligations.

    Interest expense, net of interest income, increased 233.5% from $4.0 million for the six months ended October 31, 1995 to $13.3 million for the six months ended October 26, 1996. This increase was due primarily to the increase in the Company's borrowings through the issuance of an aggregate of $373.75 million of convertible subordinated notes during the fourth quarter of fiscal 1996 and the first quarter of fiscal 1997 and an increase in the outstanding balance on the Company's Credit Facility. The proceeds from the issuance of the notes and the additional borrowings from the Credit Facility were used to fund the cash portion of the consideration in business combinations and the refinancing of indebtedness assumed in such business combinations.

    Foreign currency gain of $3.4 million represents the effect of the change in the exchange rate between the New Zealand and U.S. dollars during the three months ended October 26, 1996 on short-term loans between the Company and Blue Star Group Limited ("Blue Star"), its wholly owned subsidiary in New Zealand. At October 26, 1996, the Company had advanced Blue Star approximately $255.9 million.

    Provision for income taxes increased from $494,000 for the six months ended October 31, 1995 to $13.9 million for the six months ended October 26, 1996, reflecting effective tax rates of 5.7% and 37.5% for the six month periods ended October 31, 1995 and October 26, 1996, respectively. The low effective rate for the six months ended October 31, 1995, compared to the federal statutory rate of 34.0% plus state, local and foreign taxes, was primarily due to the fact that several of the companies that were included in the results of such six month period and were acquired by the Company in business combinations accounted for under the pooling-of-interests method were subchapter S corporations that were not subject to corporate federal income taxes prior to being acquired by the Company.


    The Company incurred an extraordinary item of $612,000 which represents the aggregate expenses, net of the expected tax benefit, associated with the early termination of the Company's $50 million credit facility with First Bank National Association due to the Company entering into the Credit Facility. The expenses consisted of the write-off of certain capitalized debt issue costs, which were being amortized over the life of the credit facility, and the direct costs of terminating the facility.

    YEAR ENDED APRIL 30, 1996 COMPARED TO THE YEAR ENDED APRIL 30, 1995

    Revenues increased by 58.8%, from $723.8 million in fiscal 1995 to $1,149.7 million in fiscal 1996. This increase was due primarily to the 26 acquisitions completed during fiscal 1996 that were accounted for under the purchase method of accounting and the five acquisitions completed during fiscal 1995 that were accounted for under the purchase method of accounting and were included for the entire 1996 fiscal year (collectively, the "31 Purchased Companies").

    Gross profit increased by 59.4%, from $189.2 million in fiscal 1995 to $301.7 million in fiscal 1996. Gross profit as a percentage of revenues increased from 26.1% in fiscal 1995 to 26.2% in fiscal 1996. This increase in gross profit was due primarily to the inclusion of the 31 Purchased Companies.

    Selling, general and administrative expenses increased by 58.0%, from $162.4 million in fiscal 1995 to $256.7 million in fiscal 1996. Selling, general, and administrative expenses as a percentage of revenues decreased from 22.4% in fiscal 1995 to 22.3% in fiscal 1996. The increase in selling, general and administrative expenses was due primarily to the inclusion of the 31 Purchased Companies.

    During fiscal 1996, the Company incurred $8.7 million in one-time charges, which represented 0.8% of revenues. These charges consisted of $8.1 million in nonrecurring acquisition costs incurred in conjunction with the 14 business combinations completed during fiscal 1996 that were accounted for under the pooling-of-interests method of accounting (the "Pooled Companies") and $682,000 associated with the discontinuation of the printing division at a subsidiary, which consisted primarily of the write-down of printing division assets to their estimated market value. GAAP requires the Company to expense all acquisition expenses related to the combinations accounted for under the pooling-of-interests method of accounting.

    Interest expense increased by 112.1%, from $6.2 million in fiscal 1995 to $13.1 million in fiscal 1996. The increase was due primarily to the increase in the Company's borrowings. The increase in interest expense was partially offset by an increase in interest income of $3.1 million for fiscal 1996 compared to fiscal 1995. The increase in interest income was primarily the result of the investment by the Company of a portion of the proceeds from the sales of 5,543,045 shares of Common Stock at $23.25 per share, including the underwriters' over-allotment option of 610,000 shares, and the issuance of $143.75 million principal amount of the February Notes, including the underwriters' over-allotment option of $18.75 million, at a time when it did not need to borrow under its line of credit.

    Other income increased by $1.3 million from $425,000 in fiscal 1995 to $1.7 million in fiscal 1996.

    Provision for income taxes increased by 119.7%, from $3.0 million in fiscal 1995 to $6.6 million in fiscal 1996, reflecting effective income tax rates of 13.8% and 23.6% in fiscal 1995 and 1996, respectively. The increase in income taxes was primarily due to increased pretax income resulting from the inclusion of the Purchased Companies. The increase in the effective income tax rate is due primarily to the fact that the pretax income of the Pooled Companies that had elected to be treated as subchapter S corporations prior to their acquisition by the Company constituted a higher proportion of the total pretax income during fiscal 1995 and to the addition of non-deductible expenses, primarily non-deductible goodwill relating to the Purchased Companies.

    YEAR ENDED APRIL 30, 1995 COMPARED TO THE YEAR ENDED APRIL 30, 1994

    Revenues increased by 35.8%, from $533.0 million in fiscal 1994 to $723.8 million in fiscal 1995. This increase was due primarily to the inclusion of the five Purchased Companies acquired during fiscal 1995 (the "1995 Purchased Companies").

    Gross profit increased by 25.5% from $150.8 million in fiscal 1994 to $189.2 million in fiscal 1995. Gross profit as a percentage of revenues decreased from 28.3% in fiscal 1994 to 26.1% in fiscal 1995. The decrease as a percentage of revenues was primarily due to the inclusion of the 1995 Purchased Companies, which had a higher proportion of sales of traditionally lower margin product lines, such as business machines and office furniture.

    Selling, general and administrative expenses increased by 19.8%, from $135.5 million in fiscal 1994 to $162.4 million in fiscal 1995. Selling, general and administrative expenses as a percentage of revenues decreased from 25.4% in fiscal 1994 to 22.4% in fiscal 1995. This decrease, as a percentage of revenues, was primarily due to the inclusion of the 1995 Purchased Companies, which had lower selling, general and administrative expenses as a percentage of revenues.

    Interest expense increased by 49.4%, from $4.1 million in fiscal 1994 to $6.2 million in fiscal 1995. The increase in interest expense was primarily due to incremental interest expense incurred by the 1995 Purchased Companies and to higher interest rates. The interest expense was partially offset by an increase in interest income of $277,000.

    Other income decreased by 18.9% from $524,000 in fiscal 1994, to $425,000 in fiscal 1995.

    The provision for income taxes increased by 54.5%, from $1.9 million in fiscal 1994 to $3.0 million in fiscal 1995, reflecting effective income tax rates of 16.0% and 13.8% in fiscal 1994 and 1995, respectively. This increase in income taxes was due primarily to increased pretax income. The low effective income tax rates for fiscal 1994 and fiscal 1995, compared to the federal statutory rate of 34.0% plus state and local taxes, were the result of the election by certain companies included in the results to be treated as subchapter S corporations prior to their acquisitions by the Company in transactions accounted for under the pooling-of-interests method of accounting.

LIQUIDITY AND CAPITAL RESOURCES

    At October 26, 1996, the Company had cash of $51.4 million and working capital of $120.8 million. The Company's capitalization, defined as the sum of long-term debt and stockholders' equity, at October 26, 1996 was $909.6 million.

    In October 1996, the Company refinanced $180 million in high interest rate debt outstanding in New Zealand and Australia with the $180 million that was available under the Credit Facility solely for purposes of such refinancing. The average annual interest rate on such debt prior to such refinancing was approximately 11.0%. At October 26, 1996, the Company had $215 million outstanding on the Credit Facility at an annual interest rate of approximately 7.2%.

    In September 1996, the Company sold 1,250,000 shares of common stock in a direct equity investment to Quantum Partners LDC. The Company received proceeds of approximately $38.1 million as a result of the sale. The proceeds were used to repay a portion of the then outstanding balance on the Credit Facility.

    In August 1996, the Company entered into an agreement under which a syndicate of financial institutions, held by Bankers Trust Company, as Agent (the "Bank"), is providing the Company with the $500 million Credit Facility bearing interest, at the Company's option, at the Bank's base rate plus an applicable margin of up to 1.25%, or a Eurodollar rate plus an applicable margin of up to 2.5%. The availability under the Credit Facility is subject to certain sublimits including $100 million for working capital loans and $400 million for acquisition loans, with $180 million of the acquisition loan sublimit available solely to refinance certain outstanding indebtedness of the Company in Australia and New

Zealand. The Credit Facility is secured by a majority of the assets of the Company and its subsidiaries and contains customary covenants, including financial covenants with respect to the Company's consolidated leverage and interest coverage ratios, capital expenditures, payment of dividends and purchases and sales of assets, and customary default provisions, including provisions related to non-payment of principal and interest, default under other debt agreements and bankruptcy. Assuming the repayment of outstanding indebtedness with the proceeds from this Offering, the Company intends to seek to amend the Credit Facility to eliminate the $180 million acquisition sublimit.



    In May and June 1996, the Company completed the sales, in an offshore offering and in a concurrent private placement in the United States, of 5 1/2% Convertible Subordinated Notes due 2003 (the "May Notes") in the principal amount of $230 million, including the manager's over-allotment option of $30 million principal amount of May Notes (the "May Notes Offering"). The net proceeds from the May Notes Offering, after deducting the manager's discounts and commissions and offering expenses, were approximately $223.1 million and were used for working capital and acquisition purposes, including the repayment of higher interest rate debt assumed in business combinations.


    In February and March 1996, the Company completed the February Offerings. The net proceeds to the Company from the February Offerings, after deducting underwriting discounts and commissions and offering expenses, were approximately $259.7 million and have been used to repay indebtedness and for acquisition purposes and are expected to be used for working capital and acquisition purposes.

    In August 1995, the Company completed the sales of 4,025,000 shares of Common Stock at $14.25 per share, including the underwriters' over-allotment option of 525,000 shares. The net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, were approximately $53.5 million and were used for working capital and acquisition purposes.

    In February 1995, the Company completed its initial public offering, in which it sold 3,735,000 shares of Common Stock at $10.00 per share including the underwriters' over-allotment option of 487,500 shares. The net proceeds to the Company, after deducting underwriting discounts and commission and offering expenses, were approximately $32.7 million and were used to repay indebtedness and for working capital and acquisition purposes.

    During the six months ended October 26, 1996, net cash used in operating activities was $42.4 million which resulted primarily from the increase in accounts receivable in the Company's school supply and school furniture business and a decrease in accounts payable due to the Company's aggressive policy of taking recently negotiated cash discounts. Accounts receivable increased in the Company's school supply and school furniture business due primarily to the seasonality of such business. Net cash used in investing activities was $291.7 million, including $273.7 million used for acquisitions, $10.3 million used for additions to property and equipment and deposits of $9.0 million. Net borrowings increased $170.1 million during the six months ended October 26, 1996 primarily to fund acquisitions, including the repayment of higher interest rate debt assumed in business combinations. The Company also received $38.1 million in cash as a result of the sale of common stock during the period.

    During the six months ended October 31, 1995, net cash provided by operating activities was $1.1 million. Net cash used in investing activities was $49.9 million, including $43.4 million used for acquisitions, $3.5 million used for additions to property and equipment and deposits of $3.2 million. Net borrowings increased $2.6 million during the six months ended October 31, 1995. The Company also received $53.5 million in cash as a result of the sale of common stock during the period.

    During fiscal 1996, net cash provided by operating activities was $17.8 million. Net cash used in investing activities during fiscal 1996 was $116.5 million, consisting primarily of net cash paid in acquisitions of $95.6 million, net cash paid for additions to property and equipment of $14.5 million and an investment in affiliate of $5.6 million. Net cash provided by financing activities during fiscal 1996 was $254.9 million, consisting primarily of $174.7 million from the two public offerings of Common Stock and the public offering of debt of $138.4 million, net of offering expenses, partially offset by a reduction in net borrowings of $45.4 million and dividends paid by certain Pooled Companies prior to their acquisitions by the Company of $13.8 million.

    During fiscal 1995, net cash provided by operating activities was $13.8 million. Net cash used in investing activities during fiscal 1995 was $24.7 million, consisting primarily of net cash paid in acquisitions of $18.1 million and net cash paid for additions to property and equipment of $6.9 million. Net cash provided by financing activities during fiscal 1995 was $18.5 million, representing proceeds from the initial public offering of $33.5 million, net of offering expenses, and an increase in net borrowings of $447,000, partially offset by payments of $11.3 million to the stockholders of four companies acquired in the initial public offering and dividends paid by certain Pooled Companies prior to their acquisitions by the Company of $7.2 million.

    During fiscal 1994, net cash provided by operating activities was $12.2 million. Net cash used in investing activities during fiscal 1994 was $7.0 million, consisting primarily of net cash paid for additions to property and equipment of $6.6 million. Net cash used in financing activities during fiscal 1994 was $4.6 million, consisting primarily of dividends paid by certain Pooled Companies prior to their acquisitions by the Company of $4.2 million.


    From October 26, 1996 through January 25, 1997, the Company completed 24 business combinations for an aggregate purchase price of $227.3 million, consisting of approximately $62.6 million of cash and 5,407,985 shares of the Company's common stock with an aggregate market value on the dates of acquisition of approximately $164.8 million. This includes the acquisition of a 49% equity interest in Dudley, the largest independent office products dealer in the United Kingdom. Under the terms of the agreement, the Company agreed to invest approximately $80 million for working capital into Dudley over a two-year period. In addition, Dudley plans to raise approximately an additional $80 million in debt financing. The Company has currently invested approximately $41.3 million of the total $80 million in Dudley.



    The Company's strategy is to continue to consolidate and modernize its distribution facilities and systems with the creation of district fulfillment centers and the consolidation of existing facilities into such centers. The Company expects to incur capital expenditures of approximately $20 million to $30 million over the next fiscal year for this and other purposes.



    The Company anticipates that its current cash on hand, cash flow from operations, the net proceeds from the Offering and additional financing available under the Credit Facility will be sufficient to meet the Company's liquidity requirements for its operations through the end of fiscal 1997. However, the Company is currently, and intends to continue, pursuing additional acquisitions, which are expected to be funded through a combination of cash and shares of Common Stock. There can be no assurances that additional sources of financing will not be required during the next twelve months or thereafter.


FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The Company's business is subject to seasonal influences. The Company's historical revenues and profitability in its core office products business have been lower in the first two quarters of its fiscal year, primarily due to the lower level of business activity in North America during the summer months. The seasonality of the core office products business, however, is expected to be impacted by the seasonality of its other operations, which have expanded through acquisitions. For example, the revenues and profitability of the Company's school supplies and school furniture business have been higher during the Company's first and second quarters and significantly lower in its third and fourth quarters, and the revenues and profitability of the Company's operations in New Zealand and Australia have generally been higher in the Company's third quarter. As the Company's mix of businesses evolves through future acquisitions, these seasonal fluctuations may continue to change. In addition, quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in the prices paid by the Company for the products it sells, the mix of products sold and general economic conditions. Therefore, results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent fiscal quarter or for a full fiscal year.

    The following table sets forth certain unaudited consolidated quarterly financial data for the fiscal year ended April 30, 1996 and the six months ended October 26, 1996. The information has been derived from unaudited consolidated financial statements that in the opinion of management reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information.

                                                                FISCAL 1996 QUARTERS                FISCAL 1997 QUARTERS
                                                   ----------------------------------------------  ----------------------
                                                     FIRST       SECOND     THIRD(1)     FOURTH      FIRST       SECOND
                                                   ----------  ----------  ----------  ----------  ----------  ----------

                                                                               (In thousands)
Revenues.........................................  $  214,481  $  271,065  $  316,621  $  347,524  $  408,527  $  587,887
Gross profit.....................................      54,980      69,032      81,848      95,828     112,033     167,532
Operating income(2)(3)...........................       2,078       9,890      15,887       8,413      18,487      28,106
Net income(2)(3).................................       1,637       6,578       9,224       3,917      10,221      12,447

------------------------


(1) The quarterly financial data for the fiscal year ended April 30, 1996 includes the financial results of two companies subject to significant seasonal influences which had fiscal years ended December 31, 1995 and were acquired in business combinations accounted for under the pooling-of-interests method of accounting. GAAP requires that the results of these acquired companies for their third quarter ended September 30, 1995 be included in the Company's results for the third quarter ended January 31, 1996. Because the acquired companies are significantly more profitable during the three months ended September 30 than the three months ended January 31, the Company's revenues and operating income for the quarter ended January 31, 1996, as reported in accordance with GAAP appear high. The Company's revenues and operating income for such quarter would have been $47.2 million lower and $14.2 million lower, respectively, if the Company's results for the quarter ended January 31, 1996 had included the acquired companies' results for the three months ended January 31, 1996.


(2) Includes costs of $682,000 incurred during the third quarter of 1996 in connection with the discontinuation of a printing division at a subsidiary.

(3) Includes one-time nonrecurring acquisition costs of $3,940,000 and $1,787,000 for each of the first two quarters of fiscal 1997, respectively, and $4,671,000, $521,000, $824,000 and $2,041,000 for each of the four quarters of fiscal 1996, respectively. These one-time nonrecurring acquisition costs are the result of business combinations consummated during the fiscal year and accounted for under the pooling-of-interests method of accounting. Under GAAP, acquisition costs incurred in conjunction with pooling-of-interests combinations must be recorded as expense.

INFLATION

    The Company does not believe that inflation has had a material impact on its results of operations.

FACTORS AFFECTING THE COMPANY'S BUSINESS

    The future operating results of the Company may be affected by a number of factors, including the matters discussed below:


    The Company has an aggressive acquisition strategy that has involved, and is expected to continue to involve, the acquisition of a significant number of additional companies in related lines of businesses. From its inception through January 25, 1997, the Company completed 138 acquisitions. In addition, the

Company currently has, and from time to time expects to enter into, letters of intent with respect to the acquisition of additional office and educational products and equipment businesses, both in the United States and internationally, consistent with its strategy of pursuing an aggressive acquisition program.


    The Company depends on acquisitions and organic growth to increase its earnings. There can be no assurance that the Company will complete acquisitions in a manner that coincides with the end of its fiscal quarters. The failure to complete acquisitions on a timely basis could have a material adverse effect on the Company's quarterly results. Likewise, delays in implementing planned integration strategies and activities also could adversely affect the Company's quarterly earnings. In addition, there can be no assurance that acquisitions will occur at the same pace or be available to the Company on favorable terms, if at all. For example, if the market price of the Common Stock were to decline significantly over a sustained period, the owners of potential acquisition targets may not be willing to receive shares of Common Stock in exchange for their businesses, thereby adversely affecting the pace of the Company's acquisition program. Such an effect on the pace of the Company's acquisition program could further reduce the price of a share of Common Stock, to the further detriment of the Company's acquisition strategy. In addition, the consolidation of the contract stationer industry has reduced the number of larger companies available for sale, which could lead to higher prices being paid to acquire such companies. The failure to acquire additional businesses and to acquire such businesses on favorable terms in accordance with the Company's growth strategy could have a material adverse impact on future sales and profitability.



    The Company's acquisition strategy has resulted in a significant increase in sales, employees, facilities and distribution systems. While the Company's decentralized management strategy, together with operating efficiencies resulting from the elimination of duplicative functions and economies of scale, may present opportunities to reduce costs, such strategies may initially necessitate costs and expenditures to expand operational and financial systems and corporate management and administration. These various costs and possible cost-savings strategies may make historical operating results not indicative of future performance. In addition, there can be no assurance that the pace of the Company's acquisitions will not adversely affect the Company's efforts to implement its cost-savings strategies and to manage its acquisitions profitably.


    The Company operates in a highly competitive environment. Some of the Company's current and potential competitors are larger than the Company and have greater financial resources. No assurances can be given that competition will not have a material adverse effect on the Company's business.

    The Company expects to continue to focus significant attention and resources on future international expansion. In addition to the factors described above that may impact the Company's domestic operations, the Company's operations in foreign markets are subject to a number of inherent risks, including currency exchange rates, new and different legal and regulatory requirements, difficulties in staffing and managing foreign operations, risks specific to different business lines that the Company may enter and other factors.

    For a more complete discussion of the above factors, see "Risk Factors."

                                    BUSINESS

    The following Business section contains forward-looking statements which involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

COMPANY OVERVIEW


    U.S. Office Products is one of the world's largest and fastest growing suppliers of a broad range of office products and business services to corporate, commercial, industrial and educational customers. Since its founding in October 1994, the Company has emerged as a leading consolidator of several highly fragmented industries that serve the office needs of business and educational customers. The Company has annualized revenues of $2.8 billion (double the pro forma revenues for the six months ended October 26, 1996). U.S. Office Products currently provides products and services from over 300 facilities in North America, and from over 350 facilities in New Zealand, Australia, and the United Kingdom. The Company currently has over 13,000 employees.



    The Company's strategy is to serve as the sole source for the full range of business products, services, and equipment used by middle market businesses around the world. The Company believes that middle market businesses, which it defines as those with between 20 and 500 employees, constitute the fastest growing sector of the economy and have served as a greater source of new job growth in recent years than have larger organizations. The Company sells to its business and educational customers a full range of more than 34,000 products and services, including office supplies, office furniture, office coffee services, computer and telecommunications network services, forms management and school supplies and school furniture. The Company believes that, in many middle market businesses, most of these products and services are purchased by a single decisionmaker. The Company's goal is to emerge as the provider of choice for all of a customer's office needs by offering superior customer service, convenience and a full range of products and services to such decisionmakers.



    The Company has an aggressive acquisition program through which it has acquired and seeks to acquire companies with established sales presences and brand names in given geographic, product or service markets. From its founding through January 25, 1997, the Company has completed 138 acquisitions. The Company believes that the fragmented nature of many of the markets it serves has both allowed it to identify suitable acquisition candidates and enabled it, through acquisitions, to establish a leadership position in these markets. For example, the Company believes that, based on current sales volume, it is now one of the largest contract stationers in the United States, one of the largest school supply distributors in the United States, one of the largest providers of office coffee services in the United States and one of the largest providers of contract furniture in the United States. The Company is currently organized into six divisions to serve its various product, service, and geographic markets, and to identify and pursue complementary acquisitions within these markets.


    As a result of its aggressive acquisition program, the Company has been in discussions with potential acquirees at most times since its founding. It currently has, and from time to time expects to enter into, letters of intent with respect to additional companies, both in the United States and internationally. There can be no assurance, however, that definitive agreements for additional acquisitions will be executed or that additional acquisitions will be completed. See "Risk Factors --Rapid Expansion; Dependence on Acquisitions for Future Growth."

    The Company operates with a decentralized sales and customer contact strategy in an effort to provide superior customer service and retain the historical customers of acquired businesses. The Company believes that many customers purchase office products and business services based on established long-term commercial relationships. The Company seeks to preserve these relationships by retaining the management, sales organizations, and brand name identity of acquired companies. By broadening the range of products and services that it sells, the Company also believes that it can create additional sales opportunities for its local sales organizations.

    At the same time, the Company seeks to achieve the operating efficiencies of a large organization by (i) generating cost savings through volume purchasing of office products and increasing the percentage of office supplies purchased directly from manufacturers; (ii) combining certain general and administrative functions at the corporate level and eliminating redundant facilities; and (iii) implementing improved technology and operating systems. In its acquisition program, the Company utilizes a "hub and spoke" strategy, which involves the acquisition of (i) a larger established, high quality local company, or hub, and
(ii) additional smaller companies, or spokes, in secondary markets surrounding the hubs. Where possible, the operations of the acquired spokes are integrated into the operations of existing hubs, thereby eliminating a portion of the operating expenses of the acquired spokes. The Company also has begun to develop regional consolidation and integration plans to enable certain operational activities, such as warehousing, to be shared among the hubs and spokes located within a specific geographic area. The Company expects this regional approach will permit the elimination of duplicative facilities and costs.

MARKET OVERVIEW


    The Company has served the following related markets in North America and abroad:


NORTH AMERICAN OFFICE PRODUCTS


    CONTRACT STATIONERY


    According to independent research reports, the traditional office supplies market in the United States generates approximately $60 billion in annual sales. The companies servicing this market include: (i) discount superstore retailers;
(ii) mail order marketers; (iii) traditional retail stores; and (iv) contract stationers. Independent estimates indicate that the aggregate size of the retail and mail order markets is approximately $30 billion in annual sales and that the size of the contract stationer market is also approximately $30 billion in annual sales. The Company believes that the total $60 billion market can be classified by customer type into three segments: the large corporate segment, the middle market corporate segment and the small office segment.

    The large corporate segment is comprised of companies with 500 or more employees. These customers often negotiate contract pricing on many of the office products they routinely purchase, and the Company believes that this segment of the market is more price sensitive than the middle market corporate segment. The large corporate segment has historically been served by contract stationers, and the Company believes that this segment is currently the focus of several of its largest competitors.

    The middle market corporate segment, which is the focus of the Company's sales efforts, is composed of companies between 20 and 500 employees. The Company believes that companies in this segment do not have large numbers of employees to devote to the function of purchasing office products, and that, while these products are important to the functioning of businesses, office products are not necessarily a large portion of the costs of companies in this segment. As a result, the Company believes that this segment is more driven by the level of service provided than by price. This segment historically has been served primarily by contract stationers, and, to a much lesser extent, by mail order marketers and traditional retail dealers. Discount superstore chains and mail order marketers have attempted to gain market share in this segment by providing delivery services and allowing credit card purchases. However, the Company believes that discount superstores and mail order marketers have achieved only limited penetration because they do not provide the level of service required by customers in this segment.

    The small office segment consists of home offices and small businesses with 20 or fewer employees. These customers historically have purchased office supplies from retail dealers at or near manufacturers' list prices. Discount superstores and mail order marketers have captured an increasing share of sales to this segment primarily by offering lower prices and providing a better product selection than retail dealers.

    The $30 billion U.S. corporate office supplies segment has historically been serviced by numerous contract stationers, most of which operate in only one metropolitan area and have annual sales of less than $15 million. However, as the office products industry undergoes rapid consolidation, the Company believes that many smaller office supply companies will be unable to compete because, in part, of their inability to purchase products at favorable prices. As a result, these companies will be acquired by larger companies or closed. The Company believes that it has five competitors with revenues in excess of $500 million supplying office products to the corporate segments, that none of these competitors has a market share in excess of 10% and that their combined market share is less than 35%. See "--Competition."

    OFFICE COFFEE SERVICES

    The Company believes that the office coffee services ("OCS") industry in the United States generates approximately $3 billion in annual sales. The Company believes that this industry is also highly fragmented, with most companies in the industry having sales of under $15 million.

    OFFICE FURNITURE

    The Company believes that there are thousands of companies selling office furniture to the corporate, commercial and industrial markets. The Company believes that the office furniture market in North America had sales of approximately $12 billion in 1995.

SCHOOL SUPPLIES AND SCHOOL FURNITURE

    According to the National Center of Education Statistics, there are approximately 137,000 private and public schools that serve approximately 54.4 million kindergarten through 12th grade students in the United States. The Company believes that these schools are serviced by a fragmented industry of over 1,000 independent dealers, who generated sales totaling over $3 billion in 1995.

INTERNATIONAL OFFICE PRODUCTS


    The Company believes that the international office products industry, like the office supplies industry in the United States, is highly fragmented and therefore represents a consolidation opportunity for the Company. According to independent research estimates, annual sales in the contract stationer market in developed countries excluding the United States exceed $100 billion.


COMPUTER AND TELECOMMUNICATIONS NETWORK SERVICES

    According to independent research reports, computer and telecommunications network services constitute a combined market of over $50 billion. The Company believes that this market is growing rapidly and that an opportunity exists for the Company to provide these services to its middle market customers.

BUSINESS STRATEGY

    The Company's objective is to become the premier provider of office products and business services to middle market companies around the world. The Company is pursuing several strategies to accomplish this objective, including:

    MAKING STRATEGIC ACQUISITIONS TO CONSOLIDATE THE DOMESTIC OFFICE PRODUCTS MARKET. The Company believes that various North American office products markets remain highly fragmented and that it has the opportunity to continue to consolidate these markets through selective acquisitions of leading companies. The Company believes that its policy of retaining the brand name and empowering the management of acquired companies helps to make it the acquirer of choice for many companies. Moreover, this strategy enables the Company to draw on the contacts and expertise of local management by empowering them to identify acquisition candidates and to participate in the process of integrating newly acquired companies into U.S. Office Products.


    EXPANDING THE COMPANY'S PRODUCT AND SERVICE OFFERINGS. The Company intends to continue to broaden the complement of products and services it offers in order to increase its sales to existing customers. The Company believes that many of its subsidiaries can maximize their sales, warehousing and distribution capabilities by offering a broader array of products and services to their customers. The Company's strategy in making acquisitions in complementary office-related markets is to maximize the cross-selling opportunities and operating efficiencies available to these subsidiaries. For example, certain of the Company's subsidiaries offer to the same customers office supplies, contract furniture, and office coffee services, although the Company believes that this is occurring at a relatively small number of subsidiaries and that significant additional cross-selling opportunities exist among its existing subsidiaries. Over time, the Company's strategy is to complement these offerings with additional office-related products and services, such as computer network services and forms management.



    ACHIEVING OPERATING EFFICIENCIES. The Company's strategy is to continue to reduce costs as a percentage of sales by taking advantage of purchasing, operating, and administrative efficiencies which it believes can be achieved with the Company's increased size and scale. For example, office product manufacturers historically have offered more favorable prices and rebates to high volume purchasers. As it has grown, the Company has negotiated certain additional discounts and rebates with its suppliers and vendors and believes that it will be able to increase the discounts and rebates in the future. The Company believes that it will be able to achieve operating efficiencies by eliminating redundant facilities and reducing overhead and by combining certain general and administrative functions, such as purchasing and implementation of computer systems, purchasing or leasing of delivery vehicles, and the process of securing accounting, insurance, financial management, marketing, human resources and legal support. The Company has also begun to develop regional consolidation and integration plans, such as to establish regional warehouses (referred to by the Company as district fulfillment centers), which will enable certain operational activities to be shared among the hubs and spokes that are located within a specific geographic area. In addition, the Company publishes its annual proprietary catalog of its office products including approximately 5,000 stock keeping units ("SKUs"). The Company believes this catalog assists its subsidiaries in reducing their reliance on wholesalers and in enabling them to purchase more items directly from manufacturers at lower cost. Consistent with the Company's decentralized operating approach, the Company-wide catalog is customized for each subsidiary so that the cover bears the name of the subsidiary and the initial pages can provide information specifically about that subsidiary.


    IMPLEMENTING SYSTEM AND TECHNOLOGY IMPROVEMENTS. Certain subsidiaries have developed operating and technology systems designed to improve and enhance their operations, including computerized inventory management and order processing systems, computerized quotation and job costing systems, and computerized logistics and distribution systems. The Company plans to incorporate industry-standard technology platforms, including frame relay networks, bar coding, and radio frequency technologies at its existing and planned regional warehouses, referred to by the Company as district fulfillment centers ("DFCs"). The Company believes that these platforms will allow it to process orders and track inventory and order fulfillment on a real-time basis, forecast demand by specific inventory item, or SKU, and generate customized usage and billing reports for their customers. The Company believes that implementation of these systems at additional facilities will significantly increase the speed and accuracy of order processing and fulfillment at the subsidiaries, while reducing inventory turns and providing measurement and analysis tools that facilitate efficient operation. In addition, in December 1996, the Company acquired TSH, a leading vendor of management information systems to the office products industry. A substantial portion of the Company's North American contract stationery subsidiaries currently use TSH software for their computerized inventory management systems, order processing systems and warehouse management and distribution systems. The Company believes that TSH's leading historical position in supplying MIS to the industry will enable it to speed the adoption of systems throughout the Company.



    SEEKING TO CONSOLIDATE THE INTERNATIONAL OFFICE PRODUCTS MARKET BY MAKING ACQUISITIONS IN ATTRACTIVE MARKETS. The Company believes that the international office products market represents an attractive consolidation opportunity. In the past year, the Company acquired Blue Star, a leading office products company in New Zealand, through which it has acquired numerous office products companies in New Zealand and Australia, including Whitcoulls. In 1996, the Company acquired numerous office products companies in Australia and a 49% ownership stake in Dudley, the largest independent office products dealer in the United Kingdom. The Company currently operates from 267 facilities in New Zealand, 96 facilities in Australia, six facilities in the United Kingdom, and two facilities in Canada. The Company's initial focus has been to acquire companies in English speaking countries, although the Company expects in the future to acquire companies in other countries.


PRINCIPAL PRODUCTS AND SERVICES


    The Company has operated through six divisions which provide products and services and through which it seeks to identify and pursue complementary acquisitions.


NORTH AMERICAN OFFICE PRODUCTS

    Sales of office products to business customers in North America accounted for the largest portion of the Company's revenues for fiscal year 1996 and for the first six months of fiscal year 1997. The Company's strategy is to continue to increase its presence in this market by acquiring profitable companies which have established a leading market position in a given geographic area. To continue to implement successfully its strategy of acquiring and integrating leading independent companies in geographic regions throughout the United States, the Company has established an organizational structure in which regional "quarterbacks" (similar to regional vice presidents) are responsible for coordinating the Company's activities in 12 Company-defined geographic regions of the country. The Company sells office products in the North American market through three divisions: contract stationery, office coffee services and office furniture.

    CONTRACT STATIONERY DIVISION


    The Company sells office and related supplies and equipment in the domestic office contract stationer market. The Company's offerings include desktop accessories, writing instruments, paper products, computer consumables and business machines. As of January 25, 1997, the Company served this market from 38 hubs and 40 spokes. The Company believes it has over 200,000 corporate customers for office supplies in the North American market. The Company believes its decentralized management philosophy results in better customer service by allowing local management the flexibility to implement policies and make decisions based on the needs and desires of local customers. The Company encourages its local managers to work collaboratively within geographic regions and to share successful operating strategies.


    The Company generally provides next-day delivery of ordered items and, on request, same-day delivery. This "just in time" service enables certain customers to reduce overhead cost by reducing inventory and the associated personnel and space requirements. The Company believes that many of its customers purchase office products based on an established long-term business relationship with one primary supplier. The Company obtains office products from many sources, including manufacturers and wholesalers, and maintains warehouses from which ordered items are delivered to customers. With respect to office supplies, approximately one-third of ordered items are not kept in inventory but are obtained by the Company from wholesalers with which the Company has relationships. The Company does not believe that its ability to deliver goods to its customers is dependent on any particular wholesaler.

    Orders are received by the Company's sales personnel primarily by telephone or facsimile. In addition, the Company uses an electronic data interchange ("EDI") system between the Company and certain of its customers. Using this system, customers are able to place orders directly into the Company's computer systems, manage their own inventory and generate customized usage reports and invoices. Orders to be filled are routed electronically to either the Company's warehouse or, if the ordered item is not stocked by the Company at its local warehouse, to a wholesaler.

    After receiving a customer order, the Company fills the order (excluding items to be supplied by wholesalers) by "picking" the goods from the Company's warehouse. At certain facilities, the Company's computer systems automatically generate "picking" orders arranged according to the location of ordered items within the Company's warehouse, improving the efficiency of warehouse personnel in filling orders. The Company also has installed conveyer systems at these facilities to move orders through the Company's warehouses more efficiently. When orders have been picked, they are combined with the wholesaler portion of the order, if required. Finally, delivery-ready orders are staged and loaded onto trucks on a first-in, last-out basis, based on delivery routes. At these facilities, staging and loading of trucks and delivery routes are computer generated to improve delivery and distribution efficiency. The Company intends to implement additional computerized warehouse systems as it consolidates additional warehouses and implements a system of regional distribution fulfillment centers. The Company delivers ordered items using Company-owned trucks, leased trucks and unaffiliated delivery companies.


    OFFICE COFFEE SERVICES DIVISION


    Office coffee services ("OCS") businesses typically provide and install coffee brewing equipment in a customer's office at no charge but require customers to purchase, on an ongoing basis, a minimum volume of coffee and related items from the OCS business. OCS businesses generally also offer a wide assortment of both coffee and related products, including creamers, sugar, stirrers, teas, sodas, juices and bottled waters, as well as snack items and all other items that are likely to be found in an employee "breakroom" or lunch room, including plastic flatware, napkins, paper cups, straws and similar items.


    In the last two years, the Company has acquired 13 OCS companies serving the following North American markets: Washington, D.C., Atlanta, Miami, Baltimore, Milwaukee, Madison (WI), Wilkes Barre/Scranton, Philadelphia, New Orleans, Los Angeles, Portland, Seattle, El Paso, Dallas and Vancouver and Ottawa, Canada.



    In September 1996, the Company signed an agreement through which it secured an exclusive arrangement to distribute Starbucks-Registered Trademark- coffee in the North American OCS market for five years subject to, among other things, satisfaction of certain minimum purchase requirements. The Company is in the process of developing promotional materials, preparing materials for its catalog, and allowing certain of its employees to receive training at Starbucks' facilities in connection with this strategic alliance with Starbucks. The Company believes that this strategic alliance will strengthen its position in the OCS market and will enhance its ability to cross-sell office coffee services to its existing clients.



    OFFICE FURNITURE DIVISION



    The Company sells catalog, contract and remanufactured furniture to the office furniture market, both through its office supplies businesses and through 13 subsidiaries that principally serve the furniture market. The Company believes that it has over 35,000 corporate customers for office furniture.


    The Company sells furniture to three different types of customers. The smaller customer typically purchases furniture such as lower-priced chairs and file cabinets from the Company's office supplies catalogs. The middle market customer typically purchases furniture of higher quality and functionality, and the large customer buys high-quality furniture of a more sophisticated design and tends to make project-oriented purchases. The Company also sells refurbished and remanufactured furniture specially designed for contract and middle market customers. To a lesser extent, the Company rents furniture to various customers on a short-term basis.


SCHOOL SUPPLIES AND SCHOOL FURNITURE DIVISION


    The Company sells school and office supplies and school furniture to the kindergarten through 12th grade ("K-12") educational market primarily through its School Specialty, Inc. subsidiary, which recently has acquired six companies serving this market, as well as through its Re-Print Corporation subsidiary.

    The Company's school supplies and school furniture business focuses on the approximately 137,000 private and public schools that serve approximately 54.4 million K-12 students in the United States. Categories of sales in the educational market include classroom, art, office and instructional materials (excluding textbooks), and desks, chairs, tables and other furniture for classroom, cafeteria, library, locker and laboratory use.


    The Company employs a three-tiered approach to the industry. It utilizes a direct sales force group to market products to individual school systems throughout the United States. A National Bid Desk group responds to Requests for Proposals ("RFPs") and larger regional or statewide contracts. The Company's Re-Print Corporation subsidiary uses a direct mail program to reach over 1.6 million teachers with what the Company believes is the largest and most comprehensive catalog in the U.S. school supply market-place.


    The Company believes that the school supplies and school furniture market has been growing as school enrollments have increased. The Company believes that it is one of the leading distributors of supplies and furniture to this market, and is therefore well-positioned to further consolidate the market.


COMPUTER AND TELECOMMUNICATIONS NETWORK SERVICES DIVISION


    The Company believes that there is a significant and growing market for computer and telecommunications network services in the middle market office environment, due to the increasing acceptance of Local Area Networks, Wide Area Networks, and Internent/Intranet Services and systems by this customer base. The Company believes it is well-positioned to offer such services due to its current status as a supplier of computer furniture, computer supplies, and computer and printer consumable items to this market segment.

    In October 1996, the Company acquired Bay State Computer Group, a leading New England-based network computer systems provider with approximately $80 million in revenues for the 12 months ended October 1996, and Fortran Corporation, a Virginia-based telecommunications, technology and services firm. The Company believes that many of its current customers would like to purchase computer and telecommunications network services from suppliers from whom they already purchase office and computer-related supplies.


INTERNATIONAL OFFICE PRODUCTS DIVISION


    The Company intends to focus significant attention and resources on international expansion. The Company's initial acquisition efforts outside of the United States have focused on companies in English-speaking countries. The Company currently sells office and educational products and equipment and certain other products and services in New Zealand and Australia through Blue Star and its subsidiaries, including Whitcoulls, and in the United Kingdom through its 49% interest in Dudley. See "Recent Developments."

    The Company's operations in New Zealand and Australia currently include, in addition to the office products business, the sale and leasing of telecommunications and office automation equipment and products, as well as the provision of related maintenance and system design and implementation services, retail stationery and book stores, manufacturing of commercial, scholastic and household stationery products and printing operations. Blue Star has completed 39 acquisitions during the last three years to become one of the largest office products companies in New Zealand. The Company believes that its acquisitions of Blue Star and Whitcoulls have made it one of the largest office products suppliers in the Pacific Rim.

    The Company believes that Dudley is the largest independent office products dealer in the United Kingdom. Under the Company's joint venture agreement with Dudley, the Company has made and will make further investments of working capital in Dudley to enable Dudley to seek to consolidate the United Kingdom office products market.

    The Company's strategy is to continue to make international acquisitions to increase its presence in the international office products market. The Company expects to focus its international acquisition program in Western Europe and Scandinavia.

SALES AND MARKETING

    The Company believes that its ability to maintain and grow its customer and revenue base will depend, in part, on its ability to maintain a high level of customer satisfaction, as well as competitive prices. The Company believes that its customers typically purchase office products based on an established long-term business relationship with one primary supplier. The Company establishes and maintains its relationships with customers by assigning a sales representative to most customers. The Company currently employs approximately 3,000 North American sales representatives and 2,000 sales representatives in New Zealand and Australia.

    Sales representatives, who are compensated almost exclusively on a commission and/or incentive basis, have frequent contact with their customers and share responsibility for increasing account penetration and providing customer service. Sales representatives also are responsible for marketing efforts directed to prospective customers and for responding to all bid and/or contract requests for their existing and prospective customers. The Company emphasizes a team approach, and generally integrates management, sales, customer service, purchasing and other personnel into the relationship with each customer. The Company believes that its decentralized management strategy offers it a competitive advantage because, by not adhering to a standardized national model, it has greater flexibility to respond to the needs of each local customer while achieving the buying power and operating efficiencies of a large company.

    The Company focuses its marketing efforts on the middle market business segment of the office products industry. The Company believes that a significant opportunity exists in the middle market business segment and that the larger office products companies with which the Company competes have focused more on the large corporate segment. The Company sells primarily through direct contact with customers and potential customers and does not conduct significant mass market advertising.

    The Company continues to leverage its expertise in operations that are not typical of traditional contract stationers, such as office coffee service operations, by training its sales personnel in these different areas and emphasizing a full service approach to its sales. The Company believes that, by integrating its office products operations with these other related operations, it can leverage its sales, warehousing and distribution capabilities, while offering its corporate, commercial, industrial and educational customers a single source vendor for more of their office requirements.

COMPETITION

    The Company operates in a highly competitive environment. The Company's competitors in the markets that it serves are generally smaller, independent companies, many of which are well-established in their markets. In addition, in the contract stationer market, the Company competes with five large office products companies, each of which is believed to have annual revenues in excess of $500 million: Boise Cascade Office Products Corporation; Corporate Express, Inc.; Office Depot, Inc.; BT Office Products International, Inc.; and Staples, Inc. Two of these five competitors are divisions of discount superstore chains and two others are owned in substantial portion by large manufacturers of office products. In addition, Office Depot, Inc. and Staples, Inc. recently announced a proposed merger between the two companies.

    In the contract stationer market, as well as the other markets that it serves or proposes to serve, the Company believes that customers not only are concerned with the overall reduction of their office products costs but also place an emphasis on dependability, superior levels of service and flexible delivery capabilities. The Company believes that it competes favorably with the five large companies in the contract stationer market on the basis of service and price. However, some of these companies have greater financial resources than the Company.


    The Company faces significant competition to acquire additional businesses as the office products industry undergoes continuing consolidation. Significant competition exists, or is expected to develop, in the other markets that the Company serves or is planning to enter as consolidation occurs (or accelerates) in those markets. A number of the Company's major competitors are actively pursuing acquisitions outside of the United States. These companies, or other large companies, may compete with the Company for acquisitions in markets other than the market for office products. Such competition could lead to higher prices being paid for acquired companies. The Company believes that its decentralized management strategy and other operating strategies make it an attractive acquirer of other companies. However, no assurance can be given that the Company's acquisition program will be successful in the future.


EMPLOYEES

    As of October 26, 1996, the Company had over 13,000 full-time employees, a small number of which are members of labor unions. The Company considers its relations with its employees to be satisfactory.

                                   MANAGEMENT

    The following table sets forth certain information concerning each of the executive officers, directors and key employees of the Company.


                NAME                      AGE                                    POSITION
------------------------------------      ---      ---------------------------------------------------------------------

EXECUTIVE OFFICERS AND DIRECTORS

Jonathan J. Ledecky.................          38   Chief Executive Officer and Chairman of the Board

Timothy J. Flynn....................          43   President and Chief Operating Officer

Donald H. Platt.....................          50   Senior Vice President, Chief Financial Officer and Treasurer

Mark D. Director....................          38   Executive Vice President, General Counsel and Secretary

Martin S. Pinson....................          51   Executive Vice President

John K. Burgess.....................          40   President--Burgess, Anderson & Tate, Inc. ("BAT"); Director

Jack L. Becker, Jr. ................          45   President--Dameron-Pierson Company, Limited ("Dameron-Pierson");
                                                   Director

David C. Gezon......................          43   President--C.W. Mills Acquisition Corp. ("C.W. Mills"); Director

David C. Copenhaver.................          32   Senior Vice President--The Smith-Wilson Co. ("Smith-Wilson");
                                                   Director

Clifton B. Phillips.................          36   Director

Milton H. Kuyers....................          58   Director

Allon H. Lefever....................          48   Director

Edward J. Mathias...................          55   Director

John A. Quelch......................          43   Director

KEY EMPLOYEES

Roger L. Choquette..................          48   President--Furniture Division

H. Steve Swink......................          55   President--Coffee and Beverage Division

Daniel P. Spalding..................          41   President--School Supply Division; President--School Specialty Inc.

James T. Claypoole..................          63   President--Computer and Telecommunications Network Services Division;
                                                   President--Bay State Computer Group, Inc.

Eric J. Watson......................          37   President--International Division; President--Blue Star

Kevin J. Thimjon....................          30   Vice President, Corporate Controller and Assistant Treasurer


    JONATHAN J. LEDECKY founded the Company in October 1994 and has served since then as its Chairman of the Board and Chief Executive Officer. Prior to founding the Company, Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc. and from 1991 until September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly owned subsidiary of Steelcase Inc., the nation's largest manufacturer of office furniture products. While at Legacy Dealer Capital Fund, Mr. Ledecky was responsible for providing corporate advisory services for Steelcase's network of office products distributors. In addition, Mr. Ledecky has served as a director of, or corporate advisor and/or consultant to, several office products companies. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, a publicly traded investment management company. Mr. Ledecky serves as a director of publicly traded MLC Holdings, Inc. Mr. Ledecky is a graduate of Harvard College and Harvard Business School.

    TIMOTHY J. FLYNN is a Director and the President and Chief Operating Officer of the Company. Mr. Flynn held a variety of positions at Andrews Office Supply and Equipment Company ("Andrews"), including President, Executive Vice President and Chief Operating Officer between 1987 and 1996. Mr. Flynn joined Andrews in 1986 after being employed for 10 years in the commercial sales division of M.S. Ginn and Company, an office products supplier in Washington, D.C. Mr. Flynn is a former member of the board of directors of the National Purchasing Association ("NPA"), an association of office products companies, and the former Vice Chairman of the Commercial Dealer Division of the Business Products International Association (formerly known as the National Office Products Association ("NOPA")). Mr. Flynn received his undergraduate degree and a Masters in Administration from the University of Maryland.

    DONALD H. PLATT has served as the Senior Vice President and Chief Financial Officer of the Company since August 1995 and as Treasurer since August 1996. From April 1995 until August 1995, Mr. Platt served as the Company's Senior Vice President--Corporate Development. From 1990 through 1993, Mr. Platt served as Dealer Business Consultant and, from January 1994 through April 1995, as Vice President of Dealer Financing for Steelcase Financial Services, Inc., a finance subsidiary of Steelcase. Mr. Platt was responsible for 22 acquisitions and divestures of independent Steelcase dealerships in the U.S. and Canada from January 1994 through April 1995. Mr. Platt has served as a director of 10 different office furniture dealerships, several of which were also prominent office products dealers. Mr. Platt is a graduate of Stanford University and the Stanford Graduate School of Business.

    MARK D. DIRECTOR joined the Company as its Executive Vice President, General Counsel and Assistant Secretary in February 1996. In August, 1996, he was appointed Secretary of the Company. From 1990 through February 1995, Mr. Director was a principal of the law firm of Fields & Director, P.C., located in Washington, D.C., which he founded after his association from 1984 to 1990 with the law firm of Debevoise & Plimpton. From February 1995 to September 1995, he served as Vice President, General Counsel and Assistant Secretary of Radio Movil Digital Americas, Inc. ("RMD"), a company that owns and operates specialized mobile radio networks throughout South America. From September 1995 to February 1996, Mr. Director served as Executive Vice President of RMD. Mr. Director received his undergraduate degree from Harvard College and his law degree from Harvard Law School.

    MARTIN S. PINSON has served as Executive Vice President of the Company since the Company's organization. He previously served as Secretary of the Company from October 1994 through August 1996 and as Chief Financial Officer from October 1994 to August 1995. From 1991 to 1994, Mr. Pinson was the President and Chief Executive Officer of Pinson and Associates, a Washington, D.C. firm providing consulting and corporate finance services to private and publicly held corporations. Prior to forming Pinson and Associates, Mr. Pinson was Senior Vice President at Greater Washington Investors, Inc., a publicly traded venture capital investment company located in Washington, D.C. Mr. Pinson has served on the board of directors of more than 15 private and publicly held companies. He received his undergraduate degree from Union College and his law degree from Georgetown University.

    JOHN K. BURGESS is a Director of the Company and the President of BAT. Mr. Burgess has served since April 1993 as the Chief Operating Officer of BAT. From April 1990 through March 1993, Mr. Burgess served as Vice President--Sales and Marketing for BAT. Prior to April 1990, Mr. Burgess held a variety of positions at BAT. Mr. Burgess received a bachelor's degree in business management from Florida Southern College.

    JACK L. BECKER, JR. is a Director of the Company and the President of Dameron-Pierson. Mr. Becker has served as the President of Dameron-Pierson since May 1992. From 1989 through April 1992, Mr. Becker served as Executive Vice President of Dameron-Pierson, with responsibility for sales and office furniture operations. Mr. Becker is a former member of the board of directors of NPA and a member of the dealer councils of Office Furniture USA and Krueger International, each of which is an office products trade organization. Mr. Becker received a bachelor's degree in management from the University of New Orleans.

    DAVID C. GEZON is a Director of the Company and the President of C.W. Mills. Mr. Gezon has worked for C.W. Mills since 1970 and has served as its President since 1988. Mr. Gezon received an undergraduate degree from Calvin College and a Masters in Business Administration ("M.B.A.") from Western Michigan University.

    DAVID C. COPENHAVER is a Director of the Company. Mr. Copenhaver has served as Senior Vice President--Smith-Wilson since Copenhaver Holdings, Incorporated purchased Smith-Wilson in 1989. Mr. Copenhaver received both his undergraduate degree and an M.B.A. from the University of Virginia.

    CLIFTON B. PHILLIPS is a Director of the Company. Mr. Phillips served as President of Mills Morris Inc. ("Mills Morris Arrow") from 1993 to May 1996. For more than four years prior to becoming President of Mills Morris Arrow, he held a variety of positions at Mills Morris Arrow including President of Mills Morris Business Interiors and General Manager of Arrow Business Products. Mr. Phillips received his undergraduate degree from Columbia University and an M.B.A. from The University of Pennsylvania.

    MILTON H. KUYERS is a Director of the Company. Mr. Kuyers is a part owner and executive officer of a number of privately held companies, including Zero Zone Refrigeration Manufacturing Co., a manufacturer of commercial refrigeration units; Desert Air Corp., a manufacturer of commercial dehumidification equipment; Northwest Coatings, Inc., a manufacturer of coating products; Grayline, Inc., a manufacturer of tubing used in the appliance and electrical industries; Barch Communications, Inc., a distributor of business telephone systems and cellular telephones; and Faustel, Inc., a manufacturer of custom coating equipment. Prior to 1993, Mr. Kuyers served as the President of Star Sprinkler Corp., a manufacturer of sprinkler heads for fire protection systems. He serves on the board of directors of Medical Advances, Inc., a manufacturer of parts for medical diagnostic applications. Prior to its acquisition by the Company, Mr. Kuyers also served as a director of H.H. West. He holds an undergraduate degree in Business Administration and a M.B.A. from the University of Michigan.

    ALLON H. LEFEVER is a Director of the Company. Mr. Lefever has served as Vice President of the Affiliated Companies for High Industries, Inc. since April 1988. From 1988 until its acquisition by the Company, Mr. Lefever served as the Chairman of the Board and Chief Executive Officer of The Office Works, Inc. He currently serves on the boards of directors of several private companies. Mr. Lefever also is a director of the Lancaster Chamber of Commerce and serves on the Business Advisory Board of Millersville State University. Mr. Lefever received his undergraduate degree from Millersville State University and a Masters in Economics from Pennsylvania State University.


    EDWARD J. MATHIAS is a Director of the Company. Mr. Mathias is currently a Managing Director of The Carlyle Group, a Washington, D.C. based merchant bank. From 1971 through 1993, Mr. Mathias was with T. Rowe Price Associates, Inc., a major investment management organization, most recently as a Managing Director. He also served on the board of directors of T. Rowe Price and was a member of its management committee. While at T. Rowe Price, Mr. Mathias served as Chairman of various equity mutual funds, including the New Horizons Fund from 1982 through 1993. Mr. Mathias is the Chairman of the Board of Visitors at American University's Kogod School of Business Administration and serves on the board of overseers at The University of Pennsylvania's School of Arts and Sciences. Mr. Mathias presently serves on the board of directors of Sirrom Capital Corporation, a publicly traded small business investment company, Pathogenesis, a publicly traded bio-technology company, and on the boards of directors of several private companies. Mr. Mathias holds an undergraduate degree from The University of Pennsylvania and an M.B.A. from the Harvard Business School.

    JOHN A. QUELCH is a Director of the Company. Dr. Quelch is the Sebastian S. Kresge Professor of Marketing at the Harvard Business School. Dr. Quelch is the author of 12 books on marketing and is widely published in leading American business publications. Dr. Quelch serves on the boards of directors of Reebok International Ltd., a worldwide manufacturer and distributor of athletic footwear and apparel, and WPP Group plc, a marketing services company that includes Ogilvy & Mather, J. Walter Thompson and Hill & Knowlton. Dr. Quelch received an undergraduate degree from Oxford University in England, an M.B.A. from The University of Pennsylvania, and M.S. and Doctor of Business Administration degrees from Harvard University.


    ROGER L. CHOQUETTE is the President of the Furniture Division of the Company. Prior to joining the Company, Mr. Choquette spent 17 years in the contract office furniture industry, serving in a variety of management and officer level assignments with Steelcase, Inc. the world's largest office furniture manufacturer. In his capacity as Vice President--Dealer Alliances, from 1992 to 1993, Mr. Choquette was responsible for managing Steelcase's extensive network of approximately 450 independently owned contract office furniture dealers, several of which were also prominent office products dealers. In 1994, Mr. Choquette was promoted to Executive Vice President--Sales and Marketing, where he had direct responsibility for managing approximately $2 billion in contract office furniture and office product sales by Steelcase. Mr. Choquette received his B.A. from American International College.


    H. STEVE SWINK has served as President of the Coffee and Beverage Division of the Company since August 1995. Prior to joining the Company, Mr. Swink served for 18 years as the Vice President and Chief Operating Officer, and then President of Coffee Butler Services, Inc. ("Coffee Butler") during which time he guided the operations and growth of Coffee Butler into 10 branches located throughout the Southeast and Mid-Atlantic regions. Under his leadership and direction, Coffee Butler became one of the top three independently owned companies in the coffee service industry. Mr. Swink received his Bachelor of Science and Master of Education degrees from Mississippi State University and received a Doctorate of Philosophy from Georgia State University.

    DANIEL P. SPALDING has served as the President of the School Supply Division of the Company since May 1996 and has served as the President and Chief Executive Officer of School Specialty since 1988. From 1984 to 1988, Mr. Spalding was the Division President (and one of the co-founders) of JanSport, a manufacturer of sports apparel and backpacking equipment and a division of Blue Bell. Mr. Spalding is currently the President and a director of the National School Supply and Equipment Association ("NSSEA").

    JAMES T. CLAYPOOLE is President of Bay State Computer Group and has served as the President of the Computer and Telecommunications Network Services Division of the Company since October 1996. He has been in the computer sales business for 25 years, and formed Bay State Computer Group 12 years ago. He has also served as a board member for 12 years and as President for the last two years of the Digital Dealers Association. He received his undergraduate degree in Business Finance from the University of Colorado.

    ERIC J. WATSON has served as President of the International Division of the Company since May 1996. Mr. Watson has served as the President of Blue Star since 1991. Mr. Watson has substantial experience in company restructuring, acquisition and management, particularly within the office products and automation industry. Previously, he held general and divisional management positions at Xerox Corporation, where he was responsible for operations in Australia and New Zealand, and Whitcoulls Group. Mr. Watson is a graduate of the General Management Programme of the University of Auckland.

    KEVIN J. THIMJON has served as Vice President and Corporate Controller since joining the Company in August 1995 and as Assistant Treasurer since August 1996. From January 1993 to July 1995, Mr. Thimjon was an Audit Manager at Price Waterhouse LLP. From September 1991 to December 1992, he was the assistant controller for Centran Resource Group, Inc., a natural gas marketing company. Prior to September 1991, Mr. Thimjon was employed by Price Waterhouse LLP. Mr. Thimjon is a certified public accountant and a graduate of Concordia College in Moorhead, Minnesota.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth, as of January 9, 1997, except as otherwise provided and with respect to percentages, information with respect to beneficial ownership of the Company's Common Stock by (i) each director, (ii) each executive officer, (iii) the executive officers and directors as a group, (iv) each key employee, (v) each person known to the Company who beneficially owns 5% or more of the outstanding shares of the Common Stock, and (vi) each Selling Stockholder. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.



                                                              SHARES BENEFICIALLY     NUMBER         SHARES TO BE
                                                                 OWNED PRIOR TO      OF SHARES    BENEFICIALLY OWNED
                                                                    OFFERING          OFFERED       AFTER OFFERING
                                                             ----------------------  ---------  ----------------------

NAME                                                          NUMBER      PERCENT                NUMBER      PERCENT
-----------------------------------------------------------  ---------  -----------             ---------  -----------
OFFICERS AND DIRECTORS
Jonathan J. Ledecky(1).....................................  1,793,750         3.5%          0  1,793,750         3.0%
Clifton B. Phillips(2)(3)..................................  1,233,857         2.4%     20,000  1,213,857         2.1%
Timothy J. Flynn(3)(4).....................................    536,181         1.0%          0    536,181       *
Edward J. Mathias(5).......................................    196,250       *               0    196,250       *
David C. Copenhaver(3)(6)..................................    220,498       *               0    220,498       *
David C. Gezon(3)(7).......................................    112,830       *               0    112,830       *
Martin S. Pinson(8)........................................    132,051       *               0    132,051       *
Milton H. Kuyers(3)(9).....................................     86,521       *               0     86,521       *
Jack L. Becker, Jr.(3)(10).................................     36,648       *               0     36,648       *
John K. Burgess(11)........................................     39,745       *           2,900     36,845       *
Donald H. Platt (12).......................................     61,952       *               0     61,952       *
Allon H. Lefever(3)(13)....................................     17,900       *           1,700     16,200       *
John A. Quelch(14).........................................     15,000       *               0     15,000       *
Mark D. Director(15).......................................     25,081       *               0     25,081       *
                                                             ---------
All executive officers and directors as a group............  4,508,264         6.9%     24,600  4,483,664         6.1%

KEY EMPLOYEES
Eric J. Watson(16).........................................  1,930,145         3.8%    900,000  1,030,145         2.0%
James T. Claypoole.........................................    513,727         1.0%          0    513,727       *
Daniel P. Spalding.........................................    149,511       *          15,000    134,511       *
H. Steve Swink.............................................     92,409       *          12,409     80,000       *
Roger L. Choquette(17).....................................     28,750       *               0                  *
Kevin J. Thimjon(18).......................................     15,456       *               0     15,456       *

5% STOCKHOLDERS
Pilgrim Baxter & Associates(19)............................  3,851,600         7.5%          0  3,851,600         6.5%
  1255 Drummers Lane, Suite 300
  Wayne, PA 19087-1950

ADDITIONAL SELLING STOCKHOLDERS
Vass & Lynn Sirpolaidis(3).................................  1,370,175         2.7%    500,000    870,175         1.5%
Williams Exempt Trust(3)...................................    537,992         1.0%    179,692    358,300       *
Thomas J. Reaser(3)........................................    226,250       *          10,000    215,648       *
Marvin and Joan Cooper Joint 1996 Revocable Trust(3).......    208,642       *         108,642    100,000       *
Leonard Ganz(3)............................................    144,708       *         100,000     44,708       *
Other Selling Stockholders(3)..............................    376,698       *         190,018    186,680       *
                                                             ---------          --   ---------  ---------          --


------------------------

*   Less than 1%.

(1) Includes 175,000 shares which may be acquired upon exercise of options which currently are exercisable or are exercisable within 60 days. Mr. Ledecky is the Chief Executive Officer and Chairman of the Board of Directors of the Company.

(2) Mr. Phillips is a Director of the Company.

(3) These persons were stockholders, executive officers, directors or employees of entities acquired by, or combined into, the Company.

(4) Includes 90,000 shares which may be acquired upon exercise of options which currently are exercisable or are exercisable within 60 days. Mr. Flynn is the President and Chief Operating Officer and a Director of the Company.


(5) Includes 15,000 shares which may be acquired upon exercise of options which currently are exercisable or are exercisable within 60 days, 50,000 shares owned by Mr. Mathias' wife and 181,250 shares that are subject to contractual restrictions on the resale thereof. Mr. Mathias is a Director of the Company.



(6) Includes 53,163 shares held in a trust in which Mr. Copenhaver has a 50% beneficial interest and of which Mr. Copenhaver is a co-trustee. Mr. Copenhaver is a Director of the Company and Senior Vice President of Smith Wilson, a subsidiary of the Company.


(7) Includes 74,688 shares that are subject to contractual restrictions on the resale thereof. Mr. Gezon is a Director of the Company and President of C.W. Mills, a subsidiary of the Company.


(8) Includes 100,000 shares owned by the Pinson and Associate Profit Sharing Plan of which Mr. Pinson is the trustee and beneficiary and 31,250 shares which may be acquired upon exercise of options which currently are exercisable or are exercisable within 60 days. Martin S. Pinson is an Executive Vice President of the Company.



(9) Includes 86,251 shares held by the Kuyers 1996 Joint Revocable Trust in which Mr. Kuyers serves as a trustee; 85,107 of these shares are subject to contractual restrictions on the resale thereof. Mr. Kuyers is a Director of the Company.


(10) Includes 31,250 shares which may be acquired upon the exercise of options which currently are exercisable or are exercisable within 60 days. Mr. Becker is a Director of the Company and President of Dameron-Pierson, a subsidiary of the Company.

(11) Includes 36,250 shares which may be acquired upon the exercise of options which currently are exercisable or are exercisable within 60 days and 3,100 shares that are subject to contractual restrictions. Mr. Burgess is a Director of the Company and President of BAT, a subsidiary of the Company.

(12) Includes 60,850 shares which may be acquired upon the exercise of options which currently are exercisable or are exercisable within 60 days. Mr. Platt is Senior Vice President, Chief Financial Officer and Treasurer of the Company.

(13) Includes 15,000 shares which may be acquired upon the exercise of options which currently are exercisable or are exercisable within 60 days and 17,900 shares that are subject to contractual restrictions. Mr. Lefever is a Director of the Company and was Chief Executive Officer and Chairman of the Board of The Office Works, Inc. prior to its acquisition by the Company.

(14) Includes 15,000 shares which may be acquired upon the exercise of options which currently are exercisable or are exercisable within 60 days. Mr. Quelch is a Director of the Company.

(15) Includes 25,000 shares which may be acquired upon the exercise of options which currently are exercisable or are exercisable within 60 days. Mr. Director is Executive Vice President, General Counsel and Secretary of the Company.

(16) Mr. Watson is the President of the Company's International Division and Chief Executive Officer of Blue Star Group Limited, a subsidiary of the Company.

(17) Includes 28,750 shares which may be acquired upon the exercise of options which currently are exercisable or are exercisable within 60 days. Mr. Choquette is President of the Furniture Division of the Company.

(18) Includes 15,000 shares which may be acquired upon the exercise of options which currently are exercisable or are exercisable within 60 days. Mr. Thimjon is Vice President, Corporate Controller and Assistant Treasurer of the Company.

(19) Based upon a Schedule 13F filed on September 30, 1996.

                                  UNDERWRITING


    The Underwriters named below, acting through their representatives, Robertson, Stephens & Company LLC, Morgan Stanley & Co. Incorporated, Smith Barney Inc., Lazard Freres and Co. LLC, and Lehman Brothers (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any shares are purchased.



                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
--------------------------------------------------------------------------------  ------------
Robertson, Stephens & Company LLC...............................................
Morgan Stanley & Co. Incorporated...............................................
Smith Barney Inc................................................................
Lazard Freres and Co. LLC.......................................................
Lehman Brothers.................................................................
                                                                                  ------------
      Total.....................................................................    10,000,000
                                                                                  ------------
                                                                                  ------------


    The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession of not more than $         per share, of which
$         may be reallowed to other dealers. After the consummation of the
Offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company and Selling Stockholders set forth on the cover page of this Prospectus.


    The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 1,500,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the Company and the Selling Stockholders will receive for the 10,000,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option for shares of Common Stock, each of the Underwriters will have made a firm commitment to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage
of the     shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 10,000,000 shares are being sold.


    The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.


    Certain of the Company's executive officers and directors and certain stockholders of the Company have agreed not to offer or sell 5,244,750 shares of Common Stock and the Company has agreed not to offer or sell any shares of Common Stock until the expiration of a period of 90 days from the date of this Prospectus (the "Lockup Period") without the prior written consent of Robertson, Stephens & Company, except that the Company may issue shares of Common Stock in connection with acquisitions and pursuant to its employee benefit plans. In addition, the Company has agreed that during the Lockup Period, without the prior written consent of Robertson, Stephens & Company, the Company will not waive the contractual restrictions on the sale of Common Stock issued or to be issued in connection with acquisitions.



    The Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.


    The rules of the Commission generally prohibit the Underwriters and other members of the selling group from making a market in the Company's Common Stock during a two-business day "cooling-off" period immediately preceding the commencement of sales in the Offering. The Commission has, however, adopted an exemption from these rules that permits passive market making under certain conditions. These rules permit an Underwriter or other member of the selling group to continue to make a market in the Company's Common Stock subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the Offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Underwriters and other members of the selling group intend to engage in passive market making in the Company's Common Stock during the cooling-off period.

                                 LEGAL MATTERS

    The validity of the issuance of the Common Stock offered by this Prospectus has been passed upon for the Company by Morgan, Lewis & Bockius LLP, 1800 M Street, N.W., Washington, D.C. 20036. Certain legal matters will be passed upon for the Underwriters by Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601.

                                    EXPERTS


    The consolidated financial statements and supplemental consolidated financial statements of the Company as of April 30, 1996 and 1995, and for each year in the three year period ended April 30, 1996, except as they relate to School Specialty, Inc., Re-Print Corporation, Fortran Corporation, Baystate Computer Group, Inc., SFI Corp. and Hano Document Printers, Inc., wholly owned subsidiaries of the Company, have been audited by Price Waterhouse LLP, independent accountants, and insofar as they relate to School Speciality, Inc., Re-Print Corporation, Fortran Corporation, Bay State Computer Group, Inc., SFI Corp. and Hano Document Printers, Inc., by Ernst & Young LLP, BDO Seidman, LLP, Parent McLaughlin & Nangle, Rubin, Roehmstedt & Nadler, PLC and KPMG Peat Marwick LLP whose reports thereon appear herein or are incorporated herein by reference. Such financial statements have been included in this Prospectus or incorporated herein by reference in reliance upon the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.



    The financial statements of Emmons-Napp Office Products, Inc. as of December 31, 1995 and 1994 and for the years then ended; the financial statements of Raleigh Office Supply Company as of August 31, 1995 and for the year then ended; the financial statements of McWhorter Stationery Co. as of March 31, 1996 and for the year then ended; the financial statements of Mark's Office Furniture as of March 31, 1996 and for the year then ended; the financial statements of David's Office Supply and Furniture Company, Inc. as of May 31, 1996 and for the year then ended; the financial statements of Mile High Office Supply, Inc. as of December 31, 1995 and 1994 and for the years then ended; the financial statements of WBT Holdings, Inc. (d.b.a. Office Furniture Distributors) as of December 31, 1995 and for the year then ended; the financial statements of Carolina Office Equipment Company as of March 31, 1996 and for the year then ended; and the financial statements of The Office Furniture Store, Inc. as of December 31, 1995 and for the year then ended have been incorporated herein by reference in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


    The financial statements of Blue Star as of March 31, 1995 and for the year then ended have been incorporated herein by reference in reliance on the report of Price Waterhouse (Auckland, New Zealand), independent accountants, given on the authority of such firm as experts in auditing and accounting.


    The financial statements of the MISSCO Commercial Division as of March 31, 1995 and 1994, and for the year ended March 31, 1995, the nine-month period ended March 31, 1994 and the year ended June 30, 1993 and the financial statements of SFI Corp and Hano Document Printers, Inc., as of December 31, 1995 and the year then ended have been incorporated herein by reference in reliance on the reports of KPMG

Peat Marwick LLP, independent certified public accountants, also incorporated herein by reference, and upon the authority of said firm as experts in auditing and accounting.


    The financial statements of New Office Plus, Inc. as of December 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Shinners, Hucovski & Co., independent accountants, given on the authority of such firm as experts in auditing and accounting.


    The financial statements of American Loose Leaf/Business Products, Inc. as of September 30, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Swink, Fiehler and Hoffman, PC, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Re-Print Corporation as of December 31, 1995 and 1994 and for the years then ended, have been incorporated herein by reference in reliance on the report of BDO Seidman, LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Pear Commercial Interiors as of December 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Ehrhardt Keefe Steiner & Hottman P.C., independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Arbuckle Foods Inc. as of August 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Thorne Little, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Prudential of Florida, Inc. as of December 31, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Joel S. Baum P.A., independent accountant, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Wang of New Zealand as of June 30, 1995 and for the year then ended, have been incorporated herein by reference in reliance on the report of Ernst & Young (Auckland, New Zealand), independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Whitcoulls Group Limited as of June 30, 1995, 1994, and 1993 and for the years then ended incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated July 23, 1996 have been audited by Deloitte Touche Tohmatsu (Auckland, New Zealand), independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of International Interiors, Inc. as of September 30, 1995 and 1994 and for the years then ended have been incorporated herein by reference in reliance on the report of Petherbridge, Davis & Company, PA, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Ausdoc Office Pty Ltd as of June 30, 1996 and 1995 and for the years then ended; the financial statements of Canberra Wholesale Stationers Pty Ltd as of June 30, 1996 and 1995 and for the years then ended; the financial statements of H & P Stationery Pty Ltd as of June 30, 1996 and 1995 and for the years then ended; and the financial statements Perth Stationery Supplies Pty Ltd as of June 30, 1996 and 1995 and for the years then ended, have been incorporated herein by reference in reliance upon the report of Day Neilson, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Fortran Corp. as of March 31, 1996 and for the year then ended have been incorporated herein by reference in reliance on the report of Rubin, Koehmstedt & Nadler, PLC, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of PC Direct Limited as of March 31, 1996 and for the year then ended have been incorporated herein by reference in reliance on the report of KPMG (Auckland, New Zealand), independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The financial statements of Bay State Computer Group, Inc. as of March 31, 1996 and for the year then ended have been incorporated herein by reference in reliance on the report of Parent, McLaughin & Nangle, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                          U.S. OFFICE PRODUCTS COMPANY

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
U.S. OFFICE PRODUCTS COMPANY
Introduction to Pro Forma Financial Information............................................................        F-2
Pro Forma Combined Balance Sheet as of October 26, 1996 (unaudited)........................................        F-4
Pro Forma Combined Statement of Income for the year ended April 30, 1996 (unaudited).......................        F-5
Pro Forma Combined Statement of Income for the six months ended October 26, 1996 (unaudited)...............        F-6
Pro Forma Combined Statement of Income for the six months ended October 31, 1995 (unaudited)...............        F-7
Pro Forma Combined Statement of Income for the year ended April 30, 1995 (unaudited).......................        F-8
Pro Forma Combined Statement of Income for the year ended April 30, 1994 (unaudited).......................        F-9
Notes to Pro Forma Combined Financial Statements...........................................................       F-10
Report of Price Waterhouse LLP, Independent Accountants....................................................       F-12
Report of Ernst & Young, LLP, Independent Auditors.........................................................       F-13
Report of BDO Seidman, LLP, Independent Auditors...........................................................       F-14
Report of Parent, McLaughlin & Nangle, Independent Auditors................................................       F-15
Report of Rubin, Koehmstedt & Nadler, PLC, Independent Auditors............................................       F-16
Consolidated Balance Sheet as of April 30, 1995 and 1996 and October 26, 1996 (unaudited)..................       F-17
Consolidated Statement of Income for the years ended April 30, 1994, 1995, and 1996 and for the six months
  ended October 31, 1995 (unaudited) and October 26, 1996 (unaudited)......................................       F-18
Consolidated Statement of Stockholders' Equity for the fiscal years ended April 30, 1994, 1995, and 1996
  and the six months ended October 26, 1996 (unaudited)....................................................       F-19
Consolidated Statement of Cash Flows for the years ended April 30, 1994, 1995, and 1996 and for the six
  months ended October 31, 1995 (unaudited) and October 26, 1995 (unaudited)...............................       F-21
Notes to Consolidated Financial Statements.................................................................       F-23

                          U.S. OFFICE PRODUCTS COMPANY

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)


    The unaudited pro forma financial statements give effect to, where applicable, acquisitions completed through January 25, 1997. The unaudited pro forma combined balance sheet gives effect to the 24 businesses acquired by the Company after October 26, 1996 (the "Fiscal 1997 Post 2nd Quarter
Acquisitions"), as if all such acquisitions had occurred as of the Company's most recent balance sheet date, October 26, 1996.



    The pro forma combined statement of income for the year ended April 30, 1996 gives effect to (i) the 26 acquisitions completed during fiscal 1996 which were business combinations accounted for under the purchase method of accounting (the "Fiscal 1996 Purchased Companies") as if all such acquisitions had been made on May 1, 1995; (ii) the 60 acquisitions completed during fiscal 1997 which were business combinations accounted for under the purchase method of accounting (the "Fiscal 1997 Purchased Companies") as if all such acquisitions had been made on May 1, 1995; (iii) the 9 acquisitions completed after October 26, 1996 which were combinations accounted for under the pooling-of-interests method of accounting as if all such acquisitions had been made on May 1, 1995 (the "Fiscal 1997 Post 2nd Quarter Pooled Companies", which together with the Fiscal 1997 Purchased Companies are referred to as the "Fiscal 1997 Completed Acquisitions"); (iv) the sales by the Company in February and March 1996 (the "February Offerings") of 5,543,045 shares of Common Stock and 5 1/2% Convertible Subordinated Notes due 2001 (the "February Notes") in the principal amount of $143.75 million as if such sales had been made on May 1, 1995; (vi) the sales by the Company of 5 1/2% Convertible Subordinated Notes due 2003 in May and June 1996 (the "May Notes") in the principal amount of $230 million as if such sales had been made on May 1, 1995; (vii) the sales by the Company in September 1996 (the "September Stock Sale") of 1,250,000 shares of the Common Stock (the "Common Stock") as if such sale had been made on May 1, 1995, and (viii) the sale by the Company of 7,959,639 shares of Common Stock in the Offering.


    The historical financial statements of the Company give retroactive effect to the results of the 21 companies acquired by the Company during the six months ended October 26, 1996 and the 14 companies acquired during fiscal 1996 which were business combinations accounted for under the pooling-of-interests method of accounting.

    The pro forma combined statement of income for the year ended April 30, 1996 includes (i) the audited financial statements of the Company for the year ended April 30, 1996; (ii) the unaudited financial information of the Fiscal 1996 Purchased Companies for the period from May 1, 1995 to the consummation date;
(iii) the unaudited financial information for the Fiscal 1997 Purchased Companies for the most recently completed fiscal year, except that unaudited financial information for the year ended April 30, 1996 is included for each such acquisition where the entity's fiscal year end is not within 93 days of the Company's year end; and (iv) the unaudited financial information of the Fiscal 1997 Post 2nd Quarter Pooled Companies for the most recently completed fiscal year.


    The pro forma combined statement of income for the six months ended October 26, 1996 includes the unaudited financial information of the Company and gives effect to (i) the 60 acquisitions completed during fiscal 1997 accounted for under the purchase method of accounting for the period May 1, 1996 to the consummation date and (ii) the 9 acquisitions completed after October 26, 1996 which were combinations accounted for under the pooling-of-interests method of accounting as if all such acquisitions had been made on May 1, 1996.


    The pro forma combined statement of income for the six months ended October 31, 1995 includes the unaudited financial information of the Company and gives effect to the Fiscal 1996 Purchased Companies and the Fiscal 1997 Completed Acquisitions as if all such acquisitions had been made on May 1, 1995.

                          U.S. OFFICE PRODUCTS COMPANY

                                  (UNAUDITED)

    The pro forma combined statement of income for the years ended April 30, 1995 and 1994 includes the audited financial information of the Company and gives effect to the Fiscal 1997 Post 2nd Quarter Pooled Companies.


    The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the period, as assumed, or the future results of the Company. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus and incorporated herein by reference.

                          U.S. OFFICE PRODUCTS COMPANY



                        PRO FORMA COMBINED BALANCE SHEET



                                OCTOBER 26, 1996



                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                            U.S. OFFICE   FISCAL YEAR 1997
                                                              PRODUCTS       COMPLETED       PRO FORMA
                                                              COMPANY       ACQUISITIONS    ADJUSTMENTS     SUBTOTAL
                                                            ------------  ----------------  ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents...............................  $     51,442    $      4,297     $  (19,521)(a) $
                                                                                                (41,270)(a)
                                                                                                  5,052(a)
  Accounts receivable.....................................       294,175          58,039                       352,214
  Lease receivables.......................................        29,865                                        29,865
  Inventory...............................................       225,616          30,667                       256,283
  Prepaid and other current assets........................        38,730           4,884                        43,614
                                                            ------------        --------    ------------  ------------
      Total current assets................................       639,828          97,887        (55,739)       681,976

Property and equipment, net...............................       182,222          13,933                       196,155
Intangible assets, net....................................       541,422           4,746         19,098(a)      565,266
Investment in affiliate...................................                                       41,270(a)       41,270
Lease receivables.........................................        46,379                                        46,379
Other assets..............................................        34,380           3,638                        38,018
                                                            ------------        --------    ------------  ------------
      Total assets........................................  $  1,444,231    $    120,204     $    4,629   $  1,569,064
                                                            ------------        --------    ------------  ------------
                                                            ------------        --------    ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt.........................................  $    227,571    $     20,925     $   22,348(a) $    270,844
  Accounts payable........................................       159,632          31,060                       190,692
  Accrued compensation....................................        33,302           2,134                        35,436
  Other accrued liabilities...............................        98,517          10,964                       109,481
                                                            ------------        --------    ------------  ------------
      Total current liabilities...........................       519,022          65,083         22,348        606,453

Long-term debt............................................       383,367          17,296        (17,296)(a)      383,367

Deferred income taxes.....................................         7,824               8                         7,832
Other long-term liabilities...............................         3,123             550                         3,673
                                                            ------------        --------    ------------  ------------
      Total liabilities...................................       913,336          82,937          5,052      1,001,325

Minority interest.........................................         4,672                                         4,672

Stockholders' equity:
  Common stock............................................            46             176           (170)(a)           51
  Additional paid-in capital..............................       467,687              32         11,823(a)      479,543
  Cumulative translation adjustment.......................         4,988                                         4,988
  Retained earnings.......................................        53,502          24,983                        78,485
  Equity of purchased companies...........................                        12,076        (12,076)(a)
                                                            ------------        --------    ------------  ------------
      Total stockholders' equity..........................       526,223          37,267           (423)       563,067
                                                            ------------        --------    ------------  ------------
      Total liabilities and stockholders' equity..........  $  1,444,231    $    120,204     $    4,629   $  1,569,064
                                                            ------------        --------    ------------  ------------
                                                            ------------        --------    ------------  ------------

                                                              PRO FORMA
                                                              OFFERING      PRO FORMA
                                                             ADJUSTMENTS     COMBINED
                                                            -------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents...............................  $     266,456 b) $
                                                                 (266,456 (b)

  Accounts receivable.....................................                      352,214
  Lease receivables.......................................                       29,865
  Inventory...............................................                      256,283
  Prepaid and other current assets........................                       43,614
                                                            -------------  ------------
      Total current assets................................                      681,976
Property and equipment, net...............................                      196,155
Intangible assets, net....................................                      565,266
Investment in affiliate...................................                       41,270
Lease receivables.........................................                       46,379
Other assets..............................................                       38,018
                                                            -------------  ------------
      Total assets........................................  $              $  1,569,064
                                                            -------------  ------------
                                                            -------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt.........................................  $    (266,456 (b) $      4,388
  Accounts payable........................................                      190,692
  Accrued compensation....................................                       35,436
  Other accrued liabilities...............................                      109,481
                                                            -------------  ------------
      Total current liabilities...........................       (266,456)      339,997
Long-term debt............................................                      383,367
Deferred income taxes.....................................                        7,832
Other long-term liabilities...............................                        3,673
                                                            -------------  ------------
      Total liabilities...................................       (266,456)      734,869
Minority interest.........................................                        4,672
Stockholders' equity:
  Common stock............................................              8(b)           59
  Additional paid-in capital..............................        266,448(b)      745,991
  Cumulative translation adjustment.......................                        4,988
  Retained earnings.......................................                       78,485
  Equity of purchased companies...........................
                                                            -------------  ------------
      Total stockholders' equity..........................        266,456       829,523
                                                            -------------  ------------
      Total liabilities and stockholders' equity..........  $              $  1,569,064
                                                            -------------  ------------
                                                            -------------  ------------



       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY



                     PRO FORMA COMBINED STATEMENT OF INCOME



                       FOR THE YEAR ENDED APRIL 30, 1996



                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                          FISCAL YEAR
                                    ------------------------
                       U.S. OFFICE     1996         1997                               PRO FORMA
                        PRODUCTS     PURCHASED    COMPLETED    PRO FORMA               OFFERING     PRO FORMA
                         COMPANY     COMPANIES   ACQUISITIONS ADJUSTMENTS  SUBTOTAL   ADJUSTMENTS   COMBINED
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------
Revenues.............   $1,149,691   $ 307,954    $1,227,965               $2,685,610               $2,685,610
Cost of revenues.....     848,003      214,072      847,993                1,910,068                1,910,068
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------
  Gross profit.......     301,688       93,882      379,972                  775,542                  775,542

Selling, general and
  administrative
  expenses...........     256,681       84,070      317,954    $   7,835(c)   652,435                 652,435
                                                                 (11,573)(d)
                                                                  (2,532)(e)
Nonrecurring
  acquisition
  costs..............       8,057                                 (8,057)(e)
Nonrecurring
  restructuring
  costs..............                    8,092                                 8,092                    8,092
Discontinuation of
  printing division
  at subsidiary......         682                                                682                      682
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------
  Operating income...      36,268        1,720       62,018       14,327     114,333                  114,333

Other (income)
  expense:
  Interest expense...      13,115        2,761       11,899       11,941(f)    39,716  $ (18,186)(l)     21,530
  Interest income....      (3,750)                     (682)       4,432(f)
  Other..............      (1,063)         (24)        (796)        (671)(g)    (2,554)                (2,554)
Equity in net income
  of affiliated
  company............                                              1,155(h)     1,155                   1,155
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------

Income (loss) before
  provision for
  income taxes.......      27,966       (1,017)      51,597         (220)     78,326      18,186       96,512
Provision for income
  taxes..............       6,610           45       12,986       14,345(i)    33,986      7,274       41,260
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------
Net income (loss)....   $  21,356    $  (1,062)   $  38,611    $ (14,565)  $  44,340   $  10,912    $  55,252
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------
                       -----------  -----------  -----------  -----------  ---------  -----------  -----------
Weighted average
  shares
  outstanding........      31,789                                             51,729(j)                59,689(m)
Net income per
  share..............   $    0.67                                          $    0.86                $    0.93
                       -----------                                         ---------               -----------
                       -----------                                         ---------               -----------



       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY



                     PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE SIX MONTHS ENDED OCTOBER 26, 1996



                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                     U.S. OFFICE  FISCAL 1997                              PRO FORMA
                                      PRODUCTS     COMPLETED     PRO FORMA                 OFFERING      PRO FORMA
                                       COMPANY    ACQUISITIONS  ADJUSTMENTS   SUBTOTAL    ADJUSTMENTS    COMBINED
                                     -----------  -----------  -------------  ---------  -------------  -----------
Revenues...........................   $ 996,414    $ 392,255                  $1,388,669                 $1,388,669
Cost of revenues...................     716,849      268,756                    985,605                    985,605
                                     -----------  -----------  -------------  ---------  -------------  -----------
    Gross profit...................     279,565      123,499                    403,064                    403,064

Selling, general and administrative
  expenses.........................     227,245      107,188     $   1,258(c)   332,645                    332,645
                                                                    (3,046)(d)
Nonrecurring acquisition costs.....       5,727                     (5,727)(e)
                                     -----------  -----------  -------------  ---------  -------------  -----------
    Operating income...............      46,593       16,311         7,515       70,419                     70,419

Other (income) expense:
  Interest expense.................      18,643        3,667          (952)(f)    21,358   $  (9,093)(l)     12,265
  Interest income..................      (5,382)        (226)        5,608(f)
  Foreign currency gain............      (3,420)                                 (3,420)                    (3,420)
  Other............................        (476)        (711)                    (1,187)                    (1,187)

Equity in net income of affiliated
  company..........................                                    782(h)       782                        782
                                     -----------  -----------  -------------  ---------  -------------  -----------

Income before provision for income
  taxes and extraordinary item.....      37,228       13,581         3,641       54,450        9,093        63,543
Provision for income taxes.........      13,948        2,809         6,857(i)    23,614        3,637        27,251
                                     -----------  -----------  -------------  ---------  -------------  -----------
Income before extraordinary item...   $  23,280    $  10,772     $  (3,216)   $  30,836    $   5,456     $  36,292
                                     -----------  -----------  -------------  ---------  -------------  -----------
                                     -----------  -----------  -------------  ---------  -------------  -----------
Weighted average shares
  outstanding......................      43,622                                  52,360(j)                  60,320(m)
Net income per share before
  extraordinary item...............   $    0.53                               $    0.59                  $    0.60
                                     -----------                              ---------                 -----------
                                     -----------                              ---------                 -----------



       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY



                     PRO FORMA COMBINED STATEMENT OF INCOME



                   FOR THE SIX MONTHS ENDED OCTOBER 31, 1995



                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                             FISCAL YEAR
                                       ------------------------
                          U.S. OFFICE     1996         1997                                  PRO FORMA
                           PRODUCTS     PURCHASED    COMPLETED     PRO FORMA                 OFFERING      PRO FORMA
                            COMPANY     COMPANIES   ACQUISITIONS  ADJUSTMENTS   SUBTOTAL    ADJUSTMENTS    COMBINED
                          -----------  -----------  -----------  -------------  ---------  -------------  -----------
Revenues................   $ 485,546    $ 223,016    $ 594,814     $            1,303,376                  1,303,376
Cost of revenues........     361,534      158,215      418,960                  $ 938,709                  $ 938,709
                          -----------  -----------  -----------  -------------  ---------  -------------  -----------
    Gross profit........     124,012       64,801      175,854                    364,667                    364,667
Selling, general and
  administrative
  expenses..............     106,852       55,209      153,571         5,273(c)   316,531                    316,531
                                                                      (4,374)(d)
Nonrecurring acquisition
  costs.................       5,192                                  (5,192)(e)
                          -----------  -----------  -----------  -------------  ---------  -------------  -----------
    Operating income....      11,968        9,592       22,283         4,293       48,136                     48,136
Other (income) expense:
  Interest expense......       4,639        2,001        6,853         7,865(f)    21,358    $  (9,093)(l)     12,265
  Interest income.......        (662)         (40)        (518)        1,220(f)
  Other.................        (718)       2,022         (440)                       864                        864

Equity in net income of
  affiliated company....                                                 629(h)       629                        629
                          -----------  -----------  -----------  -------------  ---------  -------------  -----------
Income (loss) before
  provision for income
  taxes.................       8,709        5,609       16,388        (4,163)      26,543        9,093        35,636
Provision for income
  taxes.................         494        1,726        3,862         5,320(i)    11,402        3,637        15,039
                          -----------  -----------  -----------  -------------  ---------  -------------  -----------
Net income (loss).......   $   8,215    $   3,883    $  12,526     $  (9,483)   $  15,141    $   5,456     $  20,597
                          -----------  -----------  -----------  -------------  ---------  -------------  -----------
                          -----------  -----------  -----------  -------------  ---------  -------------  -----------
Weighted average shares
  outstanding...........      28,166                                               51,453(j)                  59,413(m)
Net income per share....   $    0.29                                            $    0.29                  $    0.35
                          -----------                                           ---------                 -----------
                          -----------                                           ---------                 -----------



       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY



                     PRO FORMA COMBINED STATEMENT OF INCOME
                       FOR THE YEAR ENDED APRIL 30, 1995



                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                        FISCAL
                                                                         1997
                                                                       POST 2ND
                                                        U.S. OFFICE      QTR.       PRO-FORMA
                                                         PRODUCTS      POOLINGS    ADJUSTMENTS    TOTAL
                                                        -----------  ------------  -----------  ----------
Revenues..............................................   $ 723,794    $  182,905    $           $  906,699
Cost of revenues......................................     534,562       129,984                   664,546
                                                        -----------  ------------  -----------  ----------
    Gross profit......................................     189,232        52,921                   242,153

Selling, general and administrative expenses..........     162,423        43,482                   205,905
                                                        -----------  ------------  -----------  ----------
    Operating income..................................      26,809         9,439                    36,248

Other (income) expense:
  Interest expense....................................       6,182         1,372                     7,554
  Interest income.....................................        (682)         (167)                     (849)
  Other...............................................        (549)           29                      (520)
                                                        -----------  ------------  -----------  ----------
Income before provision for income taxes..............      21,858         8,205                    30,063
Provision for income taxes............................       3,009           250        9,969(k)     13,228
                                                        -----------  ------------  -----------  ----------
Net income............................................   $  18,849    $    7,955    $  (9,969)  $   16,835
                                                        -----------  ------------  -----------  ----------
                                                        -----------  ------------  -----------  ----------



       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY



                     PRO FORMA COMBINED STATEMENT OF INCOME



                       FOR THE YEAR ENDED APRIL 30, 1994



                                 (IN THOUSANDS)
                                  (UNAUDITED)



                                                                               FISCAL
                                                                                1997
                                                                              POST 2ND
                                                               U.S. OFFICE      QTR.       PRO-FORMA
                                                                PRODUCTS      POOLINGS    ADJUSTMENTS    TOTAL
                                                               -----------  ------------  -----------  ----------
Revenues.....................................................   $ 533,018    $  146,319    $           $  679,337
Cost of revenues.............................................     382,197       102,854                   485,051
                                                               -----------  ------------  -----------  ----------
    Gross profit.............................................     150,821        43,465                   194,286

Selling, general and administrative expenses.................     135,526        37,359                   172,885
                                                               -----------  ------------  -----------  ----------
    Operating income.........................................      15,295         6,106                    21,401

Other (income) expense:
  Interest expense...........................................       4,139         1,210                     5,349
  Interest income............................................        (405)           (1)                     (406)
  Other......................................................        (633)          117                      (516)
                                                               -----------  ------------  -----------  ----------
Income before provision for income taxes.....................      12,194         4,780                    16,974
Provision for income taxes...................................       1,947           292        5,230(k)      7,469
                                                               -----------  ------------  -----------  ----------
Net income...................................................   $  10,247    $    4,488    $  (5,230)  $    9,505
                                                               -----------  ------------  -----------  ----------
                                                               -----------  ------------  -----------  ----------



       See accompanying notes to pro forma combined financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                    (Dollars and Share Numbers in Thousands)

1. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS


    (a)(i) Adjustment to reflect purchase price adjustments and repayment of certain long-term debt associated with the Fiscal 1997 Purchased Companies noted below. The portion of the consideration assigned to goodwill ($19,098) in transactions accounted for as purchases represents the excess of the cost over the fair value of the net assets acquired. The Company amortizes goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.


       (ii) Adjustment to reflect the investment of $41,270 representing a 49% equity interest in Dudley.

      (iii) Borrowings on the Company's Credit Facility to cover a portion of the purchase price of certain acquired companies and the refinancing of debt of certain acquired companies.


    (b) Adjustment to reflect $266,456 of net proceeds from the sale of 7,960 shares of Common Stock as part of the Offering (net of expenses and underwriting discount) and the utilization of the proceeds to repay short-term debt.


2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

    (c) Adjustment to reflect the increase in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1996 Purchased Companies and the Fiscal 1997 Purchased Companies. The goodwill is being amortized over an estimated life of 40 years.


                                                                                          FOR THE SIX MONTHS ENDED
                                                                             YEAR ENDED   ------------------------
                                                                              APRIL 30,   OCTOBER 26,  OCTOBER 31,
                                                                                1996         1996         1996
                                                                             -----------  -----------  -----------
Fiscal 1996 Purchased Companies............................................   $   1,570    $  --        $     688
Fiscal 1997 Purchased Companies............................................       6,265        1,258        4,585
                                                                             -----------  -----------  -----------
                                                                              $   7,835    $   1,258    $   5,273
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------


    (d) Adjustment to reflect reductions in executive compensation as a result of the elimination of certain executive positions and the renegotiations of executive compensation agreements resulting from certain acquisitions.

    (e) Adjustment to reflect the reduction of (i) nonrecurring acquisition costs related to pooling-of-interests business combinations of $8,057 for the year ended April 30, 1996, $5,727 and $5,192 for the six months ended October 26, 1996 and October 31, 1995, respectively, and (ii) certain other restructuring charges from certain acquisitions of $2,532 for the year ended April 30, 1996.

    (f) Adjustment to reflect an increase (decrease) in interest expense resulting from the utilization of the proceeds from the sales of the February Notes and the May Notes to effect acquisitions as if such debt had been outstanding for the entire period. In addition, the adjustment reflects an increase in interest expense resulting from the amortization of debt issue costs over the terms of the February Notes and the May Notes. Adjustment also reflects a decrease in interest income resulting from the utilization of the

                          U.S. OFFICE PRODUCTS COMPANY

                                  (UNAUDITED)

                    (Dollars and Share Numbers in Thousands)

2. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS (CONTINUED) proceeds from the issuance of the Common Stock and the February Notes in the February Offerings and the May Notes to effect certain transactions and refinance existing debt.

    (g) Adjustment to reflect the elimination of the minority interest representing 49% of the net income of Blue Star for the year ended April 30, 1996.

    (h) Adjustment to reflect the 49% equity interest in the net income of Dudley Stationery Limited.

    (i) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 43%. The difference between the effective tax rate of 43% and the statutory tax rate of 35% relates primarily to state income taxes and non-deductible goodwill.


    (j) The weighted average shares outstanding used to calculate pro forma earnings per share is based on 51,729, 52,360, and 51,453 shares of Common Stock and Common Stock equivalents outstanding for the year ended April 30, 1996 and the six months ended October 26, 1996 and October 31, 1995, respectively. The amounts are comprised of 45,698 shares outstanding for each of the periods, 5,408 shares issued for acquisitions completed subsequent to October 26, 1996 and 623, 1,254, and 347 common stock equivalents considered to be outstanding related to stock options, for the year ended April 30, 1996, and the six month periods ended October 26, 1996 and October 31, 1995, respectively.


    (k) Adjustment to reflect the income taxes for certain acquisitions accounted for under the poolings-of-interest method which were taxed as subchapter S corporations as if these companies had been subject to taxation as C corporations. As a result of being subchapter S corporations, any tax liabilities prior to acquisition were the responsibility of the individual company stockholder.


    (l) Adjustment to reflect a decrease in interest expense as a result of the utilization of the net proceeds from the Offering of $266,456 to repay short term debt at an effective rate of 6.825%.



    (m) Adjustment to include in weighted average shares outstanding the 7,960 shares to be sold by the Company as part of the Offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of U.S. Office Products Company

    In our opinion, based upon our audits and the reports of other auditors, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of U.S. Office Products Company and its subsidiaries at April 30, 1996 and 1995 and the results of their operations and their cash flows for each of the three fiscal years in the period ended April 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of School Specialty, Inc. and Re-Print Corporation (wholly owned subsidiaries) which statements reflect total assets of approximately $44.3 million at December 31, 1994 and total revenues of $150.5 million, $119.5 million and $21.4 million for the years ended December 31, 1995, 1994 and 1993, respectively. We also did not audit the financial statements of Baystate Computer Group, Inc. and Fortran Corp. (wholly owned subsidiaries) which statements reflect total assets of approximately $20.5 million at March 31, 1995 and total revenues of $83.9 million, $64.0 million and $37.5 million for the years ended March 31, 1996, 1995 and 1994, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for School Specialty, Inc., Re-Print Corporation, Baystate Computer Group, Inc. and Fortran Corp. is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Minneapolis, Minnesota
May 31, 1996, except as to the third paragraph of Note 3 which is as of October 26, 1996 and
  Note 14, which is as of July 10, 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
School Specialty, Inc.

    We have audited the accompanying balance sheets of School Specialty, Inc. (formerly known as EDA Corporation) (the Company) as of December 31, 1995 and 1994, and the related statements of operations, changes in shareholders' deficit and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


Ernst & Young, LLP
Milwaukee, Wisconsin
February 2, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
The Re-Print Corporation
Birmingham, Alabama

    We have audited the accompanying balance sheets of The Re-Print Corporation as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for three years ended December 31, 1995, 1994, and 1993 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Re-Print Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for three years ended December 31, 1995, 1994, and 1993 in conformity with generally accepted accounting principles.


BDO Seidman, LLP
Atlanta, Georgia
February 8, 1996

                          INDEPENDENT AUDITORS' REPORT

Bay State Computer Group, Inc.
Boston, Massachusetts

    We have audited the balance sheets of Bay State Computer Group, Inc. as of March 31, 1996 and 1995, and the related statements of earnings and retained earnings, and cash flows for three years ended March 31, 1996, 1995, and 1994 (none of which are presented herein separately). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bay State Computer Group, Inc. at March 31, 1996 and 1995, and the results of its operations and its cash flows for three years ended March 31, 1996, 1995, and 1994 in conformity with generally accepted accounting principles.


Parent, McLaughlin & Nangle
Boston, Massachusetts
May 23, 1996, except for Note N
as to which the date is October 14, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
  and Board of Directors
Fortran Corp.
Newington, Virginia

    We have audited the balance sheet of Fortran Corp. as of March 31, 1996 and 1995, and the related statements of earnings, changes in stockholders' equity, and cash flows for three years ended March 31, 1996, 1995, and 1994 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fortran Corp. at March 31, 1996 and 1995, and the results of its operations and its cash flows for three years ended March 31, 1996, 1995, and 1994 in conformity with generally accepted accounting principles.

    As described in Note 9 to the financial statements, on August 21, 1996, the Company entered into a letter of intent to exchange all of its issued and outstanding shares of common stock for shares of U.S. Office Products Company common stock.


Rubin, Koehnmstedt & Nadler, PLC
Newington, Virginia
June 7, 1996, except for Note 9,
as to which the date is October 24, 1996

                          U.S. OFFICE PRODUCTS COMPANY

                           CONSOLIDATED BALANCE SHEET

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                   APRIL 30,
                                                                             ----------------------  OCTOBER 26,
                                                                                1995        1996         1996
                                                                             ----------  ----------  ------------
                                                                                                     (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash and cash equivalents................................................  $   19,408  $  175,386  $     51,442
  Accounts receivable, less allowance for doubtful accounts of $696, $3,386
    and $5,872, respectively...............................................     107,701     170,111       294,175
  Lease receivables........................................................                  24,808        29,865
  Inventories..............................................................      58,672     113,503       225,616
  Prepaid expenses and other current assets................................       6,172      25,445        38,730
                                                                             ----------  ----------  ------------
      Total current assets.................................................     191,953     509,253       639,828
Property and equipment, net................................................      35,738      75,011       182,222
Intangible assets, net.....................................................      26,111     142,240       541,422
Lease receivables..........................................................                  47,005        46,379
Other assets...............................................................       4,971      18,720        34,380
                                                                             ----------  ----------  ------------
      Total assets.........................................................  $  258,773  $  792,229  $  1,444,231
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt..........................................................  $   52,720  $  120,488  $    227,571
  Accounts payable.........................................................      53,735      98,010       159,632
  Accrued compensation.....................................................      10,310      16,126        33,302
  Other accrued liabilities................................................      15,514      26,711        98,517
                                                                             ----------  ----------  ------------
      Total current liabilities............................................     132,279     261,335       519,022
Long-term debt.............................................................      29,939     181,593       383,367
Deferred income taxes......................................................       4,357       7,056         7,824
Other long-term liabilities................................................       1,395       1,703         3,123
                                                                             ----------  ----------  ------------
      Total liabilities....................................................     167,970     451,687       913,336
                                                                             ----------  ----------  ------------
Commitments and contingencies
Minority interest..........................................................                   6,024         4,672
Stockholders' equity:
  Preferred stock, $.001 par value, 500,000 shares authorized, none outstanding............................................................
  Preferred stock of a pooled company......................................       1,000
  Common stock, $.001 par value 500,000,000 shares authorized, 24,149,288,
    39,393,480 and 45,698,248 shares issued and outstanding,
    respectively...........................................................          24          39            46
  Additional paid-in capital...............................................      50,720     298,120       467,687
  Cumulative translation adjustment........................................        (193)        358         4,988
  Retained earnings........................................................      39,252      36,001        53,502
                                                                             ----------  ----------  ------------
      Total stockholders' equity...........................................      90,803     334,518       526,223
                                                                             ----------  ----------  ------------
      Total liabilities and stockholders' equity...........................  $  258,773  $  792,229  $  1,444,231
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                        CONSOLIDATED STATEMENT OF INCOME

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                               FOR THE SIX
                                                                                               MONTHS ENDED
                                                   FOR THE FISCAL YEAR ENDED APRIL 30,   ------------------------
                                                   ------------------------------------  OCTOBER 31,  OCTOBER 26,
                                                      1994        1995         1996         1995         1996
                                                   ----------  ----------  ------------  -----------  -----------
                                                                                               (UNAUDITED)
Revenues.........................................  $  533,018  $  723,794  $  1,149,691   $ 485,546    $ 996,414
Cost of revenues.................................     382,197     534,562       848,003     361,534      716,849
                                                   ----------  ----------  ------------  -----------  -----------
      Gross profit...............................     150,821     189,232       301,688     124,012      279,565
Selling, general and administrative expenses.....     135,526     162,423       256,681     106,852      227,245
Nonrecurring acquisition costs...................                                 8,057       5,192        5,727
Discontinuation of printing division at
  subsidiary.....................................                                   682
                                                   ----------  ----------  ------------  -----------  -----------
      Operating income...........................      15,295      26,809        36,268      11,968       46,593
Other (income) expense:
  Interest expense...............................       4,139       6,182        13,115       4,639       18,643
  Interest income................................        (405)       (682)       (3,750)       (662)      (5,382)
  Foreign currency gain..........................                                                         (3,420)
  Other..........................................        (633)       (549)       (1,063)       (718)        (476)
                                                   ----------  ----------  ------------  -----------  -----------
Income before provision for income taxes and
  extraordinary item.............................      12,194      21,858        27,966       8,709       37,228
Provision for income taxes.......................       1,947       3,009         6,610         494       13,948
                                                   ----------  ----------  ------------  -----------  -----------
Income before extraordinary item.................      10,247      18,849        21,356       8,215       23,280
Extraordinary item--loss on early termination of
  credit facility, net of income tax benefit.....                                                            612
                                                   ----------  ----------  ------------  -----------  -----------
Net income.......................................  $   10,247  $   18,849  $     21,356   $   8,215    $  22,668
                                                   ----------  ----------  ------------  -----------  -----------
                                                   ----------  ----------  ------------  -----------  -----------
Weighted average common shares outstanding.......                                31,789      28,166       43,622
                                                                           ------------  -----------  -----------
                                                                           ------------  -----------  -----------
Net income per share:
  Income before extraordinary item...............                          $        .67   $     .29    $     .53
  Extraordinary item.............................                                                           (.01)
                                                                           ------------  -----------  -----------
Net income per share.............................                          $        .67   $     .29    $     .52
                                                                           ------------  -----------  -----------
                                                                           ------------  -----------  -----------
Unaudited pro forma net income (see Note 8)......  $    7,463  $   13,397  $     14,743   $   4,767    $  20,251
                                                   ----------  ----------  ------------  -----------  -----------
                                                   ----------  ----------  ------------  -----------  -----------
Unaudited pro forma net income per share:
  Pro forma income before extraordinary item.....                          $        .46   $     .17    $     .47
  Extraordinary item.............................                                                           (.01)
                                                                           ------------  -----------  -----------
Pro forma net income per share...................                          $        .46   $     .17    $     .46
                                                                           ------------  -----------  -----------
                                                                           ------------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

            FOR THE FISCAL YEARS ENDED APRIL 30, 1994, 1995 AND 1996
                   AND THE SIX MONTHS ENDED OCTOBER 31, 1996

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  PREFERRED STOCK              COMMON STOCK         ADDITIONAL
                                                             --------------------------  -------------------------    PAID-IN
                                                                SHARES        AMOUNT        SHARES       AMOUNT       CAPITAL
                                                             -------------  -----------  ------------  -----------  -----------
Balance at April 30, 1993..................................            1     $   1,000     15,645,225   $      15    $  18,368
  Transactions of Combined Companies:
    Dividends..............................................
    Purchase of treasury stock.............................
  Adjustment to conform fiscal year-ends of certain
    Combined Companies.....................................
  Other....................................................                                                                512
  Dividends of certain Pooled Companies....................
  Net income...............................................
                                                                       -
                                                                            -----------  ------------         ---   -----------
Balance at April 30, 1994..................................            1         1,000     15,645,225          15       18,880
  Transactions of Combined Companies:
    Issuance of common stock...............................                                                                251
    Capital contributed by principal stockholder...........                                                              1,814
    Dividends..............................................
  Issuance of common stock in conjunction with the
    formation of U.S. Office Products......................                                   800,000           1
  Issuance of common stock in the initial public offering,
    net of offering expenses of $4,686.....................                                 3,737,500           4       32,686
  Issuance of common stock to the stockholders of the
    Combined Companies.....................................                                 3,078,000           3           (3)
  Distributions to the stockholders of the Combined
    Companies..............................................
  Issuance of common stock in acquisition..................                                   875,000           1        8,749
  Adjustment to conform the year-ends of certain Pooled
    Companies..............................................
  Adjustment to stockholders' equity accounts to reflect
    the Mergers............................................                                                            (12,597)
  Cumulative translation adjustment........................
  Conversion of warrants to equity of certain Pooled
    Companies..............................................                                    13,563                      201
  Issuance of stock by certain Pooled Companies............                                                                739
  Dividends of certain Pooled Companies....................
  Net income...............................................
                                                                       -
                                                                            -----------  ------------         ---   -----------
Balance at April 30, 1995..................................            1         1,000     24,149,288          24       50,720

                                                              CUMULATIVE
                                                              TRANSLATION    RETAINED   TREASURY     TOTAL
                                                              ADJUSTMENT     EARNINGS     STOCK      EQUITY
                                                             -------------  ----------  ---------  ----------
Balance at April 30, 1993..................................    $    (400)   $   27,090  $  (5,048) $   41,025
  Transactions of Combined Companies:
    Dividends..............................................                       (115)                  (115)
    Purchase of treasury stock.............................                                (2,514)     (2,514)
  Adjustment to conform fiscal year-ends of certain
    Combined Companies.....................................                        273                    273
  Other....................................................                       (950)                  (438)
  Dividends of certain Pooled Companies....................                     (4,399)                (4,399)
  Net income...............................................                     10,247                 10,247

                                                                   -----    ----------  ---------  ----------
Balance at April 30, 1994..................................         (400)       32,146     (7,562)     44,079
  Transactions of Combined Companies:
    Issuance of common stock...............................                                               251
    Capital contributed by principal stockholder...........                                             1,814
    Dividends..............................................                       (222)                  (222)
  Issuance of common stock in conjunction with the
    formation of U.S. Office Products......................                                                 1
  Issuance of common stock in the initial public offering,
    net of offering expenses of $4,686.....................                                            32,690
  Issuance of common stock to the stockholders of the
    Combined Companies.....................................
  Distributions to the stockholders of the Combined
    Companies..............................................                    (11,300)               (11,300)
  Issuance of common stock in acquisition..................                                             8,750
  Adjustment to conform the year-ends of certain Pooled
    Companies..............................................                      2,235                  2,235
  Adjustment to stockholders' equity accounts to reflect
    the Mergers............................................                      5,035      7,562
  Cumulative translation adjustment........................          207                                  207
  Conversion of warrants to equity of certain Pooled
    Companies..............................................                                               201
  Issuance of stock by certain Pooled Companies............                                               739
  Dividends of certain Pooled Companies....................                     (7,491)                (7,491)
  Net income...............................................                     18,849                 18,849

                                                                   -----    ----------  ---------  ----------
Balance at April 30, 1995..................................         (193)       39,252                 90,803

                                  (Continued)

                          U.S. OFFICE PRODUCTS COMPANY

            FOR THE FISCAL YEARS ENDED APRIL 30, 1994, 1995 AND 1996
                   AND THE SIX MONTHS ENDED OCTOBER 31, 1996

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         PREFERRED STOCK            COMMON STOCK         ADDITIONAL  CUMULATIVE
                                                      ----------------------  -------------------------   PAID-IN    TRANSLATION
                                                        SHARES      AMOUNT       SHARES       AMOUNT      CAPITAL    ADJUSTMENT
                                                      -----------  ---------  ------------  -----------  ----------  -----------
Balance at April 30, 1995...........................           1   $   1,000    24,149,288   $      24   $   50,720   $    (193)
Issuance of warrants by Pooled Companies............                               473,750                      672
Exercise of warrants by Pooled Companies............                               178,865                      784
Options issued by Pooled Companies..................                                                            296
Issuance of common stock in the second public
  offering, net of offering expenses of $3,902......                             4,025,000           4       53,450
Issuance of common stock in the third public
  offering, net of offering expenses of $7,594......                             5,543,045           6      121,277
Issuance of common stock in acquisitions............                             3,885,349           4       60,363
Issuance of common stock for stock options
  exercised, including tax benefits.................                                63,350                    1,023
Issuance of common stock to repay indebtedness......                               419,408                    3,855
Adjustment to conform fiscal year-ends of certain
  Pooled Companies..................................
Capital contribution by former shareholders of
  pooled company....................................                                                          1,154
Conversion of Pooled Company preferred stock upon
  acquisition.......................................          (1)     (1,000)                                 1,000
Issuance of stock by certain Pooled Companies.......                                91,000                    2,164
Dividends of certain Pooled Companies...............                               564,425           1        1,362
Cumulative translation adjustment...................                                                                        551
Net income..........................................
                                                             ---   ---------  ------------         ---   ----------  -----------
Balance at April 30, 1996...........................                            39,393,480          39      298,120         358
Issuance of common stock in acquisitions............                             4,327,781           4      120,202
Issuance of common stock............................                             1,250,000           1       38,112
Exercise of stock options...........................                               152,327                      780
Exercise of stock warrants..........................                               166,750           1        1,200
Retirement of treasury stock........................                                68,205                       34
Capital contribution by former shareholders of
  Pooled Companies..................................                               168,854           1        5,878
Issuance of common stock for stock options
  exercised, including tax benefit..................                                77,541                    1,633
Issuance of common stock for employee stock purchase
  plan, net of expenses of $25......................                                93,310                    1,728
Adjustment to conform fiscal year-ends of certain
  Pooled Companies..................................
Dividends of certain Pooled Companies...............
Cumulative translation adjustment...................                                                                      4,630
Net income..........................................
                                                             ---   ---------  ------------         ---   ----------  -----------
Balance at October 26, 1996 (unaudited).............               $            45,698,248   $      46   $  467,687   $   4,988
                                                             ---   ---------  ------------         ---   ----------  -----------
                                                             ---   ---------  ------------         ---   ----------  -----------


                                                       RETAINED    TREASURY      TOTAL
                                                       EARNINGS      STOCK       EQUITY
                                                      ----------  -----------  ----------
Balance at April 30, 1995...........................  $   39,252               $   90,803
Issuance of warrants by Pooled Companies............                                  672
Exercise of warrants by Pooled Companies............                                  784
Options issued by Pooled Companies..................                                  296
Issuance of common stock in the second public
  offering, net of offering expenses of $3,902......                               53,454
Issuance of common stock in the third public
  offering, net of offering expenses of $7,594......                              121,283
Issuance of common stock in acquisitions............                               60,367
Issuance of common stock for stock options
  exercised, including tax benefits.................                                1,023
Issuance of common stock to repay indebtedness......                                3,855
Adjustment to conform fiscal year-ends of certain
  Pooled Companies..................................      (4,410)                  (4,410)
Capital contribution by former shareholders of
  pooled company....................................                                1,154
Conversion of Pooled Company preferred stock upon
  acquisition.......................................
Issuance of stock by certain Pooled Companies.......                                2,164
Dividends of certain Pooled Companies...............     (20,197)                 (18,834)
Cumulative translation adjustment...................                                  551
Net income..........................................      21,356                   21,356
                                                      ----------  -----------  ----------
Balance at April 30, 1996...........................      36,001                  334,518
Issuance of common stock in acquisitions............                              120,206
Issuance of common stock............................                               38,113
Exercise of stock options...........................                                  780
Exercise of stock warrants..........................                                1,201
Retirement of treasury stock........................         (34)
Capital contribution by former shareholders of
  Pooled Companies..................................                                5,879
Issuance of common stock for stock options
  exercised, including tax benefit..................                                1,633
Issuance of common stock for employee stock purchase
  plan, net of expenses of $25......................                                1,728
Adjustment to conform fiscal year-ends of certain
  Pooled Companies..................................         183                      183
Dividends of certain Pooled Companies...............      (5,316)                  (5,316)
Cumulative translation adjustment...................                                4,630
Net income..........................................      22,668                   22,668
                                                      ----------  -----------  ----------
Balance at October 26, 1996 (unaudited).............  $   53,502   $           $  526,223
                                                      ----------  -----------  ----------
                                                      ----------  -----------  ----------

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                             FOR THE SIX
                                                                     FOR THE FISCAL YEAR ENDED APRIL         MONTHS ENDED
                                                                                   30,                 ------------------------
                                                                    ---------------------------------  OCTOBER 31,  OCTOBER 26,
                                                                      1994       1995        1996         1995         1996
                                                                    ---------  ---------  -----------  -----------  -----------
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net income......................................................  $  10,247  $  18,849  $    21,356   $   8,215   $    22,668
  Adjustment to reconcile net income to net cash provided by (used
    in) operating activities:
      Depreciation and amortization expense.......................      7,510      9,283       13,372       5,184        13,974
      Deferred income taxes.......................................       (165)       (51)        (264)        156         3,553
      Write-off of deferred compensation..........................                                                       (1,501)
      Foreign currency gain.......................................                                                       (3,420)
      Changes in assets and liabilities (net of assets acquired
        and liabilities assumed in business combinations):
        Accounts receivable.......................................     (6,091)   (23,948)       1,893     (12,510)      (56,018)
        Lease receivables.........................................                            (17,705)                   (1,394)
        Inventory.................................................     (2,149)      (502)       2,140      (4,675)       (2,876)
        Prepaid expenses and other current assets.................     (2,392)    (1,145)      (9,412)     (4,999)        1,647
        Accounts payable..........................................      3,505      5,674        1,969      10,295       (10,582)
        Accrued liabilities.......................................      1,689      5,633        4,462        (584)       (8,490)
                                                                    ---------  ---------  -----------  -----------  -----------
          Net cash provided by (used in) operating activities.....     12,154     13,793       17,811       1,082       (42,439)
                                                                    ---------  ---------  -----------  -----------  -----------
Cash flows from investing activities:
  Additions to property and equipment.............................     (6,629)    (6,873)     (14,521)     (3,503)      (10,277)
  Cash used in acquisitions.......................................               (18,099)     (95,574)    (43,406)     (273,704)
  Investment in affiliate.........................................                             (5,603)
  Deposits........................................................        (74)       (77)        (256)     (3,239)       (9,007)
  Other...........................................................       (265)       344         (543)        216         1,309
                                                                    ---------  ---------  -----------  -----------  -----------
          Net cash used in investing activities...................     (6,968)   (24,705)    (116,497)    (49,932)     (291,679)
                                                                    ---------  ---------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt........................      3,750      4,220      148,499       2,158       225,098
  Payments of long-term debt......................................     (5,929)    (7,632)     (17,423)     (6,546)     (145,306)
  Increases in short-term debt....................................      1,504      3,859      (38,105)      6,952        90,285
  Proceeds from issuance of common stock..........................                33,454      176,287      53,454        38,113
  Proceeds from exercise of stock options and
    warrants......................................................                                597                     2,937
  Proceeds from issuance of common stock in employee stock
    purchase plan.................................................                                                        1,728
  Contributions of capital by stockholders of Pooled Companies....                 2,557                    1,848         1,802
  Payments to stockholders of combined companies..................        (27)   (11,330)         (42)
  Adjustments to conform fiscal year-ends of certain Pooled
    Companies.....................................................        230        601       (1,119)        (72)          184
  Payments of dividends...........................................     (4,172)    (7,232)     (13,844)     (8,286)       (5,316)
                                                                    ---------  ---------  -----------  -----------  -----------
          Net cash provided by (used in) financing activities.....     (4,644)    18,497      254,850      49,508       209,525
                                                                    ---------  ---------  -----------  -----------  -----------
Effect of exchange rates on cash and cash equivalents.............        237       (180)        (186)        (11)          649
Net increase (decrease) in cash and cash equivalents..............        779      7,405      155,978         647      (123,944)
Cash and cash equivalents at beginning of period..................     11,224     12,003       19,408      19,408       175,386
                                                                    ---------  ---------  -----------  -----------  -----------
Cash and cash equivalents at end of period........................  $  12,003  $  19,408  $   175,386   $  20,055   $    51,442
                                                                    ---------  ---------  -----------  -----------  -----------
                                                                    ---------  ---------  -----------  -----------  -----------

                          U.S. OFFICE PRODUCTS COMPANY

                                 (IN THOUSANDS)

                                                                                                             FOR THE SIX
                                                                     FOR THE FISCAL YEAR ENDED APRIL         MONTHS ENDED
                                                                                   30,                 ------------------------
                                                                    ---------------------------------  OCTOBER 31,  OCTOBER 26,
                                                                      1994       1995        1996         1995         1996
                                                                    ---------  ---------  -----------  -----------  -----------
                                                                                                             (UNAUDITED)
Supplemental disclosures of cash flow information:
  Interest paid...................................................  $   7,427  $  10,426  $    11,519   $   3,091   $    11,895
  Income taxes paid...............................................  $   3,108  $   3,253  $     8,330   $   1,857   $     9,924

    The Company issued common stock, notes payable and cash in connection with certain business combinations in fiscal years ended April 30, 1994, 1995 and 1996. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                                             FOR THE SIX
                                                                                                             MONTHS ENDED
                                                                  FOR THE FISCAL YEAR ENDED APRIL 30,  ------------------------
                                                                  -----------------------------------  OCTOBER 31,  OCTOBER 26,
                                                                     1994        1995        1996         1995         1996
                                                                  ----------  ----------  -----------  -----------  -----------
                                                                                                             (UNAUDITED)
Accounts receivable.............................................  $   --      $   23,462  $    72,231   $  23,576   $    66,509
Inventories.....................................................                  20,074       51,425      17,309       107,086
Prepaid expenses and other current assets.......................                   1,779        8,914       3,845        12,111
Property and equipment..........................................                   5,459       34,978      17,105       102,244
Intangible assets...............................................                  21,079      118,422      45,451       398,932
Lease receivables...............................................                               55,095                       870
Other assets....................................................                     339        1,257         872         3,732
Short-term debt.................................................                 (15,038)    (105,814)    (16,425)       (8,783)
Accounts payable................................................                 (15,627)     (38,357)    (14,384)      (73,042)
Accrued liabilities.............................................                  (4,958)     (16,244)     (3,485)      (99,158)
Long-term debt..................................................                  (6,283)     (17,949)     (7,708)     (114,649)
Deferred income taxes...........................................                               (1,635)
Other long-term liabilities.....................................                    (437)        (247)       (825)       (1,942)
Minority interest...............................................                               (5,349)
                                                                  ----------  ----------  -----------  -----------  -----------
        Net assets acquired.....................................  $   --      $   29,849  $   156,727   $  65,331   $   393,910
                                                                  ----------  ----------  -----------  -----------  -----------
                                                                  ----------  ----------  -----------  -----------  -----------
The acquisitions were funded as follows:
Common stock....................................................  $   --      $    8,750  $    60,367   $  21,925   $   120,206
Notes payable...................................................                   3,000          786
Cash............................................................                  18,099       95,574      43,406       273,704
                                                                  ----------  ----------  -----------  -----------  -----------
                                                                  $   --      $   29,849  $   156,727   $  65,331   $   393,910
                                                                  ----------  ----------  -----------  -----------  -----------
                                                                  ----------  ----------  -----------  -----------  -----------

Noncash transactions:

    - During fiscal 1996, one Pooled Company converted $1,385 of notes payable to common stock.

    - During fiscal 1996, the Company issued 194,447 shares of common stock to repay $2,470 of indebtedness.

    - During fiscal 1996, the Company recorded additional paid-in capital of approximately $483 related to the tax benefit on stock options exercised.

    - During fiscal 1994, one Combined Company issued $1,800 of debt in exchange for nonvoting shares of common stock.

          See accompanying notes to consolidated financial statements.

                          U.S. OFFICE PRODUCTS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1--BUSINESS ORGANIZATION

    U.S. Office Products Company ("U.S. Office Products" and the "Company") was founded in October 1994 with the goal of creating a world-wide office products supplier, primarily to corporate, commercial and industrial customers.

    Concurrent with the closing of its initial public offering (the "IPO") in February 1995, the Company acquired four companies for a combination of its common stock and cash which are referred to herein as the "Combined Companies" and acquired two companies in business combinations accounted for under the purchase method. The six companies are referred to as the "Founding Companies."

    Simultaneously with the closing of the IPO, U.S. Office Products acquired by merger each of the Combined Companies (the "Mergers"). The accompanying consolidated financial statements and related notes to consolidated financial statements are representative of what the financial position, results of operations and cash flows would have been if U.S. Office Products and the Combined Companies had been combined on May 1, 1993. The assets and liabilities of the Combined Companies are reflected at their historical amounts. Capital stock of the Combined Companies is included in additional paid-in capital. The Combined Companies previously reported on fiscal years ending other than April
30. Commencing on May 1, 1994, the fiscal year-ends were changed to April 30 which resulted in an adjustment to retained earnings during fiscal 1994 of $273 which resulted from revenues of $8,983 and expenses of $8,710.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The accompanying consolidated financial statements and related notes to consolidated financial statements include the accounts of U.S. Office Products, the Combined Companies and the companies acquired in business combinations accounted for under the purchase method (the "Purchased Companies") from their respective acquisition dates and give retroactive effect to the results of the companies acquired in business combinations accounted for under the pooling-of-interests method (the "Pooled Companies") for all periods presented.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

DEFINITION OF FISCAL YEAR

    As used in these consolidated financial statements and related notes to consolidated financial statements, "fiscal 1994," "fiscal 1995" and "fiscal 1996" refer to the Company's fiscal years ended April 30, 1994, 1995 and 1996, respectively.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests a portion of its cash in highly rated corporate commercial paper with original maturities of 30 days or less and in overnight investments collateralized by U.S. government securities. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

    Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of product held for sale.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful lives range from 25 to 40 years for buildings and its components and 5 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases are being amortized over the lesser of their useful lives or their lease terms.

INTANGIBLE ASSETS

    Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method. Goodwill is amortized on a straight line basis over an estimated useful life of 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value.

TRANSLATION OF FOREIGN CURRENCIES

    Balance sheet accounts of foreign subsidiaries are translated using the year-end exchange rate, and statement of income accounts are translated using the average exchange rate for the year. Translation adjustments are recorded as a separate component of stockholders' equity.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DERIVATIVE FINANCIAL INSTRUMENTS

    The Company's majority owned foreign subsidiary has entered into forward foreign currency exchange contracts (the "Exchange Contracts") with counterparties to hedge the exposure to foreign currency fluctuations to the extent permissible by hedge accounting requirements. At April 30, 1996, the Exchange Contracts, in the notional amount of $4,616, hedge approximately $5,292 of foreign currency denominated assets. Discounts or premiums on the Exchange Contracts are amortized over the life of the contracts.

    The Company's majority owned foreign subsidiary has also entered into interest rate swap agreements (the "Swap Agreements") with counterparties to convert the interest rates associated with certain outstanding debt from variable rates to fixed rates. The notional amount of the Swap Agreements was $43,000 at April 30, 1996. The market risks associated with these Swap Agreements result from short-term fluctuations in interest rates. The credit risks related to non-performance of the Swap Agreements by the counterparties are not deemed to be significant; however, non-performance would result in the Company terminating the Swap Agreements and recognizing a gain or loss, depending on the fair market value of the Swap Agreements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure About Fair Value of Financial Instruments," the Company has estimated the fair value of its financial instruments using the following methods and assumptions:

    - The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value;

    - The fair value of the 5 1/2% Convertible Subordinated Notes due 2001 is based on quoted market prices;

    - The carrying amounts of the Company's debt, other than the 5 1/2% Convertible Subordinated Notes due 2001, approximates fair value, estimated by discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". One Combined Company and certain Pooled Companies were organized as subchapter S corporations prior to being acquired by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. The asset and liability approach used in SFAS 109 requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

TAXES ON UNDISTRIBUTED EARNINGS

    No provision is made for U.S. income taxes on earnings of foreign subsidiary companies which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    Revenue is recognized upon the delivery of office products to customers. The Company also leases equipment to customers under both short-term and long-term lease agreements. Revenue related to the short-term leases is recognized on a monthly basis over the life of the lease. Certain long-term leases qualify as sales-type leases and accordingly the present value of the future lease payments are recognized as income upon delivery of the equipment to the customer.

COST OF REVENUES

    Vendor rebates are recognized on an accrual basis in the period earned and are recorded as a reduction to cost of revenues. Delivery and occupancy costs are included as an increase to cost of revenues.

NONRECURRING ACQUISITION COSTS

    Nonrecurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include legal and accounting fees, investment banking fees, recognition of transaction related obligations and various other acquisition related costs.

DISCONTINUATION OF PRINTING DIVISION AT SUBSIDIARY

    During fiscal 1996, the Company discontinued the printing division at one of its subsidiaries and incurred a one time charge of $682, which consisted primarily of the writedown of printing division assets to their estimated market value.

NET INCOME PER SHARE

    Net income per share for fiscal 1996 is calculated by dividing net income by the weighted average number of common shares outstanding during the year including common stock equivalents, if dilutive.

    Net income per share for fiscal 1995 and fiscal 1994 has not been presented as it is not considered meaningful due to the Mergers and the IPO in conjunction with the formation of the Company during fiscal 1995.

NEW ACCOUNTING PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock Based Compensation." SFAS 123 establishes a fair value based method of accounting for employee stock based compensation plans and encourages companies to adopt that method. However, it also allows companies to continue to apply the intrinsic value based method currently prescribed under APB Opinion No. 25, provided certain pro forma disclosures are made. SFAS 123 is not required to be adopted by the Company until fiscal 1997. The Company currently intends to continue to apply the accounting method prescribed by APB Opinion 25 and, accordingly, the adoption of SFAS 123 will not have a material impact on the Company's operating results. In March, 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles to be held

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. SFAS 121 is not required to be adopted by the Company until fiscal 1997. The Company does not anticipate that SFAS 121 will have a material effect on the Company's operating results.

UNAUDITED INTERIM FINANCIAL STATEMENTS

    In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of October 26, 1996 and the results of operations and of cash flows for the six months ended October 31, 1995 and October 26, 1996, as presented in the accompanying unaudited consolidated financial statements.

NOTE 3--BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

    In fiscal 1996, the Company issued 8,440,852 shares of common stock to acquire 14 companies in acquisitions accounted for under the pooling-of-interests method. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Certain of the Pooled Companies previously reported on fiscal years ending other than April 30. The results of these Pooled Companies were previously reported on June 30, September 30 and December 31 year-ends.

    The accounts of these Pooled Companies for the years ended December 31, 1993 and 1994, for the years ended June 30, 1994 and 1995 and for the years ended September 30, 1994 and 1995 have been combined with the accounts of U.S. Office Products for the years ended April 30, 1994 and 1995, respectively. Commencing on May 1, 1995, the year-ends of these companies were changed to April 30, resulting in an increase to retained earnings of $2,235 during fiscal 1995.

    Subsequent to April 30, 1996, the Company issued 8,525,976 shares of common stock to acquire 21 companies in acquisitions accounted for under the pooling-of-interests method. The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Certain of the Pooled Companies previously reported on fiscal years ending other than April 30. The results of these Pooled Companies were previously reported on January 31, March 31, May 31, June 30, August 31 and December 31 year-ends.

    The accounts of these Pooled Companies for the years ended December 31, 1994 and 1995, for the years ended January 31, 1995 and 1996, for the year ended March 31, 1995 and 1996, for the years ended May 31, 1995 and 1996, for the years ended June 30, 1995 and 1996, and the years ended August 31, 1995 and 1996 have been combined with the accounts of U.S. Office Products for the years ended April 30, 1995 and 1996, respectively. Commencing on May 1, 1996, the year-ends of these Companies were changed to April 30, resulting in a reduction to retained earnings of $4,410 during fiscal 1996 and an increase of $183 for the six months ended October 26, 1996.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--BUSINESS COMBINATIONS (CONTINUED)
    Following is a summary of the results related to the adjustments to retained earnings for these Pooled Companies:

                                                                          FOR THE FISCAL YEAR   FOR THE SIX MONTHS
                                                                            ENDED APRIL 30,           ENDED
                                                                          --------------------     OCTOBER 26,
                                                                            1995       1996            1996
                                                                          ---------  ---------  ------------------
                                                                                                   (UNAUDITED)
Revenues................................................................  $  55,126  $  84,626      $   (4,740)
Costs and expenses......................................................     52,891     89,036          (4,923)
                                                                          ---------  ---------         -------
    Net income (loss)...................................................  $   2,235  $  (4,410)     $      183
                                                                          ---------  ---------         -------
                                                                          ---------  ---------         -------

    The separate results of operations of U.S. Office Products Company and the Pooled Companies for periods prior to the mergers are presented below:

                                                              U.S. OFFICE    POOLED
FOR THE YEAR ENDED APRIL 30,                                   PRODUCTS     COMPANIES   COMBINED
                                                              -----------  -----------  ---------
1996
  Revenue...................................................   $ 488,670    $ 661,021   $1,149,691
  Net income................................................   $   7,828    $  13,528   $  21,356
1995
  Revenue...................................................   $ 120,479    $ 603,315   $ 723,794
  Net income................................................   $   1,514    $  17,335   $  18,849
1994
  Revenue...................................................   $  76,541    $ 456,477   $ 533,018
  Net income................................................   $   1,114    $   9,133   $  10,247

FOR THE SIX MONTHS ENDED OCTOBER 26, 1996 (UNAUDITED):
  Revenue...................................................   $ 858,093    $ 138,321   $ 996,414
  Net income................................................   $  15,500    $   7,168   $  22,668

FOR THE SIX MONTHS ENDED OCTOBER 31, 1995 (UNAUDITED):
  Revenue...................................................   $ 146,491    $ 339,055   $ 485,546
  Net income................................................   $   3,734    $   4,481   $   8,215

PURCHASE METHOD

    In fiscal 1996, the Company made 27 acquisitions accounted for under the purchase method for an aggregate purchase price of $156,727 consisting of $95,574 of cash, $786 of notes payable and 3,885,349 shares of common stock with a market value of $60,367. The total assets related to these 27 acquisitions were $342,322, including goodwill of $118,422. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

    In fiscal 1995, in addition to the Mergers, the Company made six acquisitions accounted for under the purchase method for an aggregate purchase price of $29,849, consisting of $18,099 of cash, $3,000 of notes payable and 875,000 shares of common stock with a market value of $8,750. The total assets related to

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3--BUSINESS COMBINATIONS (CONTINUED) these six acquisitions were $72,192, including goodwill of $21,079. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

    The following presents the unaudited pro forma results of operations of the Company for the fiscal years ended April 30, 1995 and 1996 as if the purchase acquisitions described above had been consummated as of the beginning of fiscal 1995. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation and the inclusion of a federal income tax provision:

                                                                       FOR THE FISCAL YEAR
                                                                         ENDED APRIL 30,
                                                                    --------------------------
                                                                        1995          1996
                                                                    ------------  ------------
Revenues..........................................................  $  1,224,371  $  1,457,645
Net income........................................................        19,531        24,407
Net income per share..............................................          0.49          0.63

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1995 or the results which may occur in the future.

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                         FOR THE FISCAL YEAR
                                                                           ENDED APRIL 30,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
Land..................................................................  $    2,515  $    4,339
Buildings.............................................................      13,809      25,617
Furniture and fixtures................................................      19,720      39,612
Warehouse equipment...................................................      22,986      31,462
Equipment under capital leases........................................       4,175       7,264
Leasehold improvements................................................       7,238       7,978
                                                                        ----------  ----------
                                                                            70,443     116,272
Less: Accumulated depreciation........................................     (34,705)    (41,261)
                                                                        ----------  ----------
Net property and equipment............................................  $   35,738  $   75,011
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation expense for the fiscal years ended April 30, 1994, 1995 and 1996 was $5,987, $7,763 and $9,876, respectively.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5--INTANGIBLE ASSETS

    Intangible assets and accumulated amortization consist of the following:

                                                                 APRIL 30,
                                                           ---------------------  OCTOBER 26,
                                                             1995        1996         1996
                                                           ---------  ----------  ------------
                                                                                  (UNAUDITED)
Goodwill.................................................  $  22,634  $  141,382   $  544,486
Other....................................................      8,309       8,184        7,677
                                                           ---------  ----------  ------------
                                                              30,943     149,566      552,163
Less: Accumulated amortization...........................     (4,832)     (7,326)     (10,741)
                                                           ---------  ----------  ------------
                                                           $  26,111  $  142,240   $  541,422
                                                           ---------  ----------  ------------
                                                           ---------  ----------  ------------

    Other intangible assets consist primarily of non-compete arrangements which are amortized over the term of the agreements. Amortization expense for the fiscal years ended April 30, 1994, 1995 and 1996 was $1,523, $1,520 and $3,496,
respectively.

NOTE 6--LEASE RECEIVABLES

    Lease receivables represent the present value of future lease payments related to equipment sold to customers as sales type leases. The future minimum lease payments to be received are as follows:

1997..............................................................  $  34,146
1998..............................................................     29,885
1999..............................................................     17,181
2000..............................................................      5,800
2001 and thereafter...............................................      1,647
                                                                    ---------
Total lease receivable............................................     88,659
Less: Amounts representing interest...............................    (16,846)
                                                                    ---------
Present value of net lease receivable.............................  $  71,813
                                                                    ---------
                                                                    ---------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 7--CREDIT FACILITIES

SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                                               APRIL 30,
                                                                         ---------------------
                                                                           1995        1996
                                                                         ---------  ----------
Bank lines of credit, secured by accounts receivable and
  inventory,interest rates ranging from prime to prime plus 2.25% (9.0%
  to 10.0% at April 30, 1996)..........................................  $  43,666  $   14,428
Annual renewal loans provided by banks and other financial institutions of foreign subsidiary secured by lease receivables of foreign subsidiary. Interest rates ranging from 7.8% to 10.2% at April 30,
  1996.................................................................                 80,949
Bank lines of credit of foreign subsidiary operations secured by assets of those operations. Interest rates ranging from 9.2% to 9.8% at
  April 30, 1996.......................................................                 12,731
Other..................................................................      1,813       2,249
Current maturities of long-term debt...................................      7,241      10,131
                                                                         ---------  ----------
    Total short-term debt..............................................  $  52,720  $  120,488
                                                                         ---------  ----------
                                                                         ---------  ----------

LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                               APRIL 30,
                                                                         ---------------------
                                                                           1995        1996
                                                                         ---------  ----------
Notes payable, secured by certain assets of the Company, interest rates ranging from 8.0% to 10.0%, maturities from October 1996 through
  2003.................................................................  $  13,378  $    2,768
Convertible Subordinated Notes due 2001, interest at 5 1/2%, convertible into shares of common stock at any time prior to maturity at a conversion price of $28.50 per share, subject to adjustment in
  certain events.......................................................                143,750
Debt facility payable over five years secured by lease receivables of the Company's foreign subsidiaries. Interest rates ranging from 11.0%
  to 12.0% at April 30, 1996...........................................                  8,943
Other..................................................................     22,421      31,134
Capital lease obligations..............................................      1,381       5,129
                                                                         ---------  ----------
                                                                            37,180     191,724
Less: Current maturities of long-term debt.............................     (7,241)    (10,131)
                                                                         ---------  ----------
    Total long-term debt...............................................  $  29,939  $  181,593
                                                                         ---------  ----------
                                                                         ---------  ----------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 7--CREDIT FACILITIES (CONTINUED)
    The 5 1/2% Convertible Subordinated Notes due 2001 (the "Notes") are redeemable, in whole or in part, at the Company's option at specified redemption prices on or after February 3, 1998, but may not be redeemed prior to February 2, 1999 unless the closing price of the common stock is at least 150% of the conversion price for a period of time prior to the notice of redemption. Costs incurred in connection with the issuance of the Notes are included in other assets and are being amortized over the five year period of maturity. The fair value of the Notes at April 30, 1996, based upon quoted market prices, totaled $211,313.

MATURITIES OF LONG-TERM DEBT

    Maturities on long-term debt, including capital lease obligations, are as follows:

1997..............................................................  $  10,131
1998..............................................................     13,881
1999..............................................................     12,661
2000..............................................................      1,786
2001..............................................................    144,504
Thereafter........................................................      8,761
                                                                    ---------
                                                                    $ 191,724
                                                                    ---------
                                                                    ---------

NOTE 8--INCOME TAXES

    U.S. Office Products will file a consolidated federal income tax return for periods subsequent to the Mergers described in Note 3. Each of the Combined Companies and Pooled Companies will file "short-period" federal tax returns through the dates of the Mergers and business combinations.

    The provision for income taxes consists of:

                                                                         FOR THE FISCAL YEAR
                                                                           ENDED APRIL 30,
                                                                   -------------------------------
                                                                     1994       1995       1996
                                                                   ---------  ---------  ---------
Income taxes currently payable:
  Federal........................................................  $   1,805  $   1,722  $   5,679
  State..........................................................        307        529        359
Foreign taxes currently payable..................................                   809        836
                                                                   ---------  ---------  ---------
                                                                       2,112      3,060      6,874
                                                                   ---------  ---------  ---------
Deferred income tax expense (benefit)............................       (165)       (51)      (264)
                                                                   ---------  ---------  ---------
    Total provision for income taxes.............................  $   1,947  $   3,009  $   6,610
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 8--INCOME TAXES (CONTINUED)
    Deferred taxes are comprised of the following:

                                                                                APRIL 30,
                                                                           --------------------
                                                                             1995       1996
                                                                           ---------  ---------
Current deferred tax assets:
  Inventory..............................................................  $     178  $     291
  Allowance for doubtful accounts........................................         95        826
  Accrued liabilities....................................................        445          4
                                                                           ---------  ---------
    Total current deferred tax assets....................................        718      1,121
                                                                           ---------  ---------
Long-term deferred tax liabilities:
  Property and equipment.................................................     (1,028)    (2,701)
  Internal Revenue Service tax assessment................................     (3,383)    (3,383)
  Other..................................................................         54       (972)
                                                                           ---------  ---------
    Total long-term deferred tax liabilities.............................     (4,357)    (7,056)
                                                                           ---------  ---------
    Net deferred tax asset (liability)...................................  $  (3,639) $  (5,935)
                                                                           ---------  ---------
                                                                           ---------  ---------

    The Internal Revenue Service ("IRS") tax assessment relates to the deferral of a gain on the sale of land and building by a subsidiary of the Company. The IRS has determined that a portion of the gain recorded by the subsidiary does not qualify for deferral and has required that the Company pay additional taxes. The subsidiary has recorded a deferred tax liability as a result of the assessment and the related interest. The Company has filed an appeal with the IRS relating to the above assessment; however, the IRS has not yet responded to the appeal.

    The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                                        FOR THE FISCAL YEAR ENDED APRIL
                                                                                      30,
                                                                        -------------------------------
                                                                          1994       1995       1996
                                                                        ---------  ---------  ---------
U.S. federal statutory rate...........................................       34.0%      34.0%      35.0%
State income taxes, net of federal income tax benefit.................        4.0        4.1        5.4
Subchapter S corporation income not subject to corporate level
  taxation............................................................      (25.0)     (26.9)     (24.0)
Foreign earnings not subject to U.S. taxes............................                              (.6)
Minority interest in foreign taxes....................................                              2.5
Nondeductible goodwill................................................                   1.4        2.6
Other.................................................................        3.0        1.2        2.7
                                                                        ---------  ---------  ---------
Effective tax rate....................................................       16.0%      13.8%      23.6%
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    One Combined Company and certain Pooled Companies were organized as subchapter S corporations prior to the closing of their acquisitions by the Company and, as a result, the federal tax on their income was the responsibility of their individual stockholders. Accordingly, the Combined Company and the specific Pooled Companies provided no federal income tax expense prior to these acquisitions by the Company.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 8--INCOME TAXES (CONTINUED)
    The following unaudited pro forma income tax information is presented in accordance with SFAS 109 as if the Combined Company and the specific Pooled Companies had been subject to federal income taxes for the entire periods presented.

                                                               FOR THE FISCAL YEAR            SIX MONTHS ENDED
                                                                 ENDED APRIL 30,          ------------------------
                                                         -------------------------------  OCTOBER 31,  OCTOBER 26,
                                                           1994       1995       1996        1995         1996
                                                         ---------  ---------  ---------  -----------  -----------
Net income per consolidated statement of income........  $  10,247  $  18,849  $  21,356   $   8,215    $  22,668
Pro forma income tax provision adjustment..............      2,784      5,452      6,613       3,448        2,417
                                                         ---------  ---------  ---------  -----------  -----------
Pro forma net income...................................  $   7,463  $  13,397  $  14,743   $   4,767    $  20,251
                                                         ---------  ---------  ---------  -----------  -----------
                                                         ---------  ---------  ---------  -----------  -----------

NOTE 9--LEASE COMMITMENTS

    The Company leases various types of retail, warehouse and office space and equipment, furniture and fixtures under noncancellable lease agreements which expire at various dates. Future minimum lease payments under noncancellable capital and operating leases are as follows:

                                                                           CAPITAL    OPERATING
                                                                           LEASES      LEASES
                                                                          ---------  -----------
1997....................................................................  $   1,922   $  14,102
1998....................................................................      1,390      11,410
1999....................................................................        743      10,179
2000....................................................................        446       9,248
2001....................................................................        320       7,920
Thereafter..............................................................      2,541      27,438
                                                                          ---------  -----------
Total minimum lease payments............................................      7,362   $  80,297
                                                                                     -----------
                                                                                     -----------
Less: Amounts representing interest.....................................     (2,233)
                                                                          ---------
Present value of net minimum lease payments.............................  $   5,129
                                                                          ---------
                                                                          ---------

    Rent expense for all operating leases for the fiscal years ended April 30, 1994, 1995 and 1996 was $10,409, $11,731 and $17,379, respectively.

NOTE 10--COMMITMENTS AND CONTINGENCIES

LITIGATION

    The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position or results of operations or cash flows of the Company.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10--COMMITMENTS AND CONTINGENCIES (CONTINUED)
POSTEMPLOYMENT BENEFITS

    The Company has entered into employment agreements with several employees that would result in payments to these employees upon change of control or certain other events. No amounts have been accrued at April 30, 1995 or 1996 related to these agreements.

NOTE 11--EMPLOYEE BENEFIT PLANS

    Certain subsidiaries of the Company have qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries pay all general and administrative expenses of the plans and in some cases make matching contributions on behalf of the employees. For the fiscal years ended April 30, 1994, 1995 and 1996, the subsidiaries incurred expenses totaling $220, $451 and $683, respectively, related to these plans.

    One Combined Company entered into agreements with three officers which provided for future compensation to those officers subsequent to termination of employment with the Combined Company for a period of five years. The future compensation would not be received, however, in the event that an officer received payment under that Company's Restricted Stock Purchase Plan (the "Purchase Plan") in excess of the purchase price of the stock paid by the officer. No compensation expense was recorded with respect to the agreement related to two of the officers, as it was probable that they would receive payment under the Restricted Stock Purchase Plan. Future compensation expense of approximately $1,030 was being recognized as expense for the third officer over the estimated term of the officer's service to the Company of approximately eleven years. The compensation expense equaled $95 in fiscal 1994 and $71 in fiscal year 1995. The agreements were terminated upon closing of the Merger.

    The Purchase Plan was considered to be compensatory, for the benefit of certain officers. Two of these officers each purchased 1,000 shares of stock for $1 under the Purchase Plan. The stock was restricted and could only be purchased by the Combined Company at specified prices that varied upon the occurrence of certain events. As a result, the Combined Company's future compensation expense of $1,398, under this Purchase Plan, was being recognized as expense over the expected periods of the officers' future service to the Combined Company of 20 and 28 years. Compensation expense of approximately $60 and $45 was recognized in fiscal 1994 and fiscal 1995, respectively. The Plan was terminated upon closing of the Merger.

NOTE 12--STOCKHOLDERS' EQUITY

LONG-TERM COMPENSATION PLAN

    In October 1994, the Board of Directors and the Company's stockholders approved the Company's 1994 Long-Term Compensation Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. The maximum number of options to purchase Common Stock granted in any calendar or fiscal year under the Plan is equal to the greater of 855,000 shares or 15% of the aggregate number of shares of the Common Stock outstanding at the time an award is granted, less, in each case, the number of shares subject to previously outstanding awards under the Plan.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 12--STOCKHOLDERS' EQUITY (CONTINUED)
    Under the provisions of the Plan, non-qualified stock options and other stock awards are granted at prices not less than fair market value at the date of grant. A summary of option transactions follows:

                                                                                     OPTION PRICE
                                                                          NUMBER       RANGE PER     EXPIRATION
                                                                        OF SHARES        SHARE          DATE
                                                                        ----------  ---------------  -----------
Outstanding at April 30, 1994.........................................      --            --             --
  Granted.............................................................     629,500   $8.00-$10.00       2004
  Canceled............................................................      (7,000)     $10.00          2004
                                                                        ----------  ---------------  -----------
Outstanding at April 30, 1995.........................................     622,500   $8.00-$10.00       2004
  Granted.............................................................   2,764,591   $11.31-$31.75    2004-2006
  Exercised...........................................................     (63,350)  $8.00-$10.00       2004
  Canceled............................................................     (16,200)  $10.00-$17.13    2004-2005
                                                                        ----------  ---------------  -----------
Outstanding at April 30, 1996.........................................   3,307,541   $8.00-$31.75     2004-2006
                                                                        ----------  ---------------  -----------
                                                                        ----------  ---------------  -----------
Exercisable at April 30, 1996.........................................     132,867   $8.00-$10.00       2004
                                                                        ----------  ---------------  -----------
                                                                        ----------  ---------------  -----------

    Non-qualified options are generally exercisable beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares under option and generally expire ten years from the date of grant.

    Subsequent to year-end, the Company granted options to purchase 1,132,050 shares of common stock at exercise prices ranging from $36.00 to $44.875 per share.

COMMON STOCK

    In November 1994, the Board of Directors of the Company approved a one thousand-for-one split of the Company's common stock and changed the par value of common stock from $1 per share to $.001 per share. The consolidated financial statements have been adjusted to reflect the stock split. In February 1996, the stockholders approved the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 100,000,000 shares.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 13--QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                         FISCAL 1996 QUARTERS
                                                     ------------------------------------------------------------
                                                       FIRST       SECOND      THIRD       FOURTH       TOTAL
                                                     ----------  ----------  ----------  ----------  ------------
Revenues...........................................  $  214,481  $  271,065  $  316,621  $  347,524  $  1,149,691
Gross profit.......................................      54,980      69,032      81,848      95,828       301,688
Operating income...................................       2,078       9,890      15,887       8,413        36,268
Net income.........................................       1,637       6,578       9,224       3,917        21,356
Pro forma net income (loss) (see Note 8)...........      (1,734)      4,446       8,306       3,725        14,743
Net income per share...............................         .07         .21         .29         .10           .67
Pro forma net income (loss) per share..............        (.07)        .14         .26         .10           .46

                                                                          FISCAL 1995 QUARTERS
                                                       ----------------------------------------------------------
                                                         FIRST       SECOND      THIRD       FOURTH      TOTAL
                                                       ----------  ----------  ----------  ----------  ----------
Revenues.............................................  $  137,546  $  161,044  $  216,548  $  208,656  $  723,794
Gross profit.........................................      37,174      43,094      58,637      50,326     189,232
Operating income.....................................       3,472       6,074      14,584       2,678      26,809
Net income...........................................       2,113       4,218      11,794         724      18,849
Pro forma net income (loss) (see Note 8).............       1,194       3,239       9,153        (189)     13,397

NOTE 14--SUBSEQUENT EVENTS

BUSINESS COMBINATIONS SUBSEQUENT TO YEAR-END

    Between April 30, 1996 and July 10, 1996, the Company acquired 14 companies and the remaining 49% of Blue Star in business combinations accounted for under the purchase method for $65,333, consisting of 1,663,692 shares of common stock with a market value of $44,149 and cash of $21,184. In addition, the Company considers the consummation to be probable of a total of 46 additional businesses (the "Pending Acquisitions"). The Pending Acquisitions provide for consideration of $286,740, consisting of 7,206,323 shares of common stock with a market value of $254,659 and cash of $32,081.

    The following presents the unaudited pro forma results of operations of the Company for fiscal 1996 as if the acquisitions described above had been consummated as of the beginning of fiscal 1996. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, reductions in executive compensation, the inclusion of a federal income tax provision and the removal of certain restructuring costs:

                                                                                FISCAL YEAR
                                                                                   ENDED
                                                                               APRIL 30, 1996
                                                                              ----------------
Revenues....................................................................    $  1,869,254
Net income..................................................................          34,112
Net income per share........................................................             .80

    The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1996, or the results which may occur in the future.

                          U.S. OFFICE PRODUCTS COMPANY

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 14--SUBSEQUENT EVENTS (CONTINUED)
ISSUANCE OF CONVERTIBLE SUBORDINATED NOTES

    In May 1996, the Company completed an offshore offering and a concurrent private placement of $230,000, principal amount of 5 1/2% Convertible Subordinated Notes due 2003, including the underwriters' over-allotment option of $30,000. The underwriters exercised their over-allotment option in June 1996. The net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, were approximately $223,000.

NOTE 15--SUBSEQUENT EVENTS (UNAUDITED)

    During the first six months of fiscal 1997, the Company completed a total of 66 business combinations, 21 accounted for under the pooling-of-interests method and 45 accounted for under the purchase method. In the second quarter of fiscal 1997, the Company completed a total of 38 business combinations, 11 accounted for under the pooling-of-interests method and 27 accounted for under the purchase method.

    In August 1996, the Company entered into an agreement with Bankers Trust Company (the "Bank"), whereby the Bank, or a syndicate of financial institutions including the Bank, will provide a $500,000 revolving credit facility (the "Credit Facility") bearing interest, at the Company's option, at the Bank's base rate plus an applicable margin of up to 1.25%, or a eurodollar rate plus an applicable margin of up to 2.5%. The availability under the Credit Facility is subject to certain sublimits including $100,000 for working capital loans and $400,000 for acquisition loans, with $180,000 of the acquisition loan submit available and expected to be used to refinance certain outstanding indebtedness of the Company in Australia and New Zealand. The Credit Facility is secured by a majority of the assets of the Company and contains customary covenants, including financial covenants with respect to the Company's leverage and interest coverage ratios, capital expenditures, payment of dividends and purchases and sales of assets, and customary default provisions, including provisions related to non-payment of principal and interest, default under other debt agreements and bankruptcy.

    In August 1996, at the Company's Annual Meeting of Stockholders, the stockholders approved, among other things, a proposal by the Board of Directors of the Company to adopt an amendment to Article Four of the Company's Restated Certificate of Incorporation to increase the number of shares of the Company's Common Stock, par value $.001 per share, authorized for issuance from 100,000,000 shares to 500,000,000 shares.

    On August 20, 1996, the Company's Board of Directors approved a change in the Company's fiscal year-end, effective for the 1997 fiscal year, from April 30 to the last Saturday of April.

    Subsequent to October 26, 1996, the Company has completed 17 business combinations for an aggregate purchase price of $97,100, consisting of approximately $62,200 of cash and 1,090,861 shares of the Company's common stock with an aggregate market value on the dates of acquisition of approximately $34,900. This includes the acquisition of a 49% equity interest in Dudley Stationery Limited ("Dudley"), an independent office products dealer in the United Kingdom. Under the terms of the agreement, the Company agreed to invest approximately $80,000 of working capital into Dudley over a two-year period. In addition, Dudley plans to raise approximately an additional $80,000 in debt financing. The Company has currently invested approximately $41,300 of the total $80,000 in Dudley.

Artwork--inside back cover

[A globe of the world showing the western hemisphere with the names of the 131 companies acquired by the Company since its inception superimposed thereon.
The Company's logo appears on the base of the globe.]

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee, the National Association of Securities Dealers, Inc. ("NASD") Filing Fee and the Nasdaq National Market Listing Fee) are estimated.


SEC Registration Fee............................................  $ 118,376
NASD Filing Fee.................................................     30,500
Blue Sky Fees and Expenses*.....................................     15,000
Nasdaq National Market Listing Fee..............................     17,500
Printing and Engraving Costs*...................................    100,000
Legal, Accounting and Other Professional Services...............  $ 600,000
Transfer Agent and Registrar Fees and Expenses..................      5,000
Miscellaneous*..................................................    113,624
                                                                  ---------
    Total*......................................................  $1,000,000
                                                                  ---------
                                                                  ---------


------------------------

*   estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    The Company's Amended and Restated By-laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.



    Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The General Corporation Law of the State of Delaware permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers incurred by such persons in such capacity, whether or not the corporation would have the power to indemnify officers and directors against such liability. The Company has obtained liability insurance coverge, which includes coverage to reimburse the Company for amounts required or permitted by law to be paid to indemnify executive officers and directors.



    Article Eight of the Company's Amended and Restated Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


 EXHIBIT
 NUMBER    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement among the Company, certain stockholders of the Company and Robertson
           Stephens & Company LLC, Morgan Stanley & Co. Incorporated, Smith Barney Inc., Lazard Freres & Co. Inc,
           and Lehman Brothers Inc. as representatives of the several Underwriters
 5.1       Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered
23.1(a   )* Consent of Price Waterhouse LLP
23.1(b   )* Consent of Price Waterhouse
23.2*      Consent of Ernst & Young LLP
23.3(a   )* Consent of KPMG Peat Marwick LLP
23.3(b   )* Consent of KPMG
23.4*      Consent of Swink, Fiehler & Hoffman, P.C.
23.5*      Consent of Shinners, Hucovski & Company
23.6*      Consent of BDO Seidman LLP
23.7*      Consent of Thorne Little
23.8*      Consent of Ehrhardt Keefe Steiner & Hottman PC
23.9*      Consent of Ernst & Young
23.10*     Consent of Joel S. Baum P.A.
23.11*     Consent of Hamilton & Associates
23.12*     Consent of Petheridge, Davis & Company, P.A.
23.13*     Consent of Deloitte Touche Tohmatsu
23.14*     Consent of Day Neilson
23.15*     Consent of Day Neilson
23.16*     Consent of Day Neilson
23.17*     Consent of Day Neilson
23.18*     Consent of Rubin, Koehmstedt & Nadler, PLC
23.19*     Consent of KPMG
23.20*     Consent of Parent, McLaughlin & Nangle
23.21      Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
24.1*      Power of Attorney (included on signature page)
27*        Financial Data Schedule


------------------------


*   Previously filed


ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or

    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on January 29, 1997.



                                U.S. OFFICE PRODUCTS COMPANY

                                By:  /s/ JONATHAN J. LEDECKY
                                     -----------------------------------------
                                     Name: Jonathan J. Ledecky
                                     Title: Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                               CAPACITY IN WHICH SIGNED               DATE
------------------------------------------------------  ------------------------------------  -------------------

               /s/ JONATHAN J. LEDECKY                  Chairman of the Board and Chief
     -------------------------------------------          Executive Officer (Principal           January 29, 1997
                 Jonathan J. Ledecky                      Executive Officer)

                 /s/ DONALD H. PLATT                    Chief Financial Officer (Principal
     -------------------------------------------          Financial Officer and Principal        January 29, 1997
                   Donald H. Platt*                       Accounting Officer)

                 /s/ TIMOTHY J. FLYNN
     -------------------------------------------        Director                                 January 29, 1997
                  Timothy J. Flynn*

                 /s/ JOHN K. BURGESS
     -------------------------------------------        Director                                 January 29, 1997
                   John K. Burgess*

               /s/ JACK L. BECKER, JR.
     -------------------------------------------        Director                                 January 29, 1997
                 Jack L. Becker, Jr.*

                 /s/ MILTON H. KUYERS
     -------------------------------------------        Director                                 January 29, 1997
                  Milton H. Kuyers*

                 /s/ ALLON H. LEFEVER
     -------------------------------------------        Director                                 January 29, 1997
                  Allon H. Lefever*

                /s/ EDWARD J. MATHIAS
     -------------------------------------------        Director                                 January 29, 1997
                  Edward J. Mathias*

                  /s/ JOHN A. QUELCH
     -------------------------------------------        Director                                 January 29, 1997
                   John A. Quelch*

                      SIGNATURE                               CAPACITY IN WHICH SIGNED               DATE
------------------------------------------------------  ------------------------------------  -------------------
                  /s/ DAVID C. GEZON
     -------------------------------------------        Director                                 January 29, 1997
                   David C. Gezon*

               /s/ DAVID C. COPENHAVER
     -------------------------------------------        Director                                 January 29, 1997
                 David C. Copenhaver*

               /s/ CLIFTON B. PHILLIPS
     -------------------------------------------        Director                                 January 29, 1997
                 Clifton B. Phillips*



* Mark D. Director by signing his name hereto signs this document on behalf of each of the persons indicated above pursuant to the powers of attorney duly executed by such persons and set forth on the signature page of the Registration Statement filed with the Securities and Exchange Commission on January 9, 1997.



                                                           /s/ MARK D. DIRECTOR
                                                ------------------------------------------
                                                             Mark D. Director

                               INDEX TO EXHIBITS


 EXHIBIT
  NUMBER    DESCRIPTION
----------  ------------------------------------------------------------------------------------------------------
   1.1      Form of Underwriting Agreement among the Company, certain stockholders of the Company and Robertson
            Stephens & Company LLC and Morgan Stanley Incorporated, Lazard Freres & Co. Inc. and Lehman Brothers
            Inc. as representatives of the several Underwriters.
   5.1      Opinion of Morgan, Lewis & Bockius LLP
  23.1(a)*  Consent of Price Waterhouse LLP
  23.1(b)*  Consent of Price Waterhouse
  23.2*     Consent of Ernst & Young LLP
  23.3(a)*  Consent of KPMG Peat Marwick LLP
  23.3(b)*  Consent of KPMG
  23.4*     Consent of Swink, Fiehler & Hoffman, P.C.
  23.5*     Consent of Shinners, Hucovski & Company
  23.6*     Consent of BDO Seidman LLP
  23.7*     Consent of Thorne Little
  23.8*     Consent of Ehrhardt Keefe Steiner & Hottman PC
  23.9*     Consent of Ernst & Young
  23.10*    Consent of Joel S. Baum P.A.
  23.11*    Consent of Hamilton & Associates
  23.12*    Consent of Petheridge, Davis & Company, P.A.
  23.13*    Consent of Deloitte Touche Tohmatsu
  23.14*    Consent of Day Neilson
  23.15*    Consent of Day Neilson
  23.16*    Consent of Day Neilson
  23.17*    Consent of Day Neilson
  23.18*    Consent of Rubin, Koehmstedt & Nadler, PLC
  23.19*    Consent of KPMG
  23.20*    Consent of Parent, McLaughlin & Nangle
  23.21     Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
  24.1*     Power of Attorney (included on signature page)
 27*        Financial Data Schedule


------------------------


*   Previously filed.